UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ______________________


                                 SCHEDULE 13D
                                (Rule 13d-101)
                         					(Amendment No. 1)

                   Under the Securities Exchange Act of 1934

                            WRT ENERGY CORPORATION
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
                        (Title of Class of Securities)


                                  92931K-40-3
                                 (CUSIP Number)

                                Arthur H. Amron
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7012
                  (Name, address and telephone number of person
                 authorized to receive notices and communications)

                                  July 11, 1997
             (Date of event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. [ ].

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

      The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Management LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
          AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  2,309,440
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                  2,309,440
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 2,309,440
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                         [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
            11.4%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
            00
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSONS
           DLB Oil & Gas, Inc.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                    (a)  [X]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS WC, BK
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Oklahoma
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                                       10,354,198
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                                       - 0 -
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                                       10,354,198
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                       - 0 -
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                       10,354,198
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES *                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
              51.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                               CO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Spectrum Investors LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  14,694
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 14,694
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 14,694
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                   0.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Spectrum Fund I, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  14,694
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 14,694
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 14,694
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                   0.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Spectrum Fund II, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  14,694
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 14,694
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 14,694
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                   0.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Offshore Spectrum Fund
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
            (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Cayman  Islands
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                  14,694
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 14,694
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 14,694
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                   0.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Spectrum Advisors, LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 14,694
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                14,694
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                14,694
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Special Situations 1996, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
             (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  []
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 786,497
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 786,497
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 786,497
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                   3.9%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                        PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Special Situations 1996 Institutional, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  []
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 131,324
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 131,324
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 131,324
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                  0.6%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Advisors, LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  []
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 953,177
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 953,177
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 953,177
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                  4.7%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford-Euris Special Situations 1996, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 223,830
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                223,830
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
               223,830
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
               1.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford-Euris Advisors, LLC
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 223,830
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 223,830
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 223,830
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 1.1%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Special Situations 1996, Limited
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
             (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 35,356
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 35,356
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 35,356
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.2%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Capital Partners II, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 941,917
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 941,917
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 941,917
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 4.6%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Capital II, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 941,917
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                  None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 941,917
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 941,917
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 4.6%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Capital Corporation
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Delaware
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                  None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 941,917
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 941,917
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                941,917
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 4.6%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       CO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Overseas Partners I, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        WC
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 175,822
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 175,822
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 175,822
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [ ]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.9%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Capital Overseas, L.P.
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 175,822
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 175,822
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 175,822
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.9%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       PN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!
Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Wexford Capital Limited
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 175,822
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 175,822
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 175,822
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 0.9%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       OO
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Charles E. Davidson
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States of America
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 12,663,638
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 12,663,638
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 12,663,638
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 62.5%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       IN
------------------------------------------------------------------------------
                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!


Schedule 13D
CUSIP NO.  92931K-40-3
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          Joseph M. Jacobs
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
           (Intentionally Omitted)
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [x]
                                                                    (b)  [ ]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY
------------------------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                        AF
------------------------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]
------------------------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                              United States of America
------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                 None
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                 2,309,440
OWNED BY       ---------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                 None
REPORTING      ---------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                 2,309,440
------------------------------------------------------------------------------
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                 2,309,440
------------------------------------------------------------------------------
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES*                        [X]
------------------------------------------------------------------------------
      (13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                 11.4%
------------------------------------------------------------------------------
      (14)  TYPE OF REPORTING PERSON*
                                       IN
------------------------------------------------------------------------------
                  SEE INSTRUCTIONS BEFORE FILLING OUT!


      This statement on Schedule 13D (the "Statement") initially filed on July 22, 1997, by (a) Wexford Management LLC, (b) Wexford Special Situations 1996 Limited, (c) Wexford Spectrum Investors LLC, (d) Wexford Special Situations 1996, L.P., (e) Wexford Special Situations 1996 Institutional, L.P., (f) Wexford-Euris Special Situations 1996, L.P., (g) Wexford Capital Partners II, L.P., (h) Wexford Overseas Partners I, L.P., (i) Wexford Advisors, LLC, (j) Wexford-Euris Advisors, LLC, (k) Wexford Spectrum Advisors, LLC, (l) Wexford Capital Corporation, (m) Wexford Capital Limited, (n) Charles E. Davidson and
(o) Joseph M. Jacobs, with respect to the shares of Common Stock, par value $0.01 per share (the "Common Stock"), of WRT Energy Corporation, a Delaware corporation ("WRT"), beneficially owned by such persons, is hereby amended and restated in its entirety by this Amendment No. 1 to the Statement as follows:

ITEM 1.  SECURITY AND ISSUER.

          This Statement is filed with the Securities and Exchange Commission by persons named in Item 2 below and relates to the Common Stock of WRT. WRT's principal executive offices are located at 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401.

ITEM 2.     IDENTITY AND BACKGROUND.

          This Statement is being filed by (a) Wexford Management LLC, a Connecticut limited liability company ("Wexford Management"), (b) Wexford Special Situations 1996, Limited, a Cayman Islands company ("Wexford Cayman"),
(c) Wexford Spectrum Investors LLC, a Delaware limited liability company ("Wexford Spectrum"),(d) Wexford Special Situations 1996, L.P. and Wexford Special Situations 1996 Institutional, L.P., each a Delaware limited partnership (the "Special Funds"), (e) Wexford-Euris Special Situations 1996, L.P., a Delaware limited partnership ("Wexford-Euris"), (f) Wexford Capital Partners II, L.P., a Delaware limited partnership ("Wexford Capital"),(g) Wexford Overseas Partners I, L.P., a Cayman Islands exempted limited partnership ("Wexford Overseas"), (h) Wexford Spectrum Fund I, L.P. and Wexford Spectrum Fund II, L.P., each a Delaware limited partnership (the "Wexford Spectrum Funds" and, together with the Special Funds, Wexford-Euris, Wexford Capital and Wexford Overseas, the "Wexford Funds"), (i) Wexford Offshore Spectrum Fund, a Cayman Islands exempted company ("Wexford Offshore Fund") (j) Wexford Advisors, LLC, a Delaware limited liability company (the "Special General Partner"), (k) Wexford-Euris Advisors, LLC, a Delaware limited liability company (the "Euris General Partner"), (l) Wexford Spectrum Advisors, LLC, a Delaware limited liability company ("Wexford Advisors"), (m) Wexford Capital II, L.P., a Delaware limited partnership ("Wexford Capital II"), (n) Wexford Capital Corporation, a Delaware corporation (the "Wexford Capital General Partner"),(o) Wexford Capital Overseas, L.P., a Cayman Islands limited partnership ("Wexford Capital Overseas"), (p) Wexford Capital Limited, a Cayman Islands company (the "Wexford Overseas General Partner"), (q) Charles
E. Davidson , (r) Joseph M. Jacobs and (s) DLB Oil & Gas, Inc. an Oklahoma corporation ("DLB") (the individuals and entities referred to above, collectively, the "Reporting Persons") with respect to shares of Common Stock beneficially owned by the Reporting Persons.

          Wexford Management serves as investment manager to the Wexford Funds, as manager to Wexford Spectrum and as investment sub-advisor to Wexford Cayman and to Wexford Offshore Fund. Wexford Management's principal business and principal office address is 411 West Putnam Avenue, Greenwich, CT 06830. As the investment manager, manager or sub-advisor, as the case may be, to the Wexford Funds, Wexford Spectrum, Wexford Cayman and Wexford Offshore Fund, Wexford Management has full power and authority to supervise those entities' investments and cause those entities to purchase or sell any asset and enter into any other investment related transaction, including lending securities, exercising control over a company and exercising voting or approval rights.

          The Wexford Funds, Wexford Spectrum, Wexford Cayman and Wexford Offshore Fund are private investment funds organized for the purpose of seeking capital appreciation and interest and dividend income through investments in companies, securities, other financial instruments, real estate and related derivative instruments and mortgages, and any and all other types of investments determined as appropriate by their respective general partners and members, as the case may be. Their principal business and principal office address is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich CT 06830 (in the case of the Wexford Funds and Wexford Spectrum) and c/o Hemisphere Fund Managers Limited, Harbour Centre, Third Floor, George Town, Grand Cayman, Cayman Islands, B.W.I. (in the case of Wexford Cayman and Wexford Offshore Fund).

 	    The principal business and activity of each of the Special General Partner, the Euris General Partner, the Wexford Capital General Partner and the Wexford Overseas General Partner is to act as general partner of the Special Funds, Wexford-Euris, Wexford Capital II and Wexford Capital Overseas, respectively. In addition, the Special General Partner acts as the investment advisor to Wexford Cayman and, in such capacity, has the power and authority similar to Wexford Management's in its capacity as the investment advisor to the Wexford Funds. Their principal business and principal office address is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich, CT 06830.

	    The principal business and activity of Wexford Advisors is to act as the general partner of the Wexford Spectrum Funds. The principal business and principal office address of Wexford Advisors is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich, CT 06830.

	    The principal business and activity of Wexford Capital II is to act as general partner to Wexford Capital and the principal business and activity of Wexford Capital Overseas is to act as general partner to Wexford Overseas. Their principal business and principal office address is c/o Wexford
Management LLC, 411 West Putnam Avenue, Greenwich, CT 06830.

Charles E. Davidson is Chairman of each of Wexford Management, DLB, the Special General Partner and the Euris General Partner, and is the President and sole director of the Wexford Capital General Partner. In addition, Mr. Davidson is the Chairman of Wexford Advisors and the President and a director of the Wexford Overseas General Partner. Mr. Davidson owns 48.05% of Wexford Management, 57.0% of DLB, 49% of each of the Euris General Partner, the Special General Partner and the Wexford Capital General Partner, and 25% of Wexford Advisors. Mr. Davidson also is a member of the Board of Directors of WRT. His principal business and principal office address is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich CT 06830. Mr. Davidson is a citizen of the United States of America.

          Joseph M. Jacobs is President and Managing Member of Wexford Management, a director of Wexford Cayman and President of the Special General Partner, the Euris General Partner and Wexford Advisors. Mr. Jacobs is also a Vice President of the Wexford Capital General Partner. Mr. Jacobs owns 48.05% of Wexford Management and 49% of each of the Special General Partner, the Euris General Partner and the Wexford Capital General Partner. Mr. Jacobs also owns 25% of Wexford Advisors. His principal business and principal office address is c/o Wexford Management LLC, 411 West Putnam Avenue, Greenwich CT 06830. Mr. Jacobs is a citizen of the United States of America.

	    The principal business of DLB is oil and gas exploration, development and production, and the acquisition of oil-producing properties. DLB's principal business and principal office address is located at 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401.

          Christopher Wetherhill is a director and the President of Wexford Cayman. His principal business and principal office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. He is a citizen of Great Britain.

          Patralea Robinson is a director of Wexford Cayman. Her principal business and principal office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. She is a citizen of Great Britain.

          Thomas S. Healy is a director and the Treasurer of Wexford Cayman. His principal business and principal office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. He is a citizen of Ireland.

          Stuart Drake is a director of Wexford Cayman. His principal business and principal office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. He is a citizen of Great Britain.

          Madeline Reape is the Secretary of Wexford Cayman. Her principal business and principal office address is Hemisphere House, 9 Church Street, Hamilton Bermuda. She is a citizen of Bermuda.

Mike Liddell is the Chief Executive Officer of DLB. His principal business and principal office address is 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401. He is a citizen of the United States. Mr. Liddell is also on the Board of Directors of WRT.

Mark Liddell is the President of DLB. His principal business and principal office address is 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401. He is a citizen of the United States. Mr. Liddell is also on the Board of Directors of WRT.

Gary C. Hanna is the Executive Vice President of DLB. His principal business and principal office address is 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401. He is a citizen of the United States. Mr. Hanna is also the President of WRT.

Ronald Youtsey is the Senior Vice President of DLB. His principal business and principal office address is 1601 N.W. Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401. He is a citizen of the United States. Mr. Youtsey is also the Secretary and Treasurer of WRT.


          None of the persons referred to in this Item 2 has, during the last five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

          The aggregate number of shares of Common Stock beneficially owned and the net investment cost of such Common Stock is as follows:

                                 Aggregate Number
                                   of Shares of
Reporting Person                   Common Stock          Net Investment Cost

Wexford Special Situations
  1996, L.P.                          786,497                2,750,656
Wexford Special Situations 1996
  Institutional, L.P.                 131,324                  455,557
Wexford Special Situations
  1996, Limited                        35,356                  122,753
Wexford-Euris Special Situations
  1996, L.P.                          223,830                  788,484
Wexford Spectrum Investors LLC         14,694                   69,161
Wexford Capital Partners II, L.P.     941,917                3,559,120
Wexford Overseas Partners I, L.P.     175,822                  664,490
DLB Oil & Gas, Inc.	               10,354,198               33,800,000

     Total                         12,663,638              $42,210,221

	The funding relating to the Common Stock acquired by the Wexford Funds, Wexford Spectrum and Wexford Cayman was provided from their capital.

		The funding relating to the Common Stock acquired by DLB was provided from its working capital and funds made available through (i) a credit facility, as set forth in the Credit Agreement, dated as of March 5, 1997, among DLB, the Chase Manhattan Bank, as Agent for the Lenders, and the Lenders named therein as amended by the First Amendment to the Credit Agreement, dated March 12, 1997, the Second Amendment to the Credit Agreement, dated March 31, 1997, and the Third Amendment to the Credit Agreement, dated July 11, 1997, which provides for the borrowing of up to $85,000,000, and (ii) a credit facility, as set forth in the Credit Agreement, dated as of July 11, 1997, among Bonray Drilling Corporation, the Subsidiary Guarantors as named therein and Lehman Commercial Paper Inc., which provides for the borrowing of up to $23,000,000.

ITEM 4.  PURPOSE OF TRANSACTION.

The acquisition of the Common Stock was made in connection with the reorganization of WRT pursuant to, and for the purposes set forth in: (a) the Debtor's and DLBW's Second Amended Joint Plan Of Reorganization Under Chapter 11 Of The United States Bankruptcy Code, dated as of March 11, 1997 (as modified by the technical modifications set forth in the Joint Motion for Approval of Technical Modifications to the Plan of Reorganization and those announced at the Confirmation, is hereinafter referred to as the "Plan"), which is Exhibit C hereto; (b) the Debtor's and DLBW's Second Amended Joint Disclosure Statement Under 11 U.S.C. in support of the Plan (the "Disclosure Statement"), which is Exhibit D hereto; and (c) the Commitment Agreement, dated as of January 20, 1997, by and among WRT, DLB and Wexford Management (the "Commitment Agreement"), attached hereto as Exhibit E.
None of the Reporting Persons has formulated any plans or proposals which relate to or would result in any matter required to be disclosed in response to paragraphs (a) through (j) of Item 4 of Schedule 13D, except as set forth in the following documents incorporated herein by reference: (a) the Plan, including, without limitation, Articles 27, 29, 31 and 33 thereof; (b) the Disclosure Statement, including, without limitation, Sections I, VII, VIII and XII thereof; (c) the Commitment Agreement, including, without limitation,
Article II thereof; (d) the Warrant Agreement, dated as of July 10, 1997, by and between American Stock Transfer and Trust Company and WRT (the "Warrant Agreement"), attached hereto as Exhibit F; (e) the Registration Rights Agreement, dated as of July 10, 1997, by and among WRT, DLB and Wexford Management (the "Registration Rights Agreement"), attached hereto as Exhibit G, including, without limitation, Section 2 thereof; (f) the Restated Certificate of Incorporation of WRT, dated as of July 10, 1997 (the "Charter"), attached hereto as Exhibit H, including, without limitation,
Section VII thereof; (g) the By-Laws of WRT (the "By-Laws"), attached hereto as Exhibit I, including, without limitation, Article III thereof; (h) the Subscription Rights Agreement, by and between WRT and IBJ Schroder Bank & Trust Company (the "Subscription Rights Agreement"), attached hereto as Exhibit J, including, without limitation, Sections 4 and 5 thereof; (i) the Liquidating Trust Agreement, dated as of July 10, 1997, by and among WRT and Goldin Associates L.L.C., as trustee (the "Liquidating Trust Agreement"), attached hereto as Exhibit K, including, without limitation, Section 5 thereof; (j) the Disbursing Services Agreement, dated as of May 2, 1997, by and between WRT and IBJ Schroder Bank & Trust Company (the "Disbursing Services Agreement"), attached hereto as Exhibit L, including, without limitation, Section 7 thereof; (k) the Agreement and Plan of Merger, dated as of July 10, 1997 (the "Agreement and Plan of Merger"), which is Exhibit M hereto; (l) the Purchase, Sale and Cooperation Agreement, dated as of March 11, 1997, by and between Texaco Exploration and Production, Inc. and DLB (the "Purchase, Sale and Cooperation Agreement"), which is Exhibit N hereto; (m) the press release issued by DLB, dated July 16, 1997 (the "Press Release"), which is Exhibit O hereto; and (n) the Notice of Effective Date, giving notice that on July 11, 1997, the Plan became effective pursuant to its terms and conditions (the "Notice of Effective Date"), which is Exhibit P hereto.

	All of the foregoing are exhibits hereto and are incorporated herein by reference.

	ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

           The Reporting Persons may be deemed to own beneficially the respective percentages and numbers of outstanding shares of Common Stock set forth below (on the basis of 20,276,257 shares of Common Stock of WRT outstanding, which, based upon the Form 8-K of WRT, filed July 22, 1997, is the number of shares outstanding as of July 16, 1997).


     A.      Wexford Management LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage:  11.4%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote: 2,309,440
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition
                     2,309,440
          (c) Other than as reported in items 3 and 4 above, there were no transactions by Wexford Management in connection with the
               Common Stock during the past 60 days.
          (d) Wexford Management may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of
		   this Statement shall not be construed as an admission that Wexford Management is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.


	B.   Wexford Special Situations 1996, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  3.9%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote:  786,497
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                          786,497
          (c) Other than as reported in items 3 and 4 above, there were no transactions by Wexford Special Situations 1996, L.P. in connection with the Common Stock during the past 60 days.
          (d) Wexford Special Situations 1996, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


     C.   Wexford Special Situations 1996 Institutional, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 0.6%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  131,324
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                          131,324
          (c) Other than as reported in items 3 and 4 above, there were no transactions by Wexford Special Situations 1996 Institutional, L.P. in connection with the Common Stock during the past 60 days.
          (d) Wexford Special Situations 1996 Institutional, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     D.     Wexford Advisors, LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 4.7%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  953,177
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                          953,177
          (c) No transactions in connection with the Common Stock during the past 6O days.
          (d) The Special General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of
		   this Statement shall not be construed as an admission that the Special General Partner is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.


     E.   Wexford Special Situations 1996, Limited

          (a)  Aggregate number of shares of Common Stock beneficially owned:
               Percentage: 0.1%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  35,356
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                       35,356
          (c) Other than as reported in items 3 and 4 above, there were no transactions by Wexford Cayman in connection with the Common Stock during the past 60 days.
          (d) Wexford Cayman may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     F.   Wexford-Euris Special Situations 1996, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage: 1.1%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote: 223,830
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                    223,830
          (c) Other than as reported in items 3 and 4 above, there were no transactions by Wexford-Euris in connection with the Common Stock during the past 60 days.
          (d) Wexford-Euris may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

     G.   Wexford-Euris Advisors, LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 1.1%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote: 223,830
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     223,830
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) The Euris General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of
		   this Statement shall not be construed as an admission that the Euris General Partner is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.

     H.   Wexford Spectrum Investors LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 0.1%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote: 14,694
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     14,694
          (c) Other than as reported in items 3 and 4 above, there were no transactions by Wexford Spectrum in connection with the Common Stock during the past 60 days.
          (d) Wexford Spectrum may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


	I.   Wexford Spectrum Fund I, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 0.1%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote: 14,694
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     14,694
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) Wexford Spectrum Fund I, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends
		   from, or proceeds from the sale of, the Common Stock.  The
	         filing of this Statement shall not be construed as an admission
		   that Wexford Spectrum Fund I, L.P. is, for the purposes of
		   Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.

    J.   Wexford Spectrum Fund II, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 0.1%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote: 14,694
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     14,694
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) Wexford Spectrum Fund II, L.P. may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of this Statement shall not be construed as an admission that Wexford Spectrum Fund II, L.P. is, for the purposes of
		   Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.

    K.   Wexford Offshore Spectrum Fund

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 0.1%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote: 14,694
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     14,694
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) Wexford Offshore Fund may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of this Statement shall not be construed as an admission that Wexford Offshore Fund is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.

 	L.   Wexford Spectrum Advisors, LLC

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  0.1%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote:  14,694
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     14,694
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) Wexford Advisors may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of
		   this Statement shall not be construed as an admission that Wexford Advisors is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.


     M.  Wexford Capital Partners II, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 4.6%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  941,917
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                       941,917
          (c) Other than as reported in items 3 and 4 above, there were no transactions by Wexford Capital in connection with the Common Stock during the past 60 days.
          (d) Wexford Capital may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

	N.  Wexford Capital II, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 4.6%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  941,917
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                       941,917
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) Wexford Capital II may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of this Statement shall not be construed as an admission that Wexford Capital II is, for the purposes of Section 13(d)
	         of the Act, the beneficial owner of any securities covered by
		   this Statement.
          (e)  Not applicable.


     O.     Wexford Capital Corporation

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                 Percentage: 4.6%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  941,917
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                      941,917
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) The Wexford Capital General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
		   The filing of this Statement shall not be construed as an admission that the Wexford Capital General Partner is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.

     P.   Wexford Overseas Partners I, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  0.9%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  175,822
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                      175,822
          (c) Other than as reported in items 3 and 4 above, there were no transactions by Wexford Overseas in connection with the Common Stock during the past 60 days.
          (d) Wexford Overseas may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.

      Q.   Wexford Capital Overseas, L.P.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  0.9%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  175,822
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                      175,822
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) Wexford Capital Overseas may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of this Statement shall not be construed as an admission that Wexford Capital Overseas is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.

	R.     Wexford Capital Limited

         (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage:  0.9%
          (b)  1.  Sole power to vote or to direct vote: None
               2.  Shared power to vote or to direct vote:  175,822
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     175,822
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) The Wexford Overseas General Partner may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
		   The filing of this Statement shall not be construed as an admission that the Wexford Overseas General Partner is, for the purposes of Section 13(d) of the Act, the beneficial owner of
	         any securities covered by this Statement.
          (e)  Not applicable.


      S.   Charles E. Davidson

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage: 62.5%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote: 12,663,638
               3.  Sole power to dispose or to direct the disposition:  None
               4.  Shared power to dispose or to direct the disposition:
                     12,663,638
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) Mr. Davidson may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of this Statement
		   shall not be construed as an admission that Mr. Davidson is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.

     T.   Joseph M. Jacobs

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                  Percentage: 11.4%
          (b)  1.  Sole power to vote or to direct vote:  None
               2.  Shared power to vote or to direct vote:  2,309,440
               3.  Sole power to dispose or to direct the disposition: None
               4.  Shared power to dispose or to direct the disposition:
                     2,309,440
          (c) No transactions in connection with the Common Stock during the past 60 days.
          (d) Mr. Jacobs may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock. The filing of this Statement
		   shall not be construed as an admission that Mr. Jacobs is, for the purposes of Section 13(d) of the Act, the beneficial owner of any securities covered by this Statement.
          (e)  Not applicable.

	U.  DLB Oil & Gas, Inc.

          (a)  Aggregate number of shares of Common Stock beneficially owned:
                   Percentage: 51.1%
          (b)  1.  Sole power to vote or to direct vote:  10,354,198
               2.  Shared power to vote or to direct vote:  None
               3.  Sole power to dispose or to direct the disposition:
                   10,354,198
               4.  Shared power to dispose or to direct the disposition: None
          (c) Other than as reported in items 3 and 4 above, there were no transactions by DLB in connection with the Common Stock during the past 60 days.
          (d) DLB may be deemed to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Common Stock.
          (e)  Not applicable.


    		Wexford Management may, by reason of its status as investment manager to the Wexford Funds, manager to Wexford Spectrum and investment sub-advisor to Wexford Cayman and Wexford Offshore Fund, be deemed to own beneficially the Common Stock of which the Wexford Funds, Wexford Spectrum, Wexford Cayman and Wexford Offshore Fund possess beneficial ownership.

  	      The Wexford Spectrum Funds and Wexford Offshore Fund may, by reason of its status as members of Wexford Spectrum, be deemed to own beneficially the Common Stock of which Wexford Spectrum possesses beneficial ownership.

	      Wexford Advisors may, by reason of its status as a general partner of the Wexford Spectrum Funds, be deemed to own beneficially the Common Stock of which the Wexford Spectrum Funds possess beneficial ownership.

		The Special General Partner may, by reason of its status as general partner of the Special Funds, be deemed to own beneficially the Common Stock of which the Special Funds possess beneficial ownership. The Special General Partner may, by reason of its status as the investment advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which Wexford Cayman possesses beneficial ownership.

            The Euris General Partner may, by reason of its status as the general partner of Wexford-Euris, be deemed to own beneficially the Common Stock of which Wexford-Euris possesses beneficial ownership.

           Wexford Capital II may, by reason of its status as general partner of Wexford Capital, be deemed to own beneficially the Common Stock of which Wexford Capital possesses beneficial ownership

	     The Wexford Capital General Partner may, by reason of its status as general partner of Wexford Capital II, be deemed to own beneficially the Common Stock of which Wexford Capital II possesses beneficial ownership.

           Wexford Capital Overseas may, by reason of its status as general partner of Wexford Overseas, be deemed to own beneficially the Common Stock of which Wexford Overseas possesses beneficial ownership.

	     The Wexford Overseas General Partner may, by reason of its status as general partner of Wexford Capital Overseas, be deemed to own beneficially the Common Stock of which Wexford Capital Overseas possesses beneficial ownership.

           Joseph M. Jacobs may, by reason of his position as President and Managing Member of Wexford Management and his ownership of 48.05% of the Common Stock of Wexford Management, be deemed to own beneficially the Common Stock of which Wexford Management possesses beneficial ownership.

	     Charles E. Davidson may, by reason of his position as Chairman of DLB and Wexford Management and his ownership of 57.0% and 48.05% of the Common Stock of DLB and Wexford Management, respectively, be deemed to own beneficially the Common Stock of which DLB and Wexford Management possesses beneficial ownership.


ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
         RESPECT TO SECURITIES OF THE ISSUER.
        None of the persons identified in Item 2 above is a party to any contract, arrangement, understanding or relationship (legal or otherwise) with respect to any securities of the Issuer, except to the extent described in Items 2 through 5 of this Statement and pursuant to the following exhibits to this Statement: (a) the Plan, including, without limitation, Articles 7, 29, 31 and 33 thereof; (b) the Disclosure Statement, including, without limitation, Section I thereof; (c) the Commitment Agreement; (d) the Warrant Agreement; (e) the Registration Rights Agreement; (f) the Liquidating Trust Agreement; (g) the Disbursing Services Agreement; and (h) the Subscription Rights Agreement. All of the foregoing documents are exhibits hereto and are incorporated herein by reference.



ITEM 7.  ITEMS TO BE FILED AS EXHIBITS.

      	   	Exhibit A:	Joint Acquisition Statement
		Exhibit B:	Power of Attorney
		Exhibit C:	Plan, incorporated by reference to exhibit 10.13 of
				DLB's 	Report on Form 10-K, filed March 31, 1997 ("Form
				10-K").*
		Exhibit D:	Disclosure Statement, incorporated by reference to
				exhibit 10.13 on Form 10-K.*
		Exhibit E:	Commitment Agreement
		Exhibit F:	Warrant Agreement
		Exhibit G:	Registration Rights Agreement
		Exhibit H:	Charter
		Exhibit I:	By-Laws
		Exhibit J:	Subscription Rights Agreement
		Exhibit K:	Liquidating Trust Agreement
		Exhibit L:	Disbursing Services Agreement
		Exhibit M:	Agreement and Plan of Merger, incorporated by reference
				to exhibit 2.1 of WRT's Report on Form 8-K, filed July
				22, 1997 ("Form 8-K").*
		Exhibit N:	Purchase, Sale and Cooperation Agreement, incorporated
				by reference to exhibit 10.14 on Form 10-K.*
		Exhibit O:	Press Release, incorporated by reference to exhibit
				99.1 on Form 8-K.*
		Exhibit P:	Notice of Effective Date, incorporated by reference to
				exhibit 99.2 on Form 8-K.*





                                 SIGNATURES

           After reasonable inquiry and to the best knowledge and belief of each of the Reporting Persons, each such person or entity certifies that the information set forth in this statement is true, complete and correct and agrees that this statement is filed on behalf of each of them.

Dated:  July 28, 1997


                               WEXFORD MANAGEMENT LLC

                                     By:  /s/ Arthur H. Amron*
                                          -------------------
                                     Name:  Arthur H. Amron
                                     Title: Senior Vice President

                               WEXFORD SPECIAL SITUATIONS 1996, L.P.
                               By:    Wexford Management LLC, its investment
                                      manager


                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President

                               WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL,
                                 L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD-EURIS SPECIAL SITUATIONS, L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President



                               WEXFORD SPECIAL SITUATIONS 1996, LIMITED
                               By: Wexford Management LLC, its investment sub-advisor


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD SPECTRUM INVESTORS LLC
                               By:      Wexford Management LLC, its manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD SPECTRUM FUND I, L.P.
                               By:     Wexford Management LLC, its investment
                              						   manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President

                         					 WEXFORD SPECTRUM FUND II, L.P.
                               By:     Wexford Management LLC, its investment
                              						   manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                                 					  WEXFORD OFFSHORE SPECTRUM FUND
                                By:     Wexford Management LLC, its investment
                         					          sub-advisor


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President

                               WEXFORD CAPITAL PARTNERS II, L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD OVERSEAS PARTNERS I, L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                               WEXFORD-EURIS ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                               WEXFORD SPECTRUM ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                               WEXFORD CAPITAL II, L.P.
                         					 By:	Wexford Capital Corporation, its general
                              					partner

                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President


                    				       WEXFORD CAPITAL OVERSEAS, L.P.
                         					 By:	Wexford Capital Limited, its general
                         						partner

                                      By:  /s/ Charles E. Davidson
                                           -----------------------
                                      Name:  Charles E. Davidson
                                      Title: President

                          					 WEXFORD CAPITAL CORPORATION

                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President


                               WEXFORD CAPITAL LIMITED

                                      By:  /s/ Charles E. Davidson
                                           ------------------------
                                      Name:  Charles E. Davidson
                                      Title: President


                                         DLB OIL & GAS, INC.

	                                        By: /s/ Mike Liddell
                                         -----------------------
                                         Name:  Mike Liddell
                                         Title: Executive Vice President


                    				      /s/ Charles E. Davidson
                              -----------------------
                              Charles E. Davidson

                              /s/ Joseph M. Jacobs
                              --------------------
                              Joseph M. Jacobs


____________________
*By Howard E. Sullivan, attorney-in-fact.





                                                          EXHIBIT A

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13d-1(f)(1)
                           ----------------------------


          The undersigned acknowledges and agrees that the foregoing statement on Schedule 13D is filed on behalf of the undersigned and that any subsequent amendments to this statement on Schedule 13D, shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledges that he shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate.

Dated:  July 28, 1997



                          					 WEXFORD MANAGEMENT LLC

                                     By:  /s/ Arthur H. Amron*
                                          -------------------
                                     Name:  Arthur H. Amron
                                     Title: Senior Vice President

                               WEXFORD SPECIAL SITUATIONS 1996, L.P.
                               By:    Wexford Management LLC, its investment
                                      manager


                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Senior Vice President

                               WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL,
                                 L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD-EURIS SPECIAL SITUATIONS, L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President

                               WEXFORD SPECIAL SITUATIONS 1996, LIMITED
                               By: Wexford Management LLC, its investment sub-advisor


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD SPECTRUM INVESTORS LLC
                               By:      Wexford Management LLC, its manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD SPECTRUM FUND I, L.P.
                               By:     Wexford Management LLC, its investment
                               					   manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President

                         					 WEXFORD SPECTRUM FUND II, L.P.
                               By:     Wexford Management LLC, its investment
                              						   manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                         					  WEXFORD OFFSHORE SPECTRUM FUND
                                By:     Wexford Management LLC, its investment
                         					          sub-advisor


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President

                               WEXFORD CAPITAL PARTNERS II, L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD OVERSEAS PARTNERS I, L.P.
                               By:     Wexford Management LLC, its investment
                                       manager


                                       By:  /s/ Arthur H. Amron*
                                            -------------------
                                       Name:  Arthur H. Amron
                                       Title: Senior Vice President


                               WEXFORD ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                               WEXFORD-EURIS ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                               WEXFORD SPECTRUM ADVISORS, LLC


                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President

                               WEXFORD CAPITAL II, L.P.
                         					 By:	Wexford Capital Corporation, its general
                             						partner

                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President


                       				       WEXFORD CAPITAL OVERSEAS, L.P.
                            					 By:	Wexford Capital Limited, its general
                                						partner

                                      By:  /s/ Charles E. Davidson
                                           -----------------------
                                      Name:  Charles E. Davidson
                                      Title: President

                            					 WEXFORD CAPITAL CORPORATION

                                      By:  /s/ Arthur H. Amron*
                                           -------------------
                                      Name:  Arthur H. Amron
                                      Title: Vice President


                               WEXFORD CAPITAL LIMITED

                                      By:  /s/ Charles E. Davidson
                                           ------------------------
                                      Name:  Charles E. Davidson
                                      Title: President


                                     DLB OIL & GAS, INC.

	                                   By: /s/ Mike Liddell
                                         -----------------------
                                         Name:  Mike Liddell
                                         Title: Executive Vice President

                    				      /s/ Charles E. Davidson
                              -----------------------
                              Charles E. Davidson

                              /s/ Joseph M. Jacobs
                              --------------------
                              Joseph M. Jacobs


______________________
*By Howard E. Sullivan, attorney-in-fact.


Exhibit B
POWER OF ATTORNEY

		The undersigned, Arthur H. Amron, hereby irrevocably constitutes and appoints Howard E. Sullivan, whose address is c/o Wexford management LLC, 411 West Putnam Avenue, Greenwich CT 06830, as my true and lawful attorney, with full power and authority, in my name, place and stead, as fully as could I if personally present and acting:
		(a) to act on my behalf with respect to all matters relating to any Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of WRT Energy Corporation; and
		(b) generally to execute, deliver and file all certificates, documents and filings, and to do all things and to take or forego any action which he may deem necessary or desirable in connection with or to effectuate the foregoing.
		IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 29th day of July, 1997.

								/s/ Arthur H. Amron
								--------------------
								Arthur H. Amron

	                                                           	  Exhibit E
										EXECUTION COPY

                           COMMITMENT AGREEMENT

          COMMITMENT AGREEMENT, dated as of January 20, 1997, by and among WRT Energy Corporation ("WRT"), a Texas corporation and a debtor and debtor-in-possession in that certain voluntary proceeding under Chapter 11 of the Bankruptcy Code referred to below, DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), the investment funds listed on the signature page hereof (the "Wexford Funds") and Wexford Management LLC, a Connecticut limited liability company, in its capacity as investment manager and as agent for the Wexford Funds ("Wexford"; DLB and Wexford are collectively referred to herein as "DLBW"). Unless the context otherwise requires, all capitalized terms defined in the Plan (as defined below) and not otherwise defined herein shall have the same meanings herein as in the Plan.

                           W I T N E S S E T H:

          WHEREAS, on February 14, 1996, WRT filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division), commencing the Chapter 11 Case (Case No. 96BK-50212);

          WHEREAS, since the commencement of the Chapter 11 Case, WRT has operated its business and held its assets and properties as a debtor-in-possession under Section 1107 of the Bankruptcy Code;

          WHEREAS, on October 22, 1996, WRT accepted and signed the proposal submitted by DLBW on October 16, 1996 (the "DLBW Proposal") providing the terms of a proposed capital investment in, and plan of reorganization for, WRT;

          WHEREAS, by order dated December 24, 1996 (the "Expense Order"), the Bankruptcy Court approved the reimbursement by WRT of certain of the third-party expenses incurred DLBW in connection with the DLBW Proposal;

          WHEREAS, subsequent to WRT's execution of the DLBW Proposal, DLB commenced negotiations with Texaco and TEPI regarding, inter alia, (i) the claim asserted by Texaco and TEPI against WRT and its affiliates (the "Texaco Claim"), (ii) the WCBB Assets and (iii) the CAOA;

          WHEREAS, the intent of the parties to those negotiations was that WRT would purchase the WCBB Assets from Texaco and TEPI;

          WHEREAS, DLB has represented and WRT believes that Texaco and TEPI have insisted that, because of concerns over WRT's financial status certain time exigencies and other matters relating to that certain Global Settlement Agreement, DLB be in the chain of title of the WCBB Assets and furthermore that DLB guarantee, for Texaco's and TEPI's benefit, the cost of performance of certain plugging and abandonment obligations with respect to the WCBB Assets should New WRT fail to perform those obligations;

          WHEREAS, as a result of the negotiations, Texaco, TEPI and DLB reached an agreement embodied in the Purchase, Sale and Exchange Agreement pursuant to which, inter alia, (i) DLB will purchase the Texaco Claim, (ii) as required by Texaco and TEPI, DLB will purchase the WCBB Assets from TEPI, and
(iii) DLB will guarantee (the "P&A Guarantee") the performance of all plugging and abandonment obligations related to both the WCBB assets and WRT's interests in West Cote Blanche Bay Field and, in order to implement the P&A Guarantee, will pay into a trust (the "P&A Trust") established for the benefit of the State of Louisiana, $1,000,000 on or before the Effective Date and certain other amounts;

          WHEREAS, on January 20, 1997, WRT and DLBW have jointly filed the Plan, which Plan contemplates, inter alia, (i) the issuance to WRT's unsecured creditors, on account of their Allowed Claims, an aggregate of 10 million shares of New WRT Common Stock, (ii) the issuance to WRT's unsecured creditors, on account of their Allowed Claims, of the right to purchase an additional three million eight hundred thousand shares of New WRT Common Stock at a purchase price of $3.50 per share (the "Rights Offering"), (iii) the exercise by DLBW of its rights to purchase New WRT Common Stock pursuant to the Rights Offering on account of its Allowed Claims, (iv) the purchase by DLBW of all shares of New WRT Common Stock not otherwise purchased pursuant to the Rights Offering, and (v) pursuant to the Transfer and Exchange Agreement, as part of the Plan, (a) the transfer by DLB of the WCBB Assets to WRT, (b) as consideration for the transfer of the WCBB Assets, the issuance by DLB of the P&A Guarantee and the making by DLB of payments into the P&A Trust, (1) the delivery to DLB of (A) 5 million shares of New WRT Common Stock and (B) the number of shares of New WRT Common Stock obtained by dividing the net amount of capital expenditures incurred by DLB as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share, (2) transfer by WRT to DLB of the Buyer's Leasehold and Facilities and
(3) the assumption by DLB of the Assumed Obligations, and (c) the payment in full of the Texaco Claim;

          WHEREAS, WRT desires that DLB and Wexford enter into this Commitment Agreement in order to evidence their respective commitments and obligations; and

          WHEREAS, WRT, DLB and Wexford are willing to enter into this Commitment Agreement upon the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                               ARTICLE I

                              DEFINITIONS

          As used herein, the following terms shall have the meanings set forth in this Article I, in addition to the other capitalized terms defined in the Plan.

          "Closing" shall mean the closing of the transactions contemplated by this Commitment Agreement.

          "Environmental Laws" shall mean all federal, state, local and foreign laws and regulations relating to pollution or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

          "Extant Bidder" shall mean each Person who (a) had, as of October 16, 1996, submitted to Jefferies & Company, Inc., as part of the formal auction of WRT conducted by Jefferies & Company, Inc., either (i) a bid to purchase all or any material part of the assets of WRT or (ii) a proposal for a plan of reorganization for WRT or (b) was specifically identified as providing the financing for such bid or proposed plan. An "Extant Bidder" shall not include (x) any combination of an Extant Bidder with one or more Persons that are not Extant Bidders, (y) any combination of two or more Extant Bidders or (z) any combination of two or more Extant Bidders with one or more Persons that are not Extant Bidders.

          "GAAP" shall mean generally accepted accounting principles, consistently applied.

          "Material Adverse Effect" shall mean, in connection with WRT or any of its Subsidiaries, any change or effect that is materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects or assets or liabilities of WRT and its Subsidiaries taken as a whole.

          "Materials of Environmental Concern" shall mean hazardous substances as defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss 9601, et seq. and hazardous wastes as defined under the Resource Conservation and Recovery Act, 42 U.S.C. ss 6901, et seq. and petroleum and petroleum products and such other chemicals, materials or substances as are listed as "hazardous wastes", "hazardous materials", "toxic substances", or words of similar import under any similar federal, state, local or foreign laws.

          "Permitted Liens" shall mean liens:

               (a) for taxes, assessments or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) are being contested in good faith and by appropriate proceedings diligently conducted, and such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

               (b) of mechanics and materialmen for sums not yet due or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; or

               (c) constituting easements, rights of way, restrictions and other similar encumbrances, not interfering in a material respect with the ordinary conduct of the business of WRT and not materially detracting from the value or current or intended use of the property to which they are applicable.

          "Plan" shall mean the Debtor's and DLBW's First Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated as of January 20, 1997, attached hereto as Exhibit A, as may be amended with the consent of DLB and Wexford.

          "Subsidiary" shall mean any corporation or other entity, a majority of the shares of capital stock or other equity interests of which are owned, directly or indirectly, by WRT.

                              ARTICLE II

                             THE CLOSING

          Section 2.01. Obligations of DLB and Wexford. In reliance upon the representation, warranties, covenants and agreements of WRT and upon the terms and subject to the conditions of this Commitment Agreement:

               (a) DLB and Wexford, jointly and severally, agree to subscribe for and purchase at the Closing from New WRT, in the amount determined pursuant to the Plan and the New WRT Subscription Rights Agreement,
(i) their full pro rata share of the New WRT Subscription Common Stock granted to DLB and Wexford pursuant to the Plan and the New WRT Subscription Rights Agreement on account of any and all Claims and (ii) all of the remaining New WRT Subscription Common Stock not otherwise subscribed for and purchased as a result of either Unexercised Subscription Rights pursuant to the Plan or the failure of the Rights Offering to occur (the "Backstop Shares"), and WRT agrees to cause New WRT and the Disbursing Agent to issue and sell to DLB and Wexford such New WRT Subscription Common Stock. Such New WRT Subscription Common Stock shall be paid for in the amount of its related Subscription Purchase Price in the manner provided for in the Plan.

               (b) DLB and Wexford, jointly and severally, agree to pay at the Closing to New WRT an amount of cash equal to the Disputed Subscription Purchase Price (or such lesser amount with respect to Exercised Disputed Claims as may be required pursuant to the Plan). Such payment shall be made by wire transfer of immediately available funds to such account as WRT shall designate in writing at least two (2) Business Days prior to the Closing.

               (c) DLB agrees to execute the Transfer and Exchange Agreement and, in accordance with its terms, and the terms of the Plan, transfer the WCBB Assets to New WRT and designate New WRT as operator of the Shallow Contract Area. In exchange for the transfer of the WCBB Assets to New

WRT, the issuance of the P&A Guarantee and the payments into the P&A Trust,
(i) DLB shall receive at the Closing (A) 5 million shares of New WRT Common Stock and (B) the number of shares of New WRT Common Stock obtained by dividing the amount of capital expenditures incurred by DLB (net of any net cash received by DLB as owner of the WCBB Assets or as operator of the Shallow Contract Area) as of the Effective Date as owner of the WCBB Assets and/or operator of the Shallow Contract Area, to the extent not disapproved by the Bankruptcy Court, by a purchase price of $3.50 per share (collectively, the "WCBB Shares") and (ii) WRT shall transfer to DLB the Buyer's Leasehold and Facilities.


               (d) At the discretion of DLB and Wexford, the payments due WRT or New WRT under this Section 2.01 may be offset against any or all payments that DLB, Wexford or the Wexford Funds would otherwise receive under the Plan on the Effective Date.


               (e) DLB and Wexford each agree to (i) vote all Claims held by them to accept the Plan, and (ii) exercise any and all rights that they have under the Plan on account of all Claims held by them in Classes C-1 through C-16 (including, without limitation, the Texaco Claim) (such Claims being the "Exchangeable Claims") to elect to receive a Distribution of New WRT Common Stock in lieu of a Distribution of Cash.


          Section 2.02.     Obligations of WRT.  WRT agrees that it shall:

               (a) In connection with the sale of the WCBB Assets by Texaco and TEPI to DLB, WRT will (i) consent to the designation by Texaco and TEPI of DLB (or its designee) as operator of the Shallow Contract Area under the CAOA provided that DLB (or its designee) shall have become qualified as an operator under Louisiana law; and (ii) waive any preference rights that WRT may have under the CAOA arising from or related to such sale.


               (b) Provide Texaco and TEPI with the ability to use certain facilities in connection with TEPI's operation of the portion of the producing Contract Area under, and as defined in the CAOA other than the Shallow Contract Area, the use of such facilities to be on terms to be agreed.


               (c) Execute the Transfer and Exchange Agreement and, in accordance with its terms, (i) deliver to DLB on the Effective Date the WCBB Shares and (ii) transfer to DLB on the Effective Date the Buyer's Leasehold and Facilities.

          Section 2.03. Closing. (a) The Closing shall take place at the offices of Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York, or at such other location as the parties may agree, on the Effective Date.

               (b)     At the Closing:

                    (i) New WRT shall deliver to DLB and Wexford, jointly and severally, certificates of New WRT Common Stock representing DLB's and Wexford's pro rata portion of the New WRT Common Stock distributed to holders of Allowed General Unsecured Claims pursuant to the Plan, in definitive form and registered in the name(s) specified in writing by DLB and Wexford at least two (2) Business Days prior to the Closing;

                    (ii) New WRT shall deliver to DLB and Wexford, jointly and severally, against payment therefor, certificates of New WRT Subscription Common Stock, in definitive form and registered in the name(s) specified in writing by DLB and Wexford at least two (2) Business Days prior to the Closing, representing DLB's and Wexford's pro rata portion of the New WRT Subscription Common Stock subscribed for and purchased pursuant to Section 2.01(a)(i) hereof and the Backstop Shares subscribed for and purchased pursuant to Section 2.01(a)(ii) hereof;

                    (iii) New WRT shall deliver to DLB, certificates of New WRT Common Stock, in definitive form and registered in the name(s) specified in writing by DLB at least two (2) Business Days prior to the Closing, representing the WCBB Shares;

                    (iv) Pursuant to the terms of the Plan, WRT shall deliver to DLB and Wexford, jointly and severally, certificates of New WRT Common Stock to be distributed to them under the Plan on account of the Exchangeable Claims.

                    (v) New WRT shall issue, and the Disbursing Agent shall reserve, shares of New WRT Subscription Common Stock representing the Disputed New WRT Subscription Common Stock to be held by the Disbursing Agent in a Disputed Claims Reserve Account.

               (c) At the Closing, each party to this Commitment Agreement shall deliver to the other parties such other documents, instruments and writings as may be required to be delivered in accordance with this Commitment Agreement or as may be reasonably requested by such other party.

          Section 2.04. Reliance by WRT and New WRT. Each of WRT and New WRT shall be entitled to rely on and assume that it has fully satisfied its obligations to both DLB and Wexford through any payment made or document delivered to DLB and Wexford in accordance with any provision of this Commitment Agreement; provided that such payment or delivery is made in the manner specified by DLB and Wexford. The division of any such payment or sharing of any such document shall be the sole responsibility of DLB and Wexford and WRT shall have no obligations or liabilities relating thereto.

                              ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF WRT

          WRT hereby represents and warrants, as of the execution and delivery hereof, to DLB & Wexford as follows:

          Section 3.01. Organization and Qualification. WRT is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full power and authority to own, operate and lease its properties and to carry on its business as now being conducted. WRT is duly qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 3.01 hereto. Such jurisdictions are the only jurisdictions in which the nature of WRT's properties and/or business makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

          Section 3.02. Subsidiaries. Except for WRT Technology, Inc., WRT does not have any Subsidiaries and, except as set forth on Schedule 3.02 hereto, to the best of its knowledge WRT is not a partner or joint venturer with any person in any enterprise or undertaking. As of the Closing, New WRT will have no Subsidiaries.

          Section 3.03. Authority, Authorization and Validity. Subject to approval of this Commitment Agreement by the Bankruptcy Court and the issuance of the Confirmation Order, WRT has full power and authority to execute, deliver and perform this Commitment Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Commitment Agreement by WRT, and the consummation by WRT of the transactions contemplated hereby to be performed by WRT, have been duly authorized by all requisite action of its Board of Directors and, if required, shareholders of WRT, and this Commitment Agreement constitutes the valid and binding obligation of WRT, enforceable against WRT in accordance with its terms, subject, where applicable, to entry of the Confirmation Order.

          Section 3.04.     Capitalization.  (a) Except as set forth on
Schedule 3.04 hereto, as of the date of this Commitment Agreement, there are no outstanding securities of WRT or any of its Subsidiaries or any outstanding subscriptions, options, warrants, calls or other commitments or agreements (other than this Commitment Agreement) to which WRT is a party or by which it is bound requiring the issuance by WRT of additional shares of capital stock or other securities.

               (b) The securities set forth on Schedule 3.04 hereto are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights and entitle the holders thereof to all the rights of a holder of such securities in accordance with the certificate of incorporation and by-laws of WRT and the laws of the State of Texas.

               (c) The shares of New WRT Common Stock to be issued by New WRT pursuant to this Commitment Agreement and/or the Plan, or upon exercise of the New WRT Warrants pursuant to the New WRT Warrant Agreement, when so issued as provided in the Plan and/or this Commitment Agreement, or pursuant to the new WRT Warrant Agreement, as the case may be, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and will entitle the holders thereof to all of the rights of a holder of New WRT Common Stock in accordance with the New WRT Certificate of Incorporation, the New WRT By-Laws and the laws of the State of Delaware.

          Section 3.05. Approvals and Consents. Except for (i) approval by the Bankruptcy Court of the provisions of this Commitment Agreement, (ii) any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the expiration or earlier termination of the applicable waiting periods thereunder, and (iii) the issuance of the Confirmation Order, no consent, approval, order or authorization of, and no registration, declaration or filing with, any federal, state, local or foreign government or governmental authority is required to be made or obtained by WRT in connection with the execution and delivery by WRT of this Commitment Agreement or the consummation by WRT of the transactions contemplated hereby to be performed by WRT.

          Section 3.06. No Conflicts. From and after the Effective Date, the consummation of the Plan and the transactions contemplated thereby and hereby will not conflict with, violate or result in any breach of any of the terms, conditions or provisions of, or constitute a default under or result in the creation of a lien (other than Permitted Liens), or the acceleration of any obligation or the loss of a benefit under, (i) the New WRT Certificate of Incorporation or the New WRT By-Laws, (ii) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which New WRT may then be a party or by which it or its respective properties and assets may then be bound, or (iii) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority.

          Section 3.07. SEC Reports, Financial Statements. (a) WRT has heretofore delivered to DLB and Wexford copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "WRT 10-K"), (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of WRT held since January 1, 1996 and
(iii) all of the other reports, statements and schedules filed with the Securities and Exchange Commission (the "Commission") since January 1, 1996.

               (b) The WRT 10-K (i) was filed with the Commission on or about June 12, 1996 and (ii) except as described in the Disclosure Statement and the exhibits thereto, at the time of filing thereof did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of its filing date, each such other report or statement filed pursuant to the Securities Exchange Act of

1934, as amended (the "Exchange Act"), complied as to form in all material respects with the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (c) No event has occurred since the filing of the WRT 10-K which would necessitate the filing by WRT with the Commission of a Current Report on Form 8-K, other than events with respect to which such a Current Report on Form 8-K has been filed with the Commission and delivered to DLB and Wexford and a Current Report on Form 8-K which will be filed to report the transactions contemplated hereby.

          Section 3.08. Financial Statement. The audited consolidated balance sheets of WRT and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three fiscal years in the period ended December 31, 1995 (the "Historical WRT Financial Statements"), and, except as described in the Disclosure Statement and the exhibits thereto, all financial statements contained in any periodic or other report of WRT, or filed with the Commission after the date of the WRT 10-K and prior to the Effective Date, (i) did and will fairly present, as of the relevant dates and/or for the relevant periods set forth therein, the consolidated financial position, results of operations, changes in stockholders' equity (deficit) (in the case of annual financial statements) and changes in the consolidated financial position of WRT and Subsidiaries, subject in the case of statements for interim periods to normal year-end adjustments; (ii) were and will be prepared in accordance with GAAP applied on a basis consistent with prior periods, except as indicated in the notes thereto, and subject, in the case of audited financial statements, to the qualifications stated in the report thereon of KPMG Peat Marwick LLP; and
(iii) contained and will contain notes, if required, which were and will be true, accurate and complete in all material respects.

          Section 3.09. Disclosure Statement. On January 21, 1997, WRT and DLBW filed with the Bankruptcy Court an amended disclosure statement pursuant to Section 1125 of the Bankruptcy Code. Such amended disclosure statement, in the form approved by the Bankruptcy Court for use by WRT and DLBW in the solicitation of acceptances or rejections of the Plan, is herein called the "Disclosure Statement." The Disclosure Statement, as of the Mailing Date (as hereinafter defined), will contain "adequate information" (as defined in
Section 1125(a)(1) of the Bankruptcy Code) with respect to the Plan, and will describe accurately in all material respects the provisions of the Plan and this Commitment Agreement.

          Section 3.10. Indebtedness, Liabilities and Obligations. Except as set forth on Schedule 3.10 hereto and except for such as will be fully discharged and extinguished upon confirmation of the Plan without any distribution in respect thereof by WRT, any Subsidiary of WRT or New WRT, neither WRT nor any subsidiary of WRT has any indebtedness, liabilities (actual, contingent or other), obligations or commitments, contingent or otherwise, or any of the foregoing (material or otherwise) which are otherwise required to be disclosed in the Historical WRT Financial Statements or in a disclosure statement prepared in accordance with the Bankruptcy Code, which are not either (i) fairly and adequately reflected in the Historical WRT Financial Statements or described in the notes thereto, or (ii) described in the Disclosure Statement. Any indebtedness, liabilities, obligations or commitments which are not required to be so disclosed are not in the aggregate material to the business, operations or financial condition of WRT or any Subsidiary of WRT, taken as a whole.

          Section 3.11. Taxes. Complete and correct copies of the federal income tax returns, and all amendments thereto, for the years ended December 31, 1993, 1994 and 1995, heretofore filed by WRT with the Internal Revenue Service for the taxable years then ended, have been delivered to DLB and Wexford. For purposes of this Commitment Agreement, the term "tax" shall include all federal, state, local and foreign taxes, assessments, levies, imposts, duties, license fees, registration fees, withholding or other governmental charges and any interest or penalty on, and any addition to, any of the foregoing and any right to a credit or deduction against, or a reduction of, any of the foregoing, and "tax return" means any return, report, statement or other document relating to any tax. Except as set forth on
Schedule 3.11 hereto, (i) WRT and each Subsidiary have filed all tax returns required to be filed, all such tax returns are correct and complete and all taxes shown to be due on such tax returns have been paid, (ii) there are no material unpaid taxes which have given rise to a lien on the properties and assets of WRT, except liens for taxes not yet due and payable, (iii) all material taxes not yet due and payable which require accrual in accordance with applicable financial accounting practices have been properly accrued on the books of account of WRT and, if applicable with respect to periods ended on or prior to December 31, 1995, reflected in the Historical WRT Financial Statements, (iv) the charges, accruals and reserves shown in the Historical WRT Financial Statements, if any, in respect of taxes for all fiscal periods covered thereby are adequate in all material respects with respect to such periods, and there are not pending or known to WRT proposed assessments by any taxing authority for additional taxes for which WRT does not have adequate book reserves for any such fiscal period , (v) since the date of the Historical WRT Financial Statements, neither WRT nor any Subsidiary has incurred any liability for taxes other than in the ordinary course of business, (vi) no audits or administrative or judicial proceedings are pending or threatened with respect to WRT or any Subsidiary, (vii) neither WRT nor any Subsidiary is liable for taxes of another Person under Treasury Regulation 1.1502-6, as transferee or successor, by contract or otherwise, (viii) there are no unexpired waivers of applicable statutes of limitation, or extensions thereof, with respect to any taxes, (ix) all monies required to be withheld by WRT from employees for income taxes, social security, unemployment insurance taxes, or similar taxes or assessments have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose.

          Section 3.12.     Properties.  Except as otherwise provided in
Section 3.21 hereto:

               (a) There is set forth in the Schedules a correct and complete list of all material items of real property, including leased property, and any material buildings, structures and improvements thereon or therein, which are owned or used by WRT or any of its Subsidiaries. With respect to any material real property of WRT or any of its Subsidiaries, including any leased property, and any material buildings, structures and improvements located thereon or therein, such buildings, fixtures and improvements, and the present use thereof, comply in all material respects with all zoning laws, ordinances and regulations of the governmental or other authorities having jurisdiction thereof, including provisions relating to permissible nonconforming uses, if any, and such premises are not affected, nor to the best of WRT's knowledge threatened, by any condemnation or eminent domain proceeding. All material leases of real or personal property by WRT or any of its Subsidiaries, are, except as a result solely of the pendency of the Chapter 11 Case, valid and subsisting leases and, except as contemplated by this Commitment Agreement or the Plan, or terminated in the ordinary course of business or in accordance with their terms, from and after the Effective Date and the consummation of the transactions contemplated hereby, will continue to entitle New WRT to the use and possession of the real or personal property purported to be covered thereby for the terms specified in such leases and for the purposes for which such real or personal property is now used.

               (b) WRT has good title to all property and assets (whether real or personal, tangible or intangible) reflected in the WRT Historical Financial Statements or acquired after the date thereof. None of such property or assets is subject to any lien, mortgage, claim, interest, charge, security interest or other encumbrance or adverse interest of any nature whatsoever ("Liens"), except:

                    (i) Liens disclosed in the WRT Historical Financial Statements;

                    (ii)     Permitted Liens; or

                    (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

               (c) There are no developments affecting any such property or assets (whether real or personal) pending or, to the knowledge of WRT, threatened which might materially detract from the value of such property or assets or materially interfere with any present or intended use of any such property or assets.

          Section 3.13.     Contracts and Agreements.  Except as set forth on
Schedule 3.13 hereto, the Schedules set forth a correct and complete list of all contracts, agreements, leases and instruments to which WRT or any of its Subsidiaries is a party or by which it is or its properties or assets are bound (i) that provide for potential payment or receipt (or the provision of services or products having a value) to or from WRT or any of its Subsidiaries in excess of $50,000 or are otherwise material to the financial condition, operations, business, assets and liabilities of WRT, (ii) that pertain to employment or severance benefits for any officer or director of WRT or any of its Subsidiaries or for any employee of WRT or any of its Subsidiaries to whom such contracts, agreements or instruments provide employment benefits of more than $100,000 per year, including in the form of stock distributions or distributions-in-kind, or severance benefits of more than $50,000, including in the form of stock distributions and distributions-in-kind, other than employees covered by collective bargaining contracts with trade unions, a list of whom has heretofore been provided to DLB and Wexford, (iii) that cover or relate to the lease or charter of vessels, or (iv) that will be assumed by WRT pursuant to the Plan. Neither WRT, nor any of its Subsidiaries nor, to WRT's knowledge but without investigation, any other party to any such contract, commitment, undertaking, agreement or instrument to which WRT or any of such Subsidiaries is a party is in material default thereunder except as a result of the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement, and except as so disclosed or as may result solely from the pendency of the Chapter 11 Case, each such contract, commitment, undertaking, agreement and instrument is in full force and effect and is valid and legally binding. WRT is not in violation of, or in default with respect to, any term of its certificate of incorporation or by-laws.

          Section 3.14. Insurance. WRT maintains policies of fire, liability, business interruption and other forms of insurance covering its properties, businesses, officers and directors against such losses and risks as are generally insured against by companies in the same or similar businesses in such amounts as are adequate to prevent WRT from being a co-insurer within the terms of such policies, except to the extent such status as a co-insurer may result solely from the provision in the policies of deductibles not in excess of those customarily contained in policies of companies in the same or similar businesses or solely from claims in excess of policy limits. Set forth on Schedule 3.14 hereto is a correct and complete list of all such insurance policies currently maintained by WRT. Each such policy is in full force and effect and will remain in full force and effect following consummation of the Plan. No such policy has premiums in arrears and no notice of cancellation or termination has been received with respect to any such policy.

          Section 3.15. Litigation. Except as set forth on the Schedules, there is no suit, action, proceeding or governmental investigation pending or, to the best of the knowledge of WRT, threatened against WRT or any of its Subsidiaries (other than any suit, action or proceeding in which WRT or any of such Subsidiaries is the plaintiff and in which no counterclaim or cross-claim against WRT or any of such Subsidiaries has been filed) nor has WRT or any of such Subsidiaries or any of their respective officers or directors been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer or director is or may be entitled to indemnification by WRT or any of such Subsidiaries, except for suits, actions or proceedings (other than suits, actions or proceedings commenced by any government or governmental authority) which if resolved adversely to WRT or any of such Subsidiaries would not in the aggregate have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby. Except as so disclosed, there is not outstanding against WRT or any of such Subsidiaries any judgment, decree, injunction, rule or order of any court, government, department, commission, agency, instrumentality or arbitrator, nor is WRT or any of such Subsidiaries in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which violation would have a Material Adverse Effect.

          Section 3.16. Employee Benefits. WRT has delivered to DLB and Wexford a true and complete copy of its employee benefit plans and programs (including, without limitation, any of the foregoing covering retirees) maintained by WRT or its Subsidiaries (the "Benefit Plans"). Neither WRT, its Subsidiaries nor any entity treated as a single employer with WRT or its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), sponsors, maintains or contributes to any Benefit Plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or, within the preceding five (5) years, sponsored, maintained or contributed to any such Benefit Plan. None of the Benefit Plans, and neither WRT nor its Subsidiaries, have any liability with respect to medical or life insurance coverage for retirees or other terminated employees, other than as required under Section 4980B of the Code. Each Benefit Plan has been administered and maintained in compliance with all applicable laws, including, without limitation, ERISA and the Code, and in accordance with its terms. No nonexempt "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Benefit Plan. WRT and its Subsidiaries have complied with all reporting, disclosure and other obligations as may be imposed under all applicable laws by reason of the operation of any Benefit Plan. The terms of each Benefit Plan permit the sponsor to amend, modify or terminate each such Benefit Plan and no representations, written or oral, would limit the ability of WRT or its Subsidiaries to amend, modify or terminate any Benefit Plan. With respect to each Benefit Plan intended to qualify under Section 401(a) of the Code, the Internal Revenue Service has issued a favorable determination letter that such Benefit Plan is qualified under Section 401(a) of the Code and such Benefit Plan is exempt from federal taxation under Section 501(a) of the Code; a copy of the most recent of all such determination letters has been made available to DLB and Wexford and nothing has occurred since the date of such letter that could reasonably be expected to cause any such Benefit Plan to lose such qualification or exemption.

          Section 3.17. Absence of Certain Changes. Since the date of the WRT Historical Financial Statements and except as disclosed in the WRT 10-K or the Disclosure Statement, the business of WRT has been conducted in the ordinary course consistent with past practices and there has not been:

                    (i) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

                    (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of WRT, or any repurchase, redemption or other acquisition by WRT or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, WRT or any Subsidiary;

                    (iii) any amendment of any material term of any outstanding security of WRT or any Subsidiary;

                    (iv) any incurrence, assumption or guarantee by WRT or any Subsidiary of any indebtedness for borrowed money;

                    (v) any creation or assumption by WRT or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                    (vi) any making of any loan, advance or capital contributions to or investment in any Person;

                    (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of WRT or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                    (viii) any transaction or commitment made, or any contract or agreement entered into, by WRT or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by WRT or any Subsidiary of any contract or other right, in either case, material to WRT and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Commitment Agreement;

                    (ix) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of WRT or any Subsidiary (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of WRT or any Subsidiary, or (C) change in compensation or other benefits payable to any director, officer or employee of WRT or any Subsidiary pursuant to any severance or retirement plans or policies thereof;

                    (x) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of WRT or any Subsidiary, which employee was not previously subject to a collective bargaining agreement, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of WRT or any Subsidiary; or

                    (xi)     any agreement to do any of the forgoing.

          Section 3.18. Environmental Matters. (a) WRT and its Subsidiaries have obtained all permits, licenses and other authorizations, and have made all registrations and given all notifications, that are required with respect to the operation of their respective businesses under all applicable Environmental Laws other than those permits, licenses, other authorizations, registrations and notifications the failure of which to obtain or make, individually or in the aggregate, would not have a Material Adverse Effect.

               (b) WRT and its Subsidiaries are in compliance in all material respects with all terms and conditions of the required permits, licenses and other authorizations referred to in paragraph (a) above, and are also in compliance in all material respects with any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, settlement agreement, notice or demand letter issued, entered, promulgated or approved thereunder, other than where the failure to be in such compliance, individually or in the aggregate, would not have a Material Adverse Effect.

               (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter (collectively "Actions") pending or, to the knowledge of WRT, threatened against WRT or any of its Subsidiaries (including without limitations, any claims made against or with respect to the Buyer's Leasehold and Facilities) relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder other than Actions that, if determined adversely to WRT or such Subsidiaries, would not reasonably be expected to have a Material Adverse Effect.

          Section 3.19.     Intellectual Property.  (a)  Set forth on Schedule
3.19 hereto is a correct and complete list of all patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights owned by WRT or its Subsidiaries. WRT and its Subsidiaries own or possess adequate patent rights or licenses or other rights to use patent rights, inventions, trademarks, service marks, trade names and copyrights used or necessary to conduct the general business now operated by them and neither WRT nor any of its Subsidiaries has received any notice of infringement or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trademarks, service marks, trade names or copyrights which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

               (b) None of the processes and formulae, research and development results and other know-how of WRT or any Subsidiary, the value of which to WRT or such Subsidiary is contingent upon maintenance of the confidentiality thereof, has been disclosed by WRT or any Subsidiary to any Person other than employees, representatives and agents of WRT or any Subsidiary all of whom are bound by written confidentiality agreements.

          Section 3.20 Licenses and Permits. Schedule 3.20 correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the assets or business of WRT and its Subsidiaries (the "Permits") together with the name of the government agency or entity issuing such Permit. Such Permits are valid and in full force and effect and none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

          Section 3.21 Labor Matters. Neither WRT nor any of its Subsidiaries are, or, within the preceding three (3) years, have been, parties to any collective bargaining agreements covering employees or former employees. WRT and its Subsidiaries are in compliance with all applicable labor and employment laws, except where the failure so to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best of the knowledge of WRT, no employee or former employee has a reasonable basis for any action against WRT or its Subsidiaries arising out of any statute, ordinance or regulation relating to discrimination in employment practices.

          Section 3.22     Oil and Gas Representations.   (a) Royalties and
Rentals; Full Force and Effect. The oil, gas and mineral lease forming a portion of the Buyer's Leasehold and Facilities is in full force and effect. WRT has paid, or has caused to be paid, timely all royalties, rentals or other payments due under the Buyer's Leasehold and Facilities except for those payments which are subject to a bona fide dispute and which will not result in grounds for cancellation of any portion of the Buyer's Leasehold and Facilities and has taken or has caused to be taken all necessary action required to preserve the Buyer's Leasehold and Facilities in full force and effect. WRT has not received any demand (which has not been satisfied) from, nor is it a party to any dispute concerning the Buyer's Leasehold and Facilities, and, to WRT's knowledge, no other person owning an interest in the Buyer's Leasehold and Facilities has received any such demand or is a party to any such dispute. Additionally, there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute a breach or default on behalf of WRT or, to the knowledge of WRT, on behalf of any other party, under the oil, gas and mineral lease forming a part of the Buyer's Leasehold and Facilities.

               (b)     Prepayment Arrangements.   WRT is not obligated by
virtue of any prepayment arrangement under any contract for the sale of hydrocarbons containing a take-or-pay or similar provision, or a production payment or of any other prepayment arrangement, to deliver hydrocarbons whose production is or may be attributable to the Buyer's Leasehold and Facilities at some future time without then or thereafter having the right to receive and retain full payment therefor.

               (c)     Call on Production.   No party has any call upon,
option to purchase or other preferential purchase right with respect to hydrocarbon production from or attributable to the Buyer's Leasehold and Facilities.

               (d)     Oil and Gas Taxes.   All ad valorem, property,
production, excise, severance, windfall profits and other similar taxes and assessments based on or measured by the ownership of the Buyer's Leasehold and Facilities or the production of hydrocarbons or the receipt of proceeds therefrom for all years prior to the year 1997, which are not foreclosed by reason of the expiration of any applicable statutes of limitation or the receipt of any closing letters from relevant taxing authorities, have been properly paid, and all such taxes and assessments which become due and payable prior to Closing shall be properly paid by WRT.

               (e) Liens; Claims; Litigation. There are no liens, claims or demands or suits, actions or other proceedings pending or, to the knowledge of WRT, threatened before any court or governmental body or agency or arbitral body which could result in impairment or loss of WRT's title to any part of the Buyer's Leasehold and Facilities or the value thereof or which might hinder or impede the operation of the Buyer's Leasehold and Facilities.

               (f)     Condition of Personal Property.   Except as disclosed
to DLB, all of the equipment, facilities, fixtures, appurtenances and other personal property which form a part of the Buyers Leasehold and Facilities have been maintained in a state of repair that is adequate for normal operations, and are in good working order.

               (g)     Accuracy of Data.   All of the written data, including
production records, computer printouts and other such data, whether similar or dissimilar, at the time furnished by WRT to DLB, in conjunction with DLB's evaluation of the Buyer's Leasehold and Facilities, was complete to the best of WRT's knowledge, and the information reported therein was not materially false, and it did not omit any material fact necessary to make the reported information not misleading. WRT has no knowledge of any matter which materially and adversely affects (or may materially and adversely affect) the operations, prospects or condition of any portion of the Buyer's Leasehold and Facilities, which has not been set forth in this Agreement or in the Schedules thereto.

               (h)     Title.   Seller owns Defensible Title (as hereinafter
defined) to no less than the net revenue interest and no more than the working interest in the oil, gas and mineral lease forming a part of the Buyer's Leasehold and Facilities as is set forth in Schedule 3.22. The term "Defensible Title" as used herein shall mean, as to the Buyer's Leasehold and Facilities, such title that (1) entitles WRT to receive a percentage of all oil, gas and other hydrocarbon minerals which are produced, saved and marketed from or attributable to the Buyer's Leasehold and Facilities not less than the interest shown as the net revenue interest of WRT on Schedule 3.22 hereto, without reduction, suspension or termination for the productive life of Buyer's Leasehold and Facilities; (2) obligates WRT to bear a percentage of the costs and expenses relating to operations on the maintenance and development of the Buyer's Leasehold and Facilities not greater than the interest shown as the working interest of WRT on Schedule 3.22 hereto, without increase for the productive life of the Buyer's Leasehold and Facilities (unless the net revenue interest increases at least proportionately); and (3) is free and clear of all production payments, debts, liens, mortgages, security interests, contract obligations, restrictions on transferability, preferential purchase rights, claims, defects and encumbrances except for the Permitted Encumbrances (as hereinafter defined). The term "Permitted Encumbrances" as used herein shall mean:

               (1)     liens securing amounts not yet owing for taxes;

                    (2) mechanic's, materialmen's, repairmen's or similar liens or charges which relate to obligations not yet delinquent or the validity of which is being contested in good faith;

                    (3) liens of a form and scope customary in the oil and gas industry under operating agreements and other similar instruments and agreements;

                    (4) such defects or irregularities, if any, in the title to the Buyer's Leasehold and Facilities that individually or in the aggregate do not impair the Buyer's Leasehold and Facilities or the value thereof, affect the obligation of WRT under this Agreement or materially adversely affect the use of the Buyer's Leasehold and Facilities; and

                    (5) royalties, overriding royalties, production payments and other burdens on production from or attributable to the Buyer's Leasehold and Facilities that are usual and customary in the oil and gas industry and that have been taken into account in the net revenue interests set forth in Schedule 3.22.

               (j) Licenses and Permits; Filings. All authorizations, licenses and permits required under federal, state and local laws have been obtained, and all filings necessary to obtain such authorizations, licenses and permits have been made, to own and operate the Buyer's Leasehold and Facilities as presently being owned and operated. Such authorizations, licenses, permits and filings are in full force and effect, and no material violations exist with respect to any of the same, and WRT has not received notice of any violation of or investigation relating thereto.

                (k)     AFE's and Other Extant Obligations.   There are no
outstanding authorities for expenditure or other contracts or agreements, except that certain Global Settlement by and among the State of Louisiana, Texaco, Inc. and the Louisiana Land and Exploration Company, dated February 22, 1994, that;

                    (l) require the drilling of wells or other material development operations in order to earn or to continue to hold all or any portion of the Buyer's Leasehold and Facilities; or

                    (2) obligate WRT to make payments of any material amounts in connection with drilling of wells or other material capital expenditures affecting the Buyer's Leasehold and Facilities.

               (l)     Wells, Plugging and Abandonment.   There are no wells
located on the Buyer's Leasehold and Facilities, or bottom-holed under the Buyer's Leasehold and Facilities, which are currently producing, or capable of producing, hydrocarbons. All wells located on, or bottom-holed under, the Buyer's Leasehold and Facilities have been plugged and abandoned in accordance with all applicable laws, ordinances, rules, regulations and permits of any governmental body or agency having jurisdiction thereover; and there are no wells located on, or bottom-holed under, the Buyer's Leasehold and Facilities that WRT, the subject operator or any other party owning an interest in the Buyer's Leasehold and Facilities is obligated by order or other action of any governmental body or agency to plug and abandon within a time certain.

               (m)     Existing Documents.   For purposes of this Agreement,
the term "Existing Documents" shall mean all the oil, gas and other mineral leases, assignments or other instruments or agreements that comprise the Buyer's Leasehold and Facilities and all contractually binding arrangements to which the Buyer's Leasehold and Facilities may be subject and which will be binding on the Buyer's Leasehold and Facilities or DLB after closing (including, without limitation, oil, gas and farm-in agreements, option agreements, forced pooling orders, assignments of production payments, unit agreements, joint operating agreements, balancing agreements, unit operating agreements, production contracts, processing contracts, gas sales contracts, marketing and transportation contracts and division orders). With respect to the Buyer's Leasehold and Facilities and insofar as the following could materially prevent DLB from receiving the proceeds of production attributable to, or otherwise receiving the economic benefits deriving from, the Buyer's Leasehold and Facilities or result in he cancellation of DLBW's interest therein, (i) all Existing Documents are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except as may result from the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement; (ii) WRT is not in material breach or default with respect to any of its obligations pursuant to any such Existing Documents or any regulations incorporated therein or governing same, except as a result of the pendency of the Chapter 11 Case or as disclosed in the Disclosure Statement; and (iii) all payments (including, without limitation, royalties, delay rentals, shut-in royalties and valid calls under unit or operating agreements) and obligations due thereunder have been made and satisfied by or on behalf of WRT.

          Section 3.23. Full Disclosure. WRT has disclosed to DLB and Wexford all material facts concerning WRT's and its Subsidiaries assets, business, operations, financial condition and prospects. No representation or warranty by WRT in this Commitment Agreement and no statement made by WRT contained in the Plan, the Disclosure Statement (other than statements made by DLBW therein) or any document delivered or to be delivered by or on behalf of WRT to DLB and Wexford in accordance with this Commitment Agreement contained or will contain any untrue statement of material fact or omitted or will omit to state a material fact necessary to make the statements contained in this Commitment Agreement or in any such document, in light of the circumstances under which they were made, not misleading.

                              ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF DLB AND WEXFORD

          Section 4.01. Representations and Warranties of DLB. DLB hereby represents and warrants to, and covenants and agrees with, WRT and Wexford that (i) this Commitment Agreement has been duly authorized by DLB and has been duly executed and delivered on its behalf and constitutes the valid and binding obligation of DLB, enforceable against DLB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity, (ii) it has and will have full power and authority to contribute at the closing the funds required pursuant to Article II hereof to the capital of New WRT, (iii) the execution and delivery by DLB of this Commitment Agreement, and the consummation by DLB of the transactions contemplated hereby, will not, to the best of DLB's knowledge, conflict with, violate, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of a lien on, or the acceleration of any obligation or the loss of a benefit under, (I) DLB's certificate of incorporation or by-laws, (II) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which DLB may then be a party or by which it or its respective properties and assets may then be bound, or (III) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority, (iv) subject to such filings as may be required under the Exchange Act, the HSR Act and the entry of the Confirmation Order, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any federal or state government or governmental authority required to be made or obtained by DLB for the consummation by it of the transactions contemplated hereby have been made or obtained or will be made or obtained prior to the Effective Date and (v) the information provided by DLB in writing expressly for inclusion in the Disclosure Statement does not, and will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.02 Representations and Warranties of Wexford. Wexford hereby represents and warrants to, and covenants and agrees with, WRT and DLB that (i) this Commitment Agreement has been duly authorized by Wexford in its capacity as investment manager for the Wexford Funds and, if necessary, by each of the Wexford Funds, has been duly executed and delivered on its behalf and constitutes the valid and binding obligation of the Wexford Funds, enforceable against the Wexford Funds in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding at law or in equity,
(ii) the Wexford Funds have and will have full power and authority to contribute at the Closing the funds required pursuant to Article II hereof to the capital of new WRT, (iii) the execution and delivery by Wexford and the

Wexford Funds of this Commitment Agreement, and the consummation by the Wexford Funds of the transactions contemplated hereby, will not, to the best of Wexford's knowledge, conflict with, violate, or result in any breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of a lien on, or the acceleration of any obligation or the loss of a benefit under, (I) Wexford's operating agreement or the partnership agreements of the Wexford Funds, (II) any note, indenture, deed of trust, material lease, or other material instrument, contract or agreement to which Wexford or the Wexford Funds may then be a party or by which they or their respective properties and assets may then be bound, or (III) any law, ordinance, rule or regulation of any government or governmental authority or judgment, order or decree of any court or governmental authority, (iv) subject to such filings as may be required under the Exchange Act, the HSR Act and the entry of the Confirmation Order, all consents, approvals, orders and authorizations of, and all registrations, declarations and filings with, any federal or state government or governmental authority required to be made or obtained by Wexford for the consummation by it of the transactions contemplated hereby have been made or obtained or will be made or obtained prior to the Effective Date and (v) the information provided by Wexford in writing expressly for inclusion in the Disclosure Statement does not, and will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.03. Financing. DLB and the Wexford Funds have, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the funds required pursuant to Article II hereof and any other amounts to be paid by it hereunder.

          Section 4.04. Purchase for Investment. DLB and the Wexford Funds are purchasing the New WRT Common Stock and the New WRT Subscription Common Stock for investment for their own respective accounts and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. DLB, Wexford and the Wexford Funds(either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments in the New WRT Common Stock and the New WRT Subscription Common Stock and are capable of bearing the economic risks of such investment.

          Section 4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of DLB, Wexford or the Wexford Funds threatened against or affecting, DLB, Wexford or the Wexford Funds before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Commitment Agreement.

                                   ARTICLE V

                               COVENANTS OF WRT

          WRT covenants and agrees with DLB and Wexford that, from and after the date hereof and until the Effective Date, except as otherwise expressly provided herein or in the Plan and subject to the terms and conditions hereof:

          Section 5.01 Conduct of Business. (a) WRT shall carry on its business diligently and consistent with good business practice, maintain its properties in customary repair, order and condition, ordinary wear and tear excepted, and use all reasonable commercial efforts to maintain and preserve its business organization.

               (b) WRT will not (i) take or agree or commit to take any action that would make any representation and warranty of WRT hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

          Section 5.02     Actions in the Chapter 11 Case.

               (a) Subject to its fiduciary obligations as debtor-in-possession in the Chapter 11 Case, WRT shall use its best efforts, diligently and in good faith, to cause the Plan to be confirmed by the Bankruptcy Court. Without limiting the application of the foregoing sentence, so long as this Commitment Agreement is in full force and effect, WRT will not propose or in any way support any plan that fails to provide for the full payment in cash at the Closing of the Texaco Claim. WRT shall not amend the Plan or permit the Plan to be amended without the prior written consent of DLB and Wexford and, upon the request of DLB and Wexford, shall promptly file with the Bankruptcy Court all such amendments to the Plan and to the Disclosure Statement or any exhibit to the Plan or Disclosure Statement as are necessary in order to give effect to the provisions of this Commitment Agreement. Subject to the confirmation of the Plan, WRT shall take all actions not inconsistent with the terms of this Commitment Agreement that are necessary or appropriate in order to effect the consummation of the Plan and the transactions contemplated by this Commitment Agreement.

               (b) Promptly after the execution and delivery hereof, WRT shall make such filings (which shall be in form and substance satisfactory to DLB and Wexford) with the Bankruptcy Court as are necessary in order to obtain the approval of the Bankruptcy Court of the terms and provisions of this Commitment Agreement on or before entry of an order approving the Disclosure Statement, including, without limitation, the provisions of Sections 10.02 and
10.03 hereof. WRT shall use its best efforts, diligently and in good faith, to obtain such approval as promptly as practicable and shall submit a motion for such approval, substantially in the form of Exhibit B hereto, to the Bankruptcy Court no later than the close of business on January 28, 1997.

               (c) WRT shall use its best efforts, diligently and in good faith, to file with the Bankruptcy Court and to prosecute objections to all Claims that WRT, DLB or Wexford believes in good faith are subject to objection in whole or in part, including, without limitation, objections to the amount of such Claims and to any lien, mortgage or other security interest asserted with respect to such Claims, and shall not settle any such objection except with the consent of DLB and Wexford, which consent shall not be unreasonably withheld.

               (d) WRT shall not take any actions or omit to take any actions that are inconsistent with the provisions of this Commitment Agreement or that interfere in any manner with the provisions of this Commitment Agreement.

               (e) WRT shall exercise all reasonable efforts, diligently and in good faith, to have the New WRT Common Stock qualified, prior to the Effective Date, for quotation on the NASDAQ system upon issuance thereof.

          Section 5.03 Negative Covenants. WRT will not, except as expressly or specifically contemplated by this Commitment Agreement or as expressly and specifically permitted in the Plan, engage in any of the following activities or transactions without the express written consent of DLB and Wexford, which shall not be unreasonably withheld:

               (a) propose or in any way support any plan of reorganization for WRT other than the Plan;

               (b) sell, lease, dispose of or transfer, or agree to sell, lease, dispose of or transfer, any material leases or any other material assets or rights, or cancel or agree to cancel any material liabilities owed to WRT;

               (c) issue, sell, deliver or agree to issue, sell or deliver any shares of capital stock, bonds, debentures, notes or other corporate securities of which WRT is the issuer or grantor, or grant or issue, or agree to grant or issue, any options, warrants, bonuses or other similar rights calling for the issuance of such securities;

               (d) borrow, or agree to borrow, any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability for borrowed money;

               (e) except for (i) Permitted Liens and (ii) leases entered into in the ordinary course of business and not otherwise prohibited hereby, mortgage, pledge or otherwise encumber any part of its assets;

               (f) enter, or agree to enter, into any agreement or arrangement (i) granting any rights of first refusal or similar preferential rights to purchase any assets of WRT, other than in the ordinary course of business and with respect to non-material assets, or (ii) requiring the consent of any Person to the consummation of any of the transactions contemplated by this Commitment Agreement or the Plan;

               (g) breach, amend (other than in the ordinary course of business consistent with past practices) or terminate (other than in accordance with its terms) any material agreement, contract or instrument to which WRT is a party;

               (h) merge or consolidate with or into any other Person, acquire control or acquire any capital shares or other securities of any other Person, or take any steps incidental to or in furtherance of any such actions, whether by entering into an agreement providing therefor or otherwise;

               (i) enter into any material contract, arrangement or agreement (other than contracts, agreements or arrangements entered into in the ordinary course of business consistent with past practices);

               (j) except as required by law or by GAAP, made any material alteration in the manner of keeping its books, accounts or records or in the accounting practices reflected therein;

               (k) enter into any material transaction or acquire any capital assets other than in the ordinary course of business consistent with past practices;

               (l) reject any executory contract or unexpired lease with respect to which the damages resulting from such rejection would exceed $50,000;

               (m) amend its certificate of incorporation or by-laws or change its authorized or outstanding capital stock;

               (n) except in amounts that individually or in the aggregate are not material, (i) grant to any director or officer or to any employee or consultant any increase in compensation in any form, (ii) grant to any such person any severance or termination pay or benefit, or (iii) make any loan or advance to, or enter into, amend, modify, terminate or renew any compensation benefit or employment agreement or arrangement with, any such person; or

               (o) take any other action inconsistent with the terms of this Commitment Agreement or the Plan or that could reasonably be expected to impair the consummation of the transactions contemplated hereby or thereby.

          Section 5.04     Delivery of Certain Documents.

               (a) WRT shall promptly furnish to DLB and Wexford from the date hereof until the Effective Date a copy of each such report, including financial statements and schedules, hereafter filed by WRT pursuant to the Exchange Act, and all material documents served upon or served by WRT in connection with the Chapter 11 Case or any action or proceeding which may be initiated with respect to any transaction contemplated by this Commitment Agreement.

               (b) WRT shall give DLB and Wexford and their respective accountants, counsel and other designated representatives access during normal business hours throughout the period from the date hereof to the Effective Date to all premises, books, records and other information of and concerning WRT (including, without limitation, all work papers relating to tax and accounting information used in connection with the preparation of financial statements and tax returns), and shall cause its officers and managerial employees to furnish to DLB and Wexford such financial and operating data and other information with respect to its business and properties as either may reasonably request. No investigation made by or information furnished to DLB or Wexford pursuant to this Commitment Agreement shall be deemed to impact DLB's and Wexford's ability to rely on any representations or warranties by WRT or the conditions to the obligations of the parties to consummate the transactions contemplated by this Commitment Agreement.

          Section 5.05 Notification. WRT shall promptly notify DLB and Wexford of (a) the occurrence of any change, event or condition that has had, or could reasonably be expected to have, an effect on the Closing or a Material Adverse Effect, (b) the commencement or threat of commencement of any litigation that might reasonably be expected to have a Material Adverse Effect or that relate to the consummation of the transactions contemplated by this Commitment Agreement or the Plan, (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Commitment Agreement or the Plan, (d) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Commitment Agreement or the Plan or (e) any change in the senior management of WRT.

          Section 5.06. Updating Disclosures. From time to time through the Effective Date, WRT will promptly deliver to DLB and Wexford any information concerning events subsequent to the date of this Commitment Agreement or which becomes available to WRT after the date hereof which is necessary to supplement the representations and warranties of WRT contained herein, in order that such representations and warranties are kept current, complete and accurate in all material respects. Such delivery shall, to the extent of any new disclosure the substance of which has had or could be reasonably expected to have a Material Adverse Effect, provide DLB and Wexford the right to terminate this Commitment Agreement or pursue any other legal remedy hereunder.

          Section 5.07. Maintenance of Insurance. Through the Effective Date, WRT will keep in force substantially the same kinds and amounts of insurance which is carried as of the date hereof.

          Section 5.08 Government Filings. WRT will (i) duly and timely file (subject to authorized extensions) all reports or returns required to be filed with federal authorities and all material reports and returns required to be filed with state, foreign, local or other authorities, (ii) except as contemplated by the Plan, unless contesting such in good faith and having established adequate book reserves therefor, promptly pay, as and when due, all federal, state, local and foreign taxes, assessments and governmental charges to the extent such taxes, assessments and charges constitute expenses of administration under Section 503 of the Bankruptcy Code and (iii) duly observe and conform to all lawful requirements of any governmental authority relating to any of its properties or to the operation and conduct of its business and to all covenants, terms and conditions upon, or under which, any of its properties are held where the failure so to observe, conform or comply would have a Material Adverse Effect.

          Section 5.09 Management Reports. Subject to its fiduciary duties as debtor-in-possession, WRT shall prepare, consistently with its current practice, and deliver to DLB and Wexford copies of its monthly operating statements, variance reports and other internal reports and documents, simultaneously with the customary internal circulation thereof within WRT.

          Section 5.10 Board Meetings. WRT shall give DLB and Wexford at least two days' prior notice of any board meeting or meeting of a committee of the board and, subject to WRT's fiduciary duties as a debtor-in-possession, DLB and Wexford each shall have the right to have a representative attend all such meetings.

          Section 5.11 Further Assurances. WRT shall (a) execute and deliver such instruments and take such other actions as DLB and Wexford may reasonably require in order to carry out the intent and purpose of this Commitment Agreement and the Plan, (b) use its best efforts, diligently and in good faith, to obtain any consents required herein to be obtained, (c) subject to its fiduciary duties as debtor-in-possession, diligently support this Commitment Agreement and the Plan in any proceeding before the Bankruptcy Court or any other governmental or regulatory authority whose approval of the transaction contemplated hereby and by the Plan is required, (d) subject to its fiduciary duties as debtor-in-possession, use its best efforts, diligently and in good faith, to oppose any litigation that seeks to restrain or prohibit the consummation of the transactions contemplated hereby or by the Plan or which would have a Material Adverse Effect and (e) use its best efforts, diligently and in good faith, to cause the conditions precedent set forth in
Article IX hereof to be satisfied.

                              ARTICLE VI

                       COVENANTS OF DLB AND WEXFORD

          Section 6.01 General Covenants. Each of DLB and Wexford, jointly and severally, covenants and agrees, subject to the terms and conditions hereof, that they will (a) execute and deliver such instruments and take such other actions as WRT may reasonably require in order to carry out the intent and purpose of this Commitment Agreement and the Plan, (b) use their best efforts, diligently and in good faith, to obtain any consents required herein to be obtained by them, (c) diligently support this Commitment Agreement and the Plan in any proceeding before the Bankruptcy Court or any other governmental or regulatory authority whose approval of the transaction contemplated hereby and by the Plan is required, (d) vote the Claims held by them in favor of the confirmation of the Plan, (e) use their best efforts, diligently and in good faith, to oppose any litigation that seeks to restrain or prohibit the consummation of the transactions contemplated hereby or by the Plan and (f) use their best efforts, diligently and in good faith, to cause the conditions precedent set forth in Article VIII hereof to be satisfied.

                              ARTICLE VII

                    COVENANTS OF WRT, DLB AND WEXFORD


          WRT, DLB and Wexford agree that:

          Section 7.01 Best Efforts. Subject to the terms and conditions of this Commitment Agreement, WRT, DLB and Wexford will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Commitment Agreement. WRT, DLB and Wexford agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Commitment Agreement.

          Section 7.02 Certain Filings. WRT, DLB and Wexford shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Commitment Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

          Section 7.03 Public Announcements. The parties agree to consult with each other before making any press release or making any public statement with respect to this Commitment Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

          Section 7.04 Confidential Treatment. Each of DLB and Wexford, severally and not jointly, on the one hand and WRT on the other hand agrees that all non-public information provided or made available to it or any of its affiliates by or on behalf of the other party hereunder or pursuant hereto shall be kept confidential and shall not be used by it or such affiliates for any purpose other than in connection with the transactions contemplated by this Commitment Agreement; provided, however that the foregoing shall not apply to any such information which becomes publicly available (i) other than through breach of this Section 7.04, (ii) from a third party not under a confidentiality obligation to the parties hereto or (iii) because it is included in the Disclosure Statement as required pursuant to Section 1125 of the Bankruptcy Code.

                              ARTICLE VIII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF WRT

          Section 8.01. Conditions Precedent to WRT's Obligations. The obligations of WRT to consummate the transactions contemplated by this Commitment Agreement, including, without limitation, to issue shares of New WRT Common Stock and New WRT Subscription Common Stock as provided herein and in the Plan at the times herein and therein provided, shall be subject to the satisfaction, or to the waiver by WRT, of each of the following conditions:

               (a) The Bankruptcy Court shall have entered the Confirmation Order.

               (b) At the Effective Date, all required consents and approvals of any governmental agency, authority, commission or other party shall have been obtained and the same shall be in full force and effect, any applicable waiting period (and any extension thereof) applicable to the consummation of the Plan under the HSR Act shall have expired or been earlier terminated and no preliminary or permanent injunction or other order, decree or ruling barring consummation of the Plan shall have been entered with respect to or in connection with any application under the HSR Act.

               (c) The representations and warranties of DLB and Wexford contained herein shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Effective Date, as if made by DLB and Wexford, respectively, on and as of such date.

               (h) At the Effective Date, each of DLB and Wexford shall have complied or shall concurrently comply with each covenant and agreement required herein to be complied with by it on or prior to the Effective Date.

                                ARTICLE IX

              CONDITIONS PRECEDENT TO OBLIGATIONS OF DLB AND WEXFORD

          Section 9.01. Conditions to Respective Obligations of DLB and Wexford. The joint and several obligations of DLB and Wexford to consummate the transactions contemplated by this Commitment Agreement, including, without limitation, to make or effect or cause to be made or effected, the payments required pursuant to Article II hereof at the times therein provided, shall be subject to the satisfaction, or to the waiver by each of DLB and Wexford (except as expressly provided in this Section 9.01), of each of the following conditions:

               (a) Prior to the Effective Date, there shall have been approved pursuant to an order of the Bankruptcy Court (which order, contemplated to be the Confirmation Order, shall have become a Final Order) the issuance to DLB and Wexford of the shares of New WRT Common Stock and New WRT Subscription Common Stock issuable to DLB and Wexford, the payment in full of the Texaco Claim and all the other provisions of Article II hereof and at the Effective Date, no action, suit or proceeding by or before any court, governmental agency or other tribunal shall be pending or threatened against WRT, DLB or Wexford, arising out of or with respect to the transactions contemplated by this Commitment Agreement, the Plan or the Disclosure Statement.

               (b) The Bankruptcy Court shall have entered the Confirmation Order, which order shall have become a Final Order, and such Final Order shall contain, inter alia, provisions approving the amount of the fees and expenses paid or payable to DLB and Wexford and shall be in form and substance satisfactory to each of DLB and Wexford.

               (c) Prior to the initial date of mailing of the Disclosure Statement, as approved by the Bankruptcy Court to the creditors and shareholders of WRT (the "Mailing Date"), the Bankruptcy Court shall have entered an order (which order shall become a Final Order) approving certain provisions of this Commitment Agreement, including, without limitation, Sections 2.02(a) and (b), 10.02 and 10.03 and Articles V and VII.

               (d) At the Effective Date, no action, suit or proceeding by or before any court, governmental agency or other tribunal shall be pending or threatened, other than those actions, suits and proceedings described in the Schedules, against WRT the adverse determination of which would have a Material Adverse Effect.

               (e) From the date hereof through and including the Effective Date, there shall have been no material adverse change in the business, properties, financial condition, results of operations or prospects of WRT or New WRT.

               (f) All consents and approvals of any governmental agency, authority, commission or other party shall have been obtained and the same shall be in full force and effect on and as of the Effective Date, any waiting period (and any extension thereof) applicable to the consummation of the Plan under the HSR Act shall have expired or been earlier terminated and no preliminary or permanent injunction or other order, decree or ruling barring consummation of the Plan shall have been entered with respect to or in connection with any application under the HSR Act.

               (g) The representations and warranties of WRT contained herein shall have been true and correct when made, and shall be true and correct in all material respects on and as of the Effective Date, as if made by New WRT on and as of such date, and DLB and Wexford shall have received a certificate of an executive officer of New WRT to such effect.

               (h) At the Effective Date, each of WRT and New WRT shall have complied or shall concurrently comply with each covenant and agreement required herein to be complied with by it on or prior to the Effective Date, and DLB and Wexford have received a certificate of an executive officer of New WRT to such effect.

               (i) At the Effective Date, the New WRT Certificate of Incorporation shall have been duly adopted and filed with the Secretary of State for the State of Delaware and the New WRT By-Laws shall have been duly adopted and each shall contain provisions acceptable to DLB and Wexford.

               (j) The Registration Rights Agreement, the New WRT Subscription Rights Agreement and the Administrative Services Agreement shall have been executed and delivered by the parties thereto and such agreements shall contain substantially the terms described in the Disclosure Statement, and all Exhibits and Schedules to the Plan and Disclosure Statement shall be in form and substance reasonably satisfactory to each of DLB and Wexford.

               (k) The Louisiana State Mineral Board shall have executed a consent to the transfer of the WCBB Assets to DLB (or its designee) pursuant to the terms of the Purchase, Sale and Exchange Agreement.

               (l) There shall not have occurred (i) any material adverse change in the condition of the financial markets generally, in the United States, or in the worldwide market for geophysical services, or any outbreak of hostilities if such hostilities materially adversely affect the oil markets or the market for geophysical services or involve the United States, or other national or international calamity or crisis the effect of which shall be such as to make it, in the reasonable judgment of DLB and Wexford, impracticable to consummate the transactions contemplated hereby to be consummated at the Effective Date, or (ii) any suspension in trading in any securities of WRT or New WRT by the Commission or any national or regional securities exchange, or the establishment of minimum or maximum prices for trading, or maximum ranges for prices for securities, by said exchange or by order of the Commission or any other government authority, or any declaration of a banking moratorium by Federal, New York or Texas authorities.

               (m) DLB and Wexford shall have received an opinion, dated the Effective Date, of Sheinfeld, Maley & Kay, P.C., counsel to WRT, in form and substance satisfactory to DLB and Wexford.

          Section 9.02. Waivers. On the date (which shall not be prior to 15 days after entry of an order confirming the Plan) on which WRT notifies DLB and Wexford that the remaining conditions to the obligations of DLB and Wexford set forth in Section 9.01 hereof have been satisfied or waived and WRT delivers all such instruments, certificates and opinions in appropriate form as required under this Commitment Agreement, DLB and Wexford shall determine whether the conditions set forth in Sections 9.01(d), 9.01(g) and 9.01(k) have been satisfied, or if such conditions have not been satisfied shall determine whether or not to waive the same, and shall notify New WRT of the results of said determination and in the event that all of such conditions are not satisfied or waived, the Effective Date shall not occur and the parties hereto shall have such right and obligations as are expressly set forth herein.

                                 ARTICLE X

                               MISCELLANEOUS

          Section 10.01.  Compliance with Plan.   Without limiting the
obligations of WRT under this Commitment Agreement, WRT hereby covenants and agrees with DLB and Wexford that it will comply in all respects with the provisions of the Plan from and after the entry by the Bankruptcy Court of the Confirmation Order with the same force and effect as if such provisions were set forth in full herein.

          Section 10.02. Break-Up Fee. If (a) WRT breaches in any material respect any of its covenants or obligations under this Commitment Agreement or the Plan, (b) WRT reaches an agreement in principle with respect to, accepts a commitment for the purchase of, contracts to sell or sells WRT or a material portion of its assets or operations, or, pursuant to a plan of reorganization or otherwise, debt or equity securities of WRT, to any person other than an Extant Bidder, DLB and Wexford or persons approved by DLB and Wexford, or WRT terminates this Commitment Agreement for any reason other than as a result of a material breach hereof by DLB and Wexford or (c) a plan of reorganization for WRT other than the Plan or a plan proposed solely by an Extant Bidder is confirmed (collectively, a "Break-Up Event"), then (x) DLB and Wexford shall have the right to terminate this Commitment Agreement or pursue any other legal remedy hereunder and (y) WRT shall immediately pay to DLB and Wexford, in addition to the reimbursement of out-of-pocket expenses set forth in
Section 10.03 hereof, a fee (the "Break-Up Fee") in the amount of $700,000, payable following written demand therefor by DLB and Wexford; provided, however, that the Break-Up Fee shall not be payable if (x) any of the conditions precedent contained in this Commitment Agreement or the Plan is not met or (y) DLB and Wexford breaches any of their covenants or obligations under this Commitment Agreement. The Break-Up Fee shall be an administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code payable at the time all other such administrative expenses are paid (other than professional fees and administrative expenses paid in the ordinary course). The Break-Up Fee shall be payable to DLB and Wexford if, and only if, at the occurrence of the Break-Up Event, DLB and Wexford shall have not theretofore exercised any right or stated its intent to terminate or not perform its obligations under this Commitment Agreement, except as a consequence of the failure of WRT to perform its material covenants or obligations under this Commitment Agreement or the Plan.

          Section 10.03. Expense Reimbursement. The reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel and other advisors to DLB and Wexford) incurred in connection with the preparation, negotiation and consummation of this Commitment Agreement, the Plan and all related documents and transactions shall be for WRT's account and shall be an allowed administrative expense claim under Section 503(b)(1)(A) of the Bankruptcy Code, whether or not the transactions contemplated by this Commitment Agreement are consummated; provided, however, that if such transactions are not consummated as a result of the material breach by DLB and Wexford of their covenants or obligations under this Commitment Agreement, WRT shall have no obligation to pay the fees and expenses of DLB and Wexford. Payment of such reasonable out-of-pocket costs and expenses shall be made from time to time promptly, and in no event later than 15 days, following written demand therefor by DLB and Wexford accompanied by appropriate invoices, except that the fees and expenses incurred by DLB and Wexford prior to October 22, 1996 shall be paid only if the Bankruptcy Court enters an order, which may be the Confirmation Order, approving such fees and expenses. Any costs and expenses paid to DLB and Wexford for which it is not eligible pursuant to the proviso in the first sentence of this Section 10.03 shall be promptly returned to WRT. The obligation of WRT to reimburse DLB and Wexford for their reasonable out-of-pocket costs and expenses shall not exceed $1,000,000 in excess of any and all out-of-pocket expenses of DLB and Wexford the reimbursement of which has already been approved by the Bankruptcy Court pursuant to the Expense Order, (whether or not DLB and Wexford have actually sought or obtained reimbursement of any or all of such amount). DLB and Wexford will not seek, as part of the expense reimbursement provided pursuant to this Section 10.03, reimbursement of expenses incurred by it (a) in connection with the negotiation and closing of any consensual arrangement among Texaco, DLB and WRT relating to WCBB and (b) in connection with any litigation between WRT and Texaco related to WCBB and Texaco's claims related thereto.

          Section 10.04. Liquidated Damages. If DLB or Wexford breaches in any material respect any of its covenants or obligations under this Commitment Agreement, then DLB and Wexford shall pay to WRT liquidated damages in the amount of $700,000, payable following written demand therefor by WRT. The payment of such liquidated damages shall be in addition to any other remedies available to WRT as a result of such breach.

          Section 10.05. Waivers. Any failure of WRT, DLB or Wexford to comply with any obligation, covenant, agreement or condition herein may be expressly waived by the party to which such obligation, covenant or agreement is owed or for whose benefit such condition exists to the extent permitted under applicable law. Any such waiver shall be in a writing signed by an officer or agent of the party giving such waiver thereunto duly authorized. Any waiver or any failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 10.06. Brokers and Finders; Expenses. Except for Jefferies & Company, Inc., which will be compensated as described in the Disclosure Statement, each of WRT, DLB and Wexford represents and warrants to the others of them that no broker or finder (including any of its officers, directors or agents) is entitled to any brokerage or finder's fee or other commission from it based on agreements, arrangements or undertakings made by it in connection with this Commitment Agreement or the transactions contemplated hereby.
Except as otherwise provided in this Commitment Agreement, each party shall bear its own costs and expenses in connection herewith.

          Section 10.07. Notices. Any notice, demand, claim or other communications under this Commitment Agreement shall be in writing and shall be deemed to have been given upon personal delivery thereof, or upon receipt thereof if sent by registered mail, return receipt requested, postage prepaid, or upon confirmation of delivery thereof by courier service, if sent by recognized overnight courier service, to the respective address of the parties set forth below (or such other address as a party may specify by notice given as herein provided):

          If to WRT, to:

          WRT Energy Corporation
          Attention:  Mr. Raymond P. Landry
          5718 Westheimer, Suite 1201
          Houston, Texas  77057

          Copy to:

          Sheinfeld, Maley, & Kay, P.C.
          Attention:  Joel P. Kay, Esq.
          1001 Fannin Street, Suite 3700
          Houston, Texas  77002-6797


          If to DLB, Wexford and the Wexford Funds, to:

          DLB Oil & Gas, Inc.
          Attention:  Mark Liddell
          1601 N.W. Expressway, Suite 700
          Oklahoma City, OK  73118-1401

                           - and -

          Wexford Management LLC
          Attention: Arthur Amron, Esq.
          411 West Putnam Avenue
          Greenwich, CT  06830


          Copy to:

          Schulte Roth & Zabel LLP
          Attention:  Jeffrey S. Sabin, Esq.
          900 Third Avenue
          New York, New York  10022


          Section 10.08. Successors and Assigns. This Commitment Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee of WRT and New WRT) and permitted assigns, but neither this Commitment Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

          Section 10.9. Headings. The headings of the Articles and Sections of this Commitment Agreement are inserted for convenience only and shall not affect the interpretation hereof.

          Section 10.10. Entire Agreement. This Commitment Agreement, the New WRT Subscription Rights Agreement, the Administrative Services Agreement and the Plan (including the Exhibits and Schedules hereto and thereto) contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions promises, representations, warranties, covenants, or undertakings among the parties relating to the subject matter hereof other than those expressly set forth or referred to herein or therein, subject to the approval of the Bankruptcy Court. This Commitment Agreement supersedes all prior agreements and understandings among the parties with respect to the subject matter hereof. In the event of any inconsistency between the term and provisions of this Commitment Agreement and the terms and provisions of the Plan, then, and in such event, the terms and provisions of this Commitment Agreement shall control.

          Section 10.11. Counterpart. This Commitment Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original but all such counterparts together shall constitute one and the same agreement.

          Section 10.12. Governing Law. Except to the extent inconsistent with the Bankruptcy Code, this Commitment Agreement and the legal relations between the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, principles or policies thereof respecting conflict or choice of laws.

          Section 10.13. Survival. The representations and warranties of the parties hereto shall survive only until the Effective Date but not thereafter.

          Section 10.14. Effectiveness of Agreement. The provisions of this Commitment Agreement shall become effective upon the entry by the Bankruptcy Court of an order approving the terms and conditions hereof; provided, however, that the provisions of Sections 5.02(b), 5.02(d) and 7.04 hereof shall be effective upon the execution and delivery hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Commitment Agreement to be duly executed by their officers, partners or agents thereunto duly authorized as of the day and year first above written.

                                   WRT ENERGY CORPORATION, INC., Debtor
                                   and Debtor-in-Possession


                                   By: /s/ Raymond Landry
                                       ------------------
                                      Name:
                                      Title:


                                   DLB OIL & GAS, INC.


                                   By: /s/ Mark Liddell
                                       -----------------
                                      Name:
                                      Title:


                                   WEXFORD MANAGEMENT LLC


                                   By: /s/ Charles Davidson
                                       --------------------
                                      Name:
                                      Title:


                                   WEXFORD MANAGEMENT LLC, as agent for:

                                   WEXFORD CAPITAL PARTNERS II, L.P.
                                   WEXFORD OVERSEAS PARTNERS I, L.P.
                                   WEXFORD SPECIAL SITUATIONS 1996, L.P.
                                   WEXFORD SPECIAL SITUATIONS 1996
                                     INSTITUTIONAL, L.P.
                                   WEXFORD-EURIS SPECIAL SITUATIONS 1996, L.P.
                                   WEXFORD SPECIAL SITUATIONS 1996, LIMITED


                                   By: /s/ Charles Davidson
                                       --------------------
                                       Name:
                                       Title:

Exhibit F



                         WRT ENERGY CORPORATION

                                  and

                AMERICAN STOCK TRANSFER & TRUST COMPANY,
                             as Warrant Agent

                             WARRANT AGREEMENT

                         Dated as of July 10, 1997








































           TABLE OF CONTENTS


                                                                     Page

WARRANT AGREEMENT
  Section 1.  Appointment of Warrant Agent.............................1
  Section 2.  Warrant Certificates.....................................1
  Section 3.  Execution of Warrant Certificates........................2
  Section 4.  Registration and Countersignature........................2
  Section 5.  Registration of Transfers and Exchanges..................3
  Section 6.  Terms of Warrants; Exercise of Warrants..................4
  Section 7.  Payment of Expenses, Taxes and Governmental Charges......6
  Section 8.  Mutilated or Missing Warrant Certificates................6
  Section 9.  Reservation of Warrant Shares............................7
  Section 10. Obtaining Stock Exchange Listings........................7
  Section 11. Exercise Price and Exercise Quantity.....................7
  Section 12. Adjustment of Exercise Quantity..........................7
     (a)  Adjustment for Change in Capital Stock.......................7
     (b)  Adjustment for Rights Issue..................................8
     (c)  Adjustment for Other Distribution............................9
     (d)  Adjustment for Common Stock Issue............................10
     (e)  Adjustment for Convertible Securities Issue..................10
     (f)  Current Market Price.........................................11
     (g)  Consideration Received; Occurrence of Transactions...........11
     (h)  When De Minimis Adjustment May be Deferred...................12
     (i)  Notice of Adjustment.........................................13
     (j)  Notice of Certain Transactions...............................14
     (k)  Reorganization of the Company................................14
     (l)  Warrant Agent's Disclaimer...................................14
     (m)  When Adjustment is not Required..............................15
     (o)  Form of WRT Warrants and Warrant Certificates................15
     (p)  Readjustment of Exercise Quantity............................15
  Section 13. Fractional Interests.....................................15
  Section 14. Notices to Warrant Holders...............................16
  Section 15. Merger, Consolidation or Change of Name of
              Warrant Agent............................................17
  Section 16. Warrant Agent............................................18
  Section 17. Change of Warrant Agent..................................19
  Section 18. Notices to the Company and Warrant Agent.................20
  Section 19. Supplements, Amendments and Modifications................21
  Section 20. Successors...............................................22
  Section 21. Termination..............................................22
  Section 22. Return of Unclaimed Cash or Property.....................22
  Section 23. Governing Law............................................23
  Section 24. Benefits of this Warrant Agreement.......................23
  Section 25. Agreement of Warrant Holders.............................23
  Section 26. Titles and Headings......................................24
  Section 27. Certain Interpretive Matters.............................24
  Section 28. Entire Agreement.........................................24

                                      -i-


  Section 29. Severability.............................................24
  Section 30. Counterparts.............................................24
  Section 31. Determinations of the Company's Board of Directors.......24
  Section 32. Glossary of Terms........................................24
     {Form of Warrant Certificate}....................................A-1
     {Form of Warrant Certificate}....................................A-3
     FORM OF ELECTION TO PURCHASE.....................................A-5
     FORM OF ASSIGNMENT...............................................A-6











































                                      -ii-

             WARRANT AGREEMENT

          WARRANT AGREEMENT (the "Warrant Agreement"), dated as of July 10, 1997, by and between WRT Energy Corporation, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, a New York corporation, as warrant agent (the "Warrant Agent"). Unless the context requires otherwise, capitalized terms used herein without definition shall have the same meanings specified in the Plan.

                                  WITNESSETH:

          WHEREAS, the Company proposes to issue, pursuant to the Debtor's and DLBW's Second Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated March 11, 1997, as amended (the "Plan"), up to 1,163,400 (the "Warrant Amount") WRT Warrants, as hereinafter described (the "WRT Warrants"), to purchase shares of WRT Common Stock, $0.01 par value per share, of the Company (the WRT Common Stock issuable on exercise of the WRT Warrants being referred to herein as the "Warrant Shares");

          WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance of Warrant Certificates (as defined below in Section 2) and other matters as provided herein;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

          Section 1.   Appointment of Warrant Agent.  The Company hereby
                       ----------------------------
appoints the Warrant Agent to act as agent for the Company and the Warrant Holders (as defined in Section 4) in accordance with the terms and conditions set forth hereinafter in this Warrant Agreement, and the Warrant Agent hereby accepts such appointment. The Warrant Agent shall have the powers and authority granted to and conferred upon it in the Warrant Certificates (as defined in Section 2) and such further powers and authority to act on behalf of the Company as the Company may hereafter grant to or confer upon it. All terms and provisions with respect to such powers and authority contained in the Warrant Certificate are subject to and governed by the terms and provisions hereof.

          Section 2.   Warrant Certificates.  The certificates evidencing the
                       --------------------
WRT Warrants (the "Warrant Certificates") to be delivered pursuant to this Warrant Agreement shall be in registered form, substantially as set forth in Exhibit A attached hereto. The Warrant Certificates may have such letters, numbers or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) as are not inconsistent with the provisions of this Warrant Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or other trading system including, but not limited to, the National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System, on which the WRT Warrants may be listed or quoted, or to conform to usage.

          Section 3.   Execution of Warrant Certificates.  (a)  Warrant
                       ---------------------------------
Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President under its corporate seal. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of any present or future Chairman of the Board, President or Vice President and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President or Vice President, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office. The seal of the Company may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrant Certificates.

          (b) Warrant Certificates shall be dated the date of countersignature by the Warrant Agent. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such an officer.

          Section 4.   Registration and Countersignature.  (a)  The Warrant
                       ---------------------------------
Agent, on behalf of the Company, shall number and register the Warrant Certificates in a register (the "Warrant Register") as they are issued by the Company. The Warrant Register shall show the names and addresses of the respective holders of the Warrant Certificates (individually, a "Warrant Holder" and collectively, the "Warrant Holders") representing such Warrant Holders' ownership of WRT Warrants, the number of WRT Warrants evidenced on its face by each of the Warrant Certificates and the date of each of the Warrant Certificates. The Warrant Register shall be kept at the office of the Warrant Agent designated for such purpose and shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable time.

          (b) Subject to the limitations set forth in subsection (c) below, Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, a Vice President, the Treasurer or the Controller of the Company, initially countersign, issue and deliver Warrant Certificates entitling the Warrant Holders thereof to purchase the Warrant Shares and shall countersign and deliver Warrant Certificates as otherwise provided in this Warrant Agreement.

          (c) A number of Warrant Certificates up to the Warrant Amount may be executed by the Company and delivered to the Warrant Agent upon the execution of this Warrant Agreement or from time to time thereafter, evidencing the right to receive an aggregate number of Warrant Shares equal to the Warrant Amount. Subsequent to such original issuance of the Warrant Certificates, the Warrant Agent shall countersign a Warrant Certificate only if the Warrant Certificate is issued upon registration of transfer or in exchange or substitution for one or more previously countersigned Warrant Certificates, as hereinafter provided.

          (d) In case at any time the name of the Warrant Agent shall be changed (including by operation of Section 15) and at such time any of the Warrant Certificates shall be countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Certificates either in its prior name or in its changed name and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Warrant Agreement.

          (e) The Company, the Warrant Agent and all other persons may deem and treat the registered Warrant Holder as the absolute owner of the Warrant Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and neither the Company, the Warrant Agent nor any other person shall be affected by any notice to the contrary.

          Section 5.   Registration of Transfers and Exchanges.  (a)  The
                       ---------------------------------------
Warrant Agent shall from time to time register the transfer of any outstanding Warrant Certificates in the Warrant Register, upon surrender thereof (together with the form of assignment set forth on the reverse side of the Warrant Certificates duly filled in and signed, which signature shall be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to the Warrant Agent at its office designated for such purpose accompanied (if so required by it or the Company) by a written instrument or instruments of transfer (which shall be in a form reasonably satisfactory to the Warrant Agent and the Company), duly executed by the registered Warrant Holder or Warrant Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate or Warrant

Certificates (of like tenor and representing in the aggregate a like number of WRT Warrants) shall be issued to the transferee(s) and the surrendered Warrant Certificate or Warrant Certificates shall be canceled by the Warrant Agent. Canceled Warrant Certificates shall thereafter be disposed of by such Warrant Agent in a manner satisfactory to the Company.

          (b) The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of Section 4 hereof and of this Section 5, the new Warrant Certificates required pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purposes. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Warrant Certificates.

          Section 6.   Terms of Warrants; Exercise of Warrants.  (a)  Subject
                       ---------------------------------------
to the terms of this Warrant Agreement, each Warrant Holder shall have the right, which may be exercised commencing at 9:00 A.M., New York City time, on the date of this Warrant Agreement and until 5:00 P.M., New York City time, on July 10, 2002 (the "Expiration Time") to purchase from the Company the number of fully paid and nonassessable Warrant Shares which the Warrant Holder may at the time be entitled to receive (the "Exercise Quantity", as further defined in Section 11) on exercise of such WRT Warrants and payment of the Exercise Price (as defined in Section 11) then in effect for such Warrant Shares. Each WRT Warrant not exercised prior to the Expiration Time shall become null and void and all rights thereunder and all rights in respect thereof under this Warrant Agreement and the Warrant Certificates shall cease as of such time.
If the Expiration Time shall not be a business day, then the Expiration Time shall be on the next succeeding business day.

          (b) A WRT Warrant may be exercised upon surrender to the Company at the office of the Warrant Agent designated for such purpose of the Warrant Certificate or Warrant Certificates evidencing the WRT Warrants to be exercised with the form of election to purchase on the reverse thereof duly filled in and signed, which signature shall be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 of the Exchange Act, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price for the number of Warrant Shares in respect of which such WRT Warrants are then exercised. Payment of the aggregate Exercise Price shall be made in cash or by certified or official bank check to the order of the Warrant Agent, as Warrant Agent for the Company.

          (c) Subject to the provisions of Section 7 hereof, upon such surrender of WRT Warrants, delivery of required documents and payment of the Exercise Price, the Company (or the surviving entity in the case of a Non-Surviving Combination as defined in subsection (l) of Section 12 hereof) shall issue and cause the Warrant Agent to deliver as described in subsection (d) hereof a certificate or certificates for the number of full Warrant Shares (or other cash or property to which the Warrant Holder is entitled) issuable (or deliverable) upon the exercise of such WRT Warrants together with cash as provided in Section 13; provided, however, that after the first public announcement that any consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in subsection (l) of
Section 12 hereof, or a tender offer or an exchange offer for shares of WRT Common Stock shall be made, upon such surrender of WRT Warrants, delivery of required documents and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than three (3) business days thereafter, issue and cause to be delivered the full number of Warrant Shares issuable upon the exercise of such WRT Warrants in the manner described in this sentence together with cash as provided in Section 13. Such certificate or certificates (or such other cash or property) shall be deemed to have been issued (or delivered) and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares (or such other cash or property) as of the date of the surrender of such WRT Warrants, the delivery of required documents and payment of the Exercise Price.

          (d) As promptly as practicable after an exercise of WRT Warrants in accordance with this Section 6, and in any event within three (3) business days after such exercise, the Warrant Agent will (1) requisition from any transfer agent for the WRT Common Stock (the "Transfer Agent") (or make available, if the Warrant Agent is the Transfer Agent) certificates representing the number of Warrant Shares to be purchased (and the Company hereby irrevocably authorizes and directs the Warrant Agent to so requisition and its Transfer Agent to comply with all such requests), (2) after receipt of such certificates, cause the same to be delivered to or upon the order of the Warrant Holder exercising such WRT Warrants, registered in such name or names as may be designated by such Warrant Holder, (3) when appropriate, requisition from the Company the amount of cash to be paid in lieu of the issuance of fractional Warrant Shares or fractional interests in any other securities, as the case may be, in accordance with the provisions of Section 13 and (4) when appropriate, after receipt, deliver such cash to or upon the order of the Warrant Holder exercising such WRT Warrants.

          (e) Subject to the provisions of this Warrant Agreement and the Warrant Certificates, the WRT Warrants shall be exercisable, at the election of the Warrant Holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing WRT Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Time, a new certificate evidencing the remaining WRT Warrant or WRT Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Warrant Certificates pursuant to the provisions of this Section and of Sections 3 and 4 hereof, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose.

          (f) All Warrant Certificates surrendered upon exercise of WRT Warrants shall be canceled by the Warrant Agent. Such canceled Warrant Certificates shall then be disposed of by the Warrant Agent in a manner satisfactory to the Company. The Warrant Agent shall account promptly to the Company with respect to WRT Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such WRT Warrants.

          (g) The Warrant Agent and the Transfer Agent shall keep copies of this Warrant Agreement and any notices given or received hereunder available for inspection by the Warrant Holders during normal business hours at each of their offices. The Company shall supply the Warrant Agent and the Transfer Agent from time to time with such numbers of copies of this Warrant Agreement as the Warrant Agent and/or the Transfer Agent may request and the Company will furnish to the Warrant Agent and the Transfer Agent a copy of all notices of adjustments and certificates related thereto transmitted to each Warrant Holder pursuant to Section 14 hereof.

          (h) The Warrant Agent shall, from time to time, as promptly as practicable, advise the Company of (1) the number of WRT Warrants delivered to it in accordance with the terms and conditions of this Warrant Agreement and the Warrant Certificates, (2) the instructions of each Warrant Holder with respect to delivery of the Warrant Shares or other cash or property to which such Warrant Holder is entitled upon such delivery, (3) the delivery of Warrant Certificates evidencing the balance, if any, of the WRT Warrants remaining after such delivery and (4) such other information as the Company shall reasonably request.

          (i) Warrant Holders, as such, shall not be entitled (1) to receive any dividends in respect of such Warrant Holders' Warrant Shares, (2) to vote or to receive notice of any meeting of the Company's stockholders for the election of Directors or for any other matter whatsoever or (3) to otherwise exercise any rights of, or to receive any notices delivered to, holders of WRT Common Stock until such Warrant Holder surrenders its Warrant Certificate(s) to the Warrant Agent, pays the Exercise Price and delivers all other required documentation, all as set forth in this Warrant Agreement and the Warrant Certificates, and the Warrant Shares in respect of such WRT Warrants are issued to such Warrant Holder.

          Section 7.   Payment of Expenses, Taxes and Governmental Charges.
                       -------------------
The Company will pay all expenses, documentary stamp taxes and other taxes and charges attributable to the initial issuance of Warrant Shares upon the exercise of WRT Warrants; provided, however, that the Company's obligations in this regard will in all events be conditioned upon the Warrant Holder cooperating with the Company and the Warrant Agent in any reasonable arrangement designed to minimize or eliminate any such taxes or expenses; and further, provided that the Company shall not be required to pay any tax or other governmental charge which may be payable in respect of any transfer or exchange of any WRT Warrants or Warrant Certificates, as the case may be, including, without limitation, any transfer involved in the issuance of any Warrant Shares. If any such transfer is involved, the Company shall not be required to issue or deliver any Warrant Shares until such tax or other charge shall have been paid or it has been established to the Company's satisfaction that no such tax or other charge is due.

          Section 8.   Mutilated or Missing Warrant Certificates.  In case any
                       -----------------------------------------
of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue and the Warrant Agent may countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of WRT Warrants, but only upon receipt of evidence satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and of an indemnity reasonably satisfactory to the Company. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay (prior to the issuance of any Warrant Certificates in accordance with this Section 8) such other reasonable charges (including, without limitation, any tax or other governmental charge that may be imposed in relation thereto and the fees and expenses of the Warrant Agent in connection therewith) as the Company or the Warrant Agent may prescribe.

          Section 9.   Reservation of Warrant Shares.  The Company will at all
                       -----------------------------
times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued WRT Common Stock or its authorized and issued WRT Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of WRT Warrants, the maximum number of shares of WRT Common Stock which may then be deliverable upon the exercise of all outstanding WRT Warrants.

          Section 10.   Obtaining Stock Exchange Listings.  (a)  The Company
                        ---------------------------------
will from time to time take all reasonable actions so that the WRT Warrants will be listed or quoted on the same principal securities exchanges, the NASD Automated Quotation System or other markets within the United States of America, if any, as shares of WRT Common Stock are listed or quoted.

          (b) The Company will take all such action as may be necessary to ensure that all Warrant Shares delivered upon exercise of WRT Warrants, at the time of delivery of the certificates for such Warrant Shares, will (subject to payment of the Exercise Price) be duly and validly authorized and issued, fully paid, nonassessable, free of preemptive rights and, subject to Section 7, free from all taxes, liens, charges and security interests with respect to the issue thereof and, if shares of WRT Common Stock are then listed on any national securities exchange (as defined in the Exchange Act) or qualified for quotation on the NASD Automated Quotation System, will be duly listed or qualified for quotation thereon, as the case may be.

          Section 11.   Exercise Price and Exercise Quantity.  Each new WRT
                        ------------------------------------
Warrant will initially represent the right to purchase one (1) share of WRT Common Stock (the "Exercise Quantity") on the terms and subject to the conditions set forth herein. The purchase price payable per share of WRT Common Stock upon the exercise of each WRT Warrant will initially be Ten Dollars ($10.00) (the "Exercise Price"). The Exercise Quantity and the Exercise Price are subject to adjustment pursuant to the provisions of Section 12.

          Section 12.   Adjustment of Exercise Quantity.  The Exercise
                        -------------------------------
Quantity is subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 12.

          (a)    Adjustment for Change in Capital Stock.  (1) Subject to
                 --------------------------------------
subsection (h), if the Company:

                     (i) pays a dividend or makes a distribution on WRT Common Stock in shares of WRT Common Stock;
                     (ii) subdivides its outstanding shares of WRT Common Stock into a greater number of shares;
                     (iii) combines its outstanding shares of WRT Common Stock into a smaller number of shares; or
                     (iv) issues by reclassification of WRT Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation, merger, or other business combination transaction in which the Company is the continuing or surviving corporation);

then the Exercise Quantity in effect immediately prior to such action shall be proportionately adjusted so that the Warrant Holder of any WRT Warrants thereafter exercised may receive (A) in the case of a dividend or distribution, the sum of (I) the number of Warrant Shares that, if such WRT Warrant had been exercised immediately prior to such adjustment, such Warrant Holder would have received upon such exercise and (II) the number and kind of additional shares of capital stock that such Warrant Holder would have been entitled to receive as a result of such dividend or distribution by virtue of its ownership of such Warrant Shares, (B) in the case of a subdivision or combination, the number of Warrant Shares that, if such WRT Warrant had been exercised immediately prior to such adjustment, such Warrant Holder would have received upon such exercise, adjusted to give effect to such subdivision or combination as if such Warrant Shares had been subject thereto, or (C) in the case of an issuance in a reclassification, the sum of (I) the number of Warrant Shares that, if such WRT Warrant had been exercised immediately prior to such adjustment, such Warrant Holder would have received upon such exercise, and retained after giving effect to such reclassification as if such Warrant Shares had been subject thereto and (II) the number and kind of additional shares of capital stock that such Warrant Holder would have been entitled to receive as a result of such reclassification as if such Warrant Shares had been subject thereto.

                 (2) An adjustment made pursuant to this subsection (a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and will become effective immediately after the effective date of such subdivision, combination, or reclassification in the case of a subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

                 (3) If pursuant to any adjustment, a Warrant Holder, upon its exercise of WRT Warrants, will receive shares of two or more classes of capital stock of the Company, the Company's Board of Directors shall determine the allocation of the Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Quantity of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to WRT Common Stock in this Section.

          (b)    Adjustment for Rights Issue.  (1) Subject to subsection (h),
                 ---------------------------
if the Company distributes any rights, options or warrants to all holders of its WRT Common Stock entitling them to purchase shares of WRT Common Stock at a price per share less than the Current Market Price (as defined in subsection
(f)) per share as of the record date established for such distribution, the Exercise Quantity shall be adjusted to the number that results from multiplying the Exercise Quantity in effect immediately prior to such adjustment by a fraction (not to be less than one), the numerator of which will be the number of shares of WRT Common Stock outstanding on such record date plus the number of additional shares of WRT Common Stock offered by such rights, options or warrants for subscription or purchase and the denominator of which will be the number of shares of WRT Common Stock outstanding on such record date plus the number of shares of WRT Common Stock which the aggregate subscription or purchase price of the total number of shares of WRT Common Stock so offered would purchase at the Current Market Price per share of WRT Common Stock on such record date.

                 (2) Such adjustment will be made whenever such rights, options, or warrants are issued and will become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants. In case such subscription or purchase price may be paid in a consideration part or all of which is in a form other than cash, the fair value of such consideration will be as determined by the Board of Directors of the Company, whose good faith determination will be conclusive. Except as provided in subsection (o), no further adjustments of the number of Warrant Shares will be made upon the actual issue of shares of WRT Common Stock upon exercise of such rights, options or warrants.

          (c)    Adjustment for Other Distribution.  (1) Subject to subsection
                 ---------------------------------
(h), if the Company distributes to holders of its WRT Common Stock, as such,
(i) evidences of indebtedness or assets (excluding regular cash dividends or cash distributions payable out of consolidated retained earnings) of the Company or any corporation or other legal entity a majority of the voting equity securities or equity interests of which are owned, directly or indirectly, by the Company (a "Subsidiary"), (ii) shares of capital stock of any Subsidiary, (iii) securities convertible into or exchangeable for capital stock (including WRT Common Stock or capital stock of any other class) of the Company or any Subsidiary (excluding those securities described in subsection
(b)) or (iv) any rights, options or warrants to purchase any of the foregoing (excluding those securities described in subsection (b)) then the Exercise Quantity will be adjusted to the number that results from multiplying the Exercise Quantity in effect immediately prior to such adjustment by a fraction, the numerator of which will be the Current Market Price per share of WRT Common Stock on the record date for such distribution, and the denominator of which will be such Current Market Price per share of WRT Common Stock less the fair value (as determined in good faith by the Board of Directors of the Company, whose determination will be conclusive) of the portion of the evidences of indebtedness, assets, securities, rights, options or warrants so distributed on account of one share of WRT Common Stock. Such adjustment will be made whenever any such distribution is made and will become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                 (2) Except as provided in subsection (o), no further adjustments of the number of Warrant Shares will be made upon the actual issuance of shares of WRT Common Stock upon conversion or exchange of such securities convertible or exchangeable for shares of WRT Common Stock or upon exercise of such rights, warrants or options for shares of WRT Common Stock. Adjustments made pursuant to this subsection (c) shall be made successively whenever any such distribution is made and shall become effective on the effective date of any such distribution, retroactive to the record date for such event.

          (d)    Adjustment for Common Stock Issue.  (1) Subject to subsection
                 ---------------------------------
(h), if the Company issues shares of WRT Common Stock for a consideration per share less than the Current Market Price per share as of the date the Company fixes the offering price of such additional shares, the Exercise Quantity will be adjusted to the number that results from multiplying the Exercise Quantity immediately prior to such adjustment by a fraction, (not to be less than one), the numerator of which will be the number of shares of WRT Common Stock outstanding on such date plus the number of additional shares of WRT Common Stock so issued, and the denominator of which will be the number of shares of WRT Common Stock outstanding on such date plus the number of shares of WRT Common Stock which the aggregate purchase price received by the Company for such additional shares of WRT Common Stock would purchase at the Current Market Price per share of WRT Common Stock on such date. Adjustments pursuant to this subsection (d) shall be made successively whenever any such issuance is made and shall become effective immediately after such issuance.

                 (2)    This subsection (d) does not apply to:

                        (i)    any of the transactions described in
          subsections (a), (b), (c) or (e) of this Section 12;

                        (ii) the exercise of WRT Warrants, or the conversion or exchange of other securities convertible or exchangeable for WRT Common Stock; or

                        (iii) WRT Common Stock issued to stockholders of any person which merges with or into the Company, or with or into a subsidiary of the Company, in proportion to the stock holdings of such person immediately prior to such merger.

          (e)    Adjustment for Convertible Securities Issue.  (1) Subject to
                 -------------------------------------------
subsection (h), if the Company issues any securities ("Convertible Securities") convertible or exercisable into or exchangeable for WRT Common Stock (other than securities issued in transactions described in subsections
(a), (b), (c) or (d) of this Section 12) for a consideration per share of WRT Common Stock initially deliverable upon conversion, exercise or exchange of such securities less than the Current Market Price per share as of the date of issuance of such securities, then the Exercise Quantity will be adjusted to the number that results from multiplying the Exercise Quantity immediately prior to such adjustment by a fraction, (not to be less than one), the numerator of which will be the number of shares of WRT Common Stock outstanding on such date plus the number of additional shares of WRT Common Stock issuable upon such conversion, exercise or exchange, and the denominator of which will be the number of shares of WRT Common Stock outstanding on such date plus the number of shares of WRT Common Stock which the aggregate conversion, exercise or exchange price receivable by the Company for such additional shares of WRT Common Stock would purchase at the Current Market Price per share of WRT Common Stock on such date. In case such conversion, exercise or exchange price may be paid in a consideration part or all of which is in a form other than cash, the fair value of such consideration will be as determined by the Board of Directors of the Company. Except as provided in subsection (o), no further adjustment will be made upon the actual issue of shares of WRT Common Stock upon conversion, exercise or exchange of Convertible Securities into or exchangeable for shares of WRT Common Stock. Adjustments pursuant to this subsection (e) shall be made successively whenever any such issuance is made and shall become effective immediately after such issuance.

                 (2)    This subsection (e) does not apply to:
                        (i) Convertible Securities issued to stockholders of any person which merges with or into the Company, or with or into a subsidiary of the Company, in proportion to the stock holdings of such person immediately prior to such merger;

                        (ii) convertible securities issued in a bona fide public offering pursuant to a firm commitment underwriting; or

                        (iii) WRT Common Stock issuances to employees or directors of the Company under or pursuant to employee benefit or option plans approved by either the Board of Directors or stockholders of the Company.

          (f)    Current Market Price.  In subsections (b), (c), (d) and (e)
                 --------------------
of this Section 12 the "Current Market Price" per share of WRT Common Stock as of any date is the average of the Closing Prices (as defined below) of the WRT Common Stock for 20 consecutive trading days commencing 30 trading days before the date in question. "Closing Price" shall equal (1) the last reported sales price of the WRT Common Stock on the principal national securities exchange on which such WRT Common Stock is listed or admitted to trading or, if no such reported sale takes place on such date, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (2) if such WRT Common Stock shall not be listed or admitted to trading on a national securities exchange, the last reported sales price on the NASD Automated Quotation System or, if no such reported sale takes place on any such date, the average of the closing bid and asked prices thereon, as reported in The Wall Street Journal, or (3) if such WRT Common Stock shall not be quoted on the NASD Automated Quotation System nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market in which such WRT Common Stock is traded. In the absence of one or more such quotations, the Board of Directors of the Company shall determine the Closing Price on the basis of such quotations or other facts as it considers appropriate.

          (g)    Consideration Received; Occurrence of Transactions.  (1) For
                 --------------------------------------------------
purposes of any computation respecting consideration received pursuant to subsections (d) and (e) of this Section 12, the following shall apply:

                        (i) in the case of the issuance of shares of WRT Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any
                --------
          commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

                        (ii) in the case of the issuance of shares of WRT Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Company's Board of Directors (irrespective of the accounting treatment thereof), whose determination shall be conclusive, and described in a report of the Company's Board of Directors which shall be filed with the Warrant Agent; and

                        (iii) in the case of the issuance of securities convertible into or exchangeable for shares, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (1) and (2) of this subsection).

                 (2) For the purpose of any adjustment made pursuant to this Section 12, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

          (h)    When De Minimis Adjustment May Be Deferred.  (1) No
                 ------------------------------------------
adjustment in the Exercise Quantity need be made unless the adjustment would require an increase or decrease of at least 1.0% in the Exercise Quantity.
Any adjustments that are not made shall be carried forward and made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, would require an increase or decrease of 1.0% or more in the number of Warrant Shares purchasable upon the hypothetical exercise of a WRT Warrant. All calculations with respect to the number of Warrant Shares will be made to the nearest one-hundredth (1/100th) of a share.

                 (2) No adjustment in the Exercise Quantity will be made under subsections (b), (c) or (e) of this Section 12 if the Company issues or distributes to each Warrant Holder the shares, rights, options, warrants, convertible or exchangeable securities, evidences of indebtedness, assets or other securities referred to in the applicable subsection that such Warrant Holder would have been entitled to receive had the WRT Warrants been exercised prior to the happening of such event on the record date with respect thereto (provided that, in any case in which such Warrant Holder would have been so entitled to receive a fractional interest in any such securities or assets, the Company may distribute to such Warrant Holder in lieu of such fractional interest cash in an amount equal to the fair value of such fractional interest as determined in good faith by the Board of Directors of the Company).

                 (3) No adjustment in the Exercise Quantity will be made on account of: (i) any issuance of shares of WRT Common Stock or of options, rights, or warrants to purchase, or securities convertible into or exchangeable for, shares of WRT Common Stock, pursuant to or in satisfaction of any obligation under the Plan, (ii) any issuance of shares of WRT Common Stock upon the exercise of options, rights or warrants or upon the conversion or exchange of convertible or exchangeable securities, in either case issued pursuant to or in satisfaction of any obligation under the Plan outstanding as of the date hereof, (iii) any issuance of shares of WRT Common Stock, or of options, rights or warrants to purchase, or securities exchangeable for or convertible into, shares of WRT Common Stock, in accordance with any plan for the benefit of the employees or Directors of the Company or any of its Subsidiaries existing as of the date hereof or any other plan adopted by the Directors of the Company for the benefit of the employees or Directors of the Company or any of its Subsidiaries, (iv) any issuance of shares of WRT Common Stock in connection with a Company-sponsored plan for reinvestment of dividends or interest, (v) any issuance of WRT Subscription Common Stock (as defined in the WRT Subscription Rights Agreement described hereafter), or other common stock subscription rights, if any, pursuant to the WRT Subscription Rights Agreement or any similar successor or replacement common stock subscription rights agreement or (vi) any issuance of shares of WRT Common Stock or securities convertible into or exchangeable for shares of WRT Common Stock pursuant to an underwritten public offering for a price per share of WRT Common Stock in the case of an issuance of shares of WRT Common Stock, or for a price per share of WRT Common Stock initially delivered upon conversion or exchange of such securities, that is equal to or greater than 95% of the Closing Price per share of WRT Common Stock on the date the offering, conversion or exchange price of such additional shares of WRT Common Stock is first fixed. No adjustment in the number of Warrant Shares will be made for a change in the par value of the shares of WRT Common Stock.

          (i)    Whenever the Exercise Quantity is adjusted, as provided
                 -----------------------------------
herein, the Exercise Price payable upon exercise of each WRT Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of each WRT Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares purchasable immediately thereafter.

          (j)    Notice of Adjustment.  Whenever the Exercise Quantity and
                 --------------------
Exercise Price are adjusted, the Company shall provide the notices required by
Section 14 hereof.

          (k)    Notice of Certain Transactions.  If:
                 ------------------------------

                 (1) the Company takes any action that would require an adjustment in the Exercise Quantity pursuant to subsections (a), (b), (c), (d) or (e) of this Section 12; or

                 (2) the Company takes any action that would require a supplemental Warrant Agreement pursuant to subsection (l) of this Section 12; then, the Company shall mail to the Warrant Agent and shall cause the Warrant Agent to send to the Warrant Holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall mail the notice at least 30 business days before such date.

          (l)    Reorganization of the Company.  (1) If the Company effects
                 -----------------------------
a Non-Surviving Combination (as defined below), upon consummation of such transaction the WRT Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Warrant Holder would have owned immediately after the consolidation, merger or other business combination if the Warrant Holder had exercised the WRT Warrant immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation, merger or other business combination if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section. The successor company shall mail to Warrant Holders a notice describing the supplemental Warrant Agreement. If the issuer of securities deliverable upon exercise of WRT Warrants under the supplemental Warrant Agreement is an affiliate of the former, surviving, transferee or lessee corporation, that issuer shall join in the supplemental Warrant Agreement.

                 (2) For purposes of this Warrant Agreement, "Non-Surviving Combination" means any merger, consolidation or other business combination by the Company with one or more other persons in which any such other person is the survivor, or a sale of all or substantially all of the assets of the Company to one or more such other persons (in one transaction or in two or more related transactions), and with respect to which cash and/or non-cash consideration is to be distributed to holders of WRT Common Stock; provided that if any such merger, consolidation, sale of assets or other business combination, in which the holders of WRT Common Stock receive cash or non-cash consideration in exchange for their WRT Common Stock, is structured so that the Company is the surviving entity, such transaction shall nevertheless be deemed a Non-Surviving Combination.

          (m)    Warrant Agent's Disclaimer.  The Warrant Agent has no duty to
                 --------------------------
determine when an adjustment under this Section 12 should be made, how it should be made or what it should be. The Warrant Agent has no duty to determine whether any provisions of a supplemental Warrant Agreement under subsection (l) of this Section 12 are correct. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of WRT Warrants. The Warrant Agent shall not be responsible for the Company's failure to comply with this Section.

          (n)    When Adjustment is not Required.  If the Company shall take a
                 -------------------------------
record of the holders of WRT Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

          (o)    Form of WRT Warrants and Warrant Certificates.  Irrespective
                 ---------------------------------------------
of any adjustments in the Exercise Quantity, other WRT Warrants and Warrant Certificates theretofore or thereafter issued may continue to express the same price and number and kind of Warrant Shares as are stated in the WRT Warrants initially issuable pursuant to this Warrant Agreement.

          (p)    Readjustment of Exercise Quantity and Exercise Price.  Upon
                 ----------------------------------------------------
the expiration of any rights, options, warrants or conversion or exchange privileges, if any thereof have not been exercised, the Exercise Quantity and the Exercise Price will, upon such expiration, be readjusted and will thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (1) the only shares of WRT Common Stock so issued were the shares of WRT Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (2) such shares of WRT Common Stock, if any, were issued or sold, or the consideration actually received by the Company upon such exercise, conversion or exchange plus the aggregate consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, options, warrants, or conversion or exchange rights whether or not exercised; provided, however, that no such readjustment will have the effect of decreasing the Exercise Quantity or increasing the Exercise Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange privileges.

          Section 13.   Fractional Interests.  Neither the Company nor the
                         --------------------
Warrant Agent shall be required to issue fractional Warrant Shares or fractional interests in any other securities on the exercise of WRT Warrants. If more than one WRT Warrant shall be presented for exercise in full at the same time by the same Warrant Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the WRT Warrants so presented. If any fraction of a Warrant Share or fractional interests in any other securities would, except for the provisions of this
Section 13, be issuable on the exercise of any WRT Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Closing Price (as defined in subsection (f) of Section 12 hereof) or, in the case of fractional interests in any other securities, the fair value of such interests, as determined by the Company's Board of Directors, on the day immediately preceding the date the WRT Warrant is presented for exercise, multiplied by such fraction or fractional interests, as the case may be.

          Section 14.   Notices to Warrant Holders.  (a)  Upon the
                        --------------------------
determination of the Exercise Quantity provided in Section 12, the Company shall promptly thereafter (1) cause to be filed with the Warrant Agent a certificate of the Company's Board of Directors setting forth the Exercise Quantity and Exercise Price and setting forth in reasonable detail the method of calculation and the facts upon which such calculations were based and setting forth the number of Warrant Shares (or portion thereof) issuable upon exercise of a WRT Warrant and the Exercise Price thereof after such adjustments which certificate shall be conclusive evidence of the correctness of the matters set forth therein and (2) cause to be given to each of the registered Warrant Holders at each Warrant Holders' address appearing on the Warrant Register written notice of such determinations by first class mail, postage prepaid. Upon any adjustment of the Exercise Quantity and Exercise Price pursuant to Section 12, the Company shall promptly thereafter (1) cause to be filed with the Warrant Agent a certificate of the Company's independent public accountants setting forth the Exercise Quantity and Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Quantity, upon exercise of a WRT Warrant and payment of the Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein and (2) cause to be given to each of the registered Warrant Holders at each Warrant Holders' address appearing on the Warrant Register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 14.

          (b)    In case:

                 (i) the Company shall authorize the issuance to all holders of shares of WRT Common Stock of rights, options or warrants to subscribe for or purchase shares of WRT Common Stock or of any other subscription rights or warrants; or

                 (ii) the Company shall authorize the distribution to all holders of shares of WRT Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in shares of WRT Common Stock or distributions referred to in subsection (a) of Section 12 hereof); or

                 (iii) of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of WRT Common Stock issuable upon exercise of the WRT Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of WRT Common Stock; or

                 (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

                 (v) the Company proposes to take any action (other than actions of the character described in Section 12(a)) which would require an adjustment of the Exercise Quantity pursuant to Section 12;

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each of the registered Warrant Holders at each Warrant Holders' address appearing on the Warrant Register, at least 15 days prior to the applicable record date, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (1) the date as of which the holders of record of shares of WRT Common Stock that will be entitled to receive any such rights, options, warrants or distribution are to be determined, or (2) the initial expiration date set forth in any tender offer or exchange offer for shares of WRT Common Stock or
(3) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of WRT Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up.

          Section 15.   Merger, Consolidation or Change of Name of Warrant
                        --------------------------------------------------
Agent.  Any corporation into which the Warrant Agent may be merged or with
----=
which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust or shareholder services business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 17. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Warrant Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Warrant Agreement.
Section 16.	Warrant Agent.  The Warrant Agent hereby certifies that it
complies with the requirements of the NASD National Market System governing transfer agents and registrars, and further undertakes the duties and obligations imposed by this Warrant Agreement upon the following terms and conditions, by all of which the Company and the Warrant Holders, by their acceptance thereof, shall be bound:
                 (1) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company, and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as otherwise provided herein.

                 (2) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Warrant Agreement or in the Warrant Certificates to be complied with by the Company; provided, however, that the Warrant Agent will be liable pursuant to this Warrant Agreement for its own, its attorneys' or agents' negligence, bad faith or willful misconduct.

                 (3) The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate or other paper, document or instrument reasonably and in good faith believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                 (4) The Warrant Agent need not investigate any fact or matter stated in any of the foregoing and need not verify the accuracy of the contents thereof or whether procedures specified by or pursuant to the provisions of this Warrant Agreement have been followed.

                 (5) The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Warrant Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the execution of this Warrant Agreement and to indemnify the Warrant Agent and save it harmless against all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent's or its attorneys' or agents' direct or indirect negligence, bad faith or willful misconduct.

                 (6) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered Warrant Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Warrant Agreement or under any of the WRT Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered Warrant Holders, as their respective rights or interests may appear.

                 (7) The Warrant Agent, and any stockholder, director, officer or employee of it, may buy, sell or deal in any of the WRT Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

                 (8) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Warrant Agreement.

                 (9) The Warrant Agent shall not at any time be under any duty or responsibility to any Warrant Holder to make or cause to be made any adjustment of the number of the Warrant Shares or other securities or property deliverable as provided in this Warrant Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any WRT Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued, fully paid and nonassessable, and makes no representation with respect thereto.

                 (10) The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the President or any Vice President of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it will not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

          Section 17.   Change of Warrant Agent.  (a)  The Warrant Agent may
                        -----------------------
at any time resign as such agent by giving three (3) months' prior written notice to the Company, each Transfer Agent, if any, and to the Warrant Holders, unless the Company agrees to accept less notice of such intention, specifying the date on which its desired resignation shall become effective. The Warrant Agent or its successors, if any, may be removed at any time, with or without cause, upon thirty (30) calendar days' prior written notice by the Company mailed to the Warrant Agent or its successor, as the case may be, and to each Transfer Agent, if any, specifying such removal and the date when it shall become effective. Any resignation or removal shall not take effect until the appointment by the Company, as hereinafter provided, of a successor Warrant Agent (which shall be a bank or trust company organized under the laws of the United States or any state thereof and authorized under the laws of the jurisdiction of its organization to exercise corporate trust powers) and the acceptance of such appointment by such successor Warrant Agent. The obligations of the Company under this Warrant Agreement shall continue to the extent set forth herein notwithstanding the resignation or removal of the Warrant Agent.

                 (b) In case at any time the Warrant Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Warrant Agent or of its property shall be appointed, or any public officer shall take charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent, and, upon acceptance by the latter of such appointment, the Warrant Agent so succeeded shall cease to be Warrant Agent hereunder.

                 (c) Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without further act, deed or conveyance, shall become vested with all the authority, rights, powers, immunities, duties and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor as Warrant Agent hereunder.

                 (d) If the Company shall fail to make any appointment as provided in this Section 17 within a period of 30 days, then any registered Warrant Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company.

          Section 18. Notices to the Company and Warrant Agent. (a) Any notice or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or any registered Warrant Holder to or on the Company shall be sufficiently given or made when and if deposited in the mail, first-class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

                        WRT Energy Corporation
                        3303 FM 1960 West
                        Houston, Texas  77068
                        Attention:  Mr. Gary C. Hanna
                        ---------

                        With Copies To:
                        --------------

                        Schulte Roth & Zabel LLP
                        900 Third Avenue
                        New York, New York  10022
                        Attention:  Jeffrey S. Sabin, Esq.

          (b) In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the principal office of the Warrant Agent.

          (c) Any notice pursuant to this Warrant Agreement to be given by the Company or any registered Warrant Holder to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

                        American Stock Transfer & Trust Company
                        40 Wall Street, 46th Floor
                        New York, New York 10005
                        Attention:  Investment Management and
                                    and Trust Services

          (d) Any notice pursuant to this Warrant Agreement to be given by the Company or the Warrant Agent to any Warrant Holder shall be sufficiently given when and if deposited in the mail, first-class or registered mail, postage prepaid, addressed to the Warrant Holder at the Warrant Holder's address as it appears on the Warrant Register. The Company hereby irrevocably authorizes the Warrant Agent, in the name and at the expense of the Company, upon the written request of the Company, to mail any such notice to the Warrant Holders upon receipt thereof from the Company. Any notice which is mailed in the manner herein provided shall be presumed to have been duly given and received when mailed, whether or not the Warrant Holder receives the notice. Neither the failure to mail such notice nor any defect in any notice so mailed to any particular Warrant Holder shall affect the sufficiency of such notice with respect to any other Warrant Holder.

          Section 19.   Supplements, Amendments and Modifications.  The
                        -----------------------------------------
Company and the Warrant Agent may from time to time supplement, amend or modify this Warrant Agreement without the approval of or giving of any notice to any Warrant Holder in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein and which shall not in any way adversely affect the interests of the Warrant Holders, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the Warrant Holders. The Company and the Warrant Agent may from time to time supplement, amend or modify this Warrant Agreement, with the consent of Warrant Holders of at least 50% of the WRT Warrants then outstanding, for any other for purpose; provided, however, that the Company or the Warrant Agent, as the case may be, shall provide three (3) months' prior written notice, in accordance with the provisions of Section 18, of such intent to supplement, amend or modify this Warrant Agreement. Any such supplement, amendment or modification effected pursuant to and in accordance with the provisions of this Section 19 will be binding upon all Warrant Holders and upon each future Warrant Holder, the Company and the Warrant Agent. In the event of any such supplement, amendment or modification, the Company will give prompt notice thereof to all Warrant Holders and, if appropriate, notation thereof will be made on all Warrant Certificates thereafter surrendered for registration of transfer or exchange.

                 Section 20.   Successors.  All the covenants and provisions
                               ----------
of this Warrant Agreement by or for the benefit of the Company, the Warrant Agent or the Warrant Holders shall bind and inure to the benefit of their respective successors and assigns hereunder; provided, however, that no provision of this Warrant Agreement shall be assignable or delegable by either the Company, the Warrant Agent or the Warrant Holders as the case may be, without the prior written consent of the Company, the Warrant Agent or the Warrant Holders, as the case may be, given upon their receipt of thirty (30) calendar days' notice of the person or entity intending such assignment or delegation, describing such intent. In the absence of such prior written consent, any purported assignment or delegation of any right or obligation hereunder will be null and void. For purposes of this Section 20, written consent of Warrant Holders of at least 50% of the WRT Warrants then outstanding, shall constitute the written consent of all of the Warrant Holders. Notwithstanding the provisions of this Section 20, Warrant Holders and their respective successors and assigns need not obtain the written consent of the other Warrant Holders in order to effectuate a valid assignment or delegation as provided herein.

          Section 21.   Termination.  This Warrant Agreement shall terminate
                        -----------
after the Expiration Time. Notwithstanding the foregoing, this Warrant Agreement will terminate on any earlier date if all WRT Warrants have been exercised. The provisions of Section 16 shall survive such termination.

          Section 22.   Return of Unclaimed Cash or Property.  Notwithstanding
                        ------------------------------------
any provision of this Warrant Agreement, cash or other property (including, without limitation, Warrant Shares) deposited with or paid to the Warrant Agent for distribution or issuance to Warrant Holders, but remaining unclaimed by the Warrant Holders for two years after the date upon which such Warrant Holders became entitled to receive such cash or other property, as the case may be, shall be repaid to the Company by the Warrant Agent on demand, and when such repayment is made all liability of the Warrant Agent shall thereupon cease with respect to such cash or property; and any Warrant Holder shall thereafter look only to the Company for any payment or distribution which such Warrant Holder may be entitled to collect; provided, however, that the Warrant Agent, before being required to make any such repayment, may, at the expense of the Company, cause to be published once, in a newspaper acceptable to the Company, notice that such cash or property remains unclaimed and that, after a date specified therein, which shall not be less than 30 calendar days from the date of such publication, any unclaimed balance of such cash or property then remaining will be repaid to the Company.

          Section 23.   Governing Law.  THIS WARRANT AGREEMENT AND EACH
                        -------------
WARRANT CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF SAID STATE.

          Section 24.   Benefits of this Warrant Agreement.  This Warrant
                        ----------------------------------
Agreement shall be for the sole and exclusive benefit of the Company, the
Warrant Agent and the registered Warrant Holders. Nothing in this Warrant Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered Warrant Holders any legal or equitable right, remedy or claim under this Warrant Agreement.
Section 25.	Agreement of Warrant Holders.  Every Warrant Holder by accepting a
Warrant Certificate consents and agrees with the Company and the Warrant Agent and with every other Warrant Holder that:

                 (1) The Warrant Certificates are transferable only in accordance with the terms of this Warrant Agreement and only on the Warrant Register of the Warrant Agent if surrendered at the principal office of the Warrant Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer, and otherwise in compliance with Section 2;

                 (2) Such Warrant Holder expressly waives any right to receive any fractional WRT Warrants and any fractional securities upon exercise or exchange of a WRT Warrant; and

                 (3) Notwithstanding anything in this WRT Agreement to the contrary, neither the Company nor the Warrant Agent will have any liability to any Warrant Holder or other person as a result of its inability to perform any of its obligations under this WRT Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, that the Company will use reasonable efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

          Section 26.   Titles and Headings.  Titles and headings to Sections
                        -------------------
herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          Section 27.   Certain Interpretive Matters.  No provision of this
                        ----------------------------
Warrant Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

          Section 28.   Entire Agreement.  This Warrant Agreement and the
                        ---------------
Plan, together with their Exhibits, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements among the parties hereto with respect thereto except as expressly set forth herein or therein.

          Section 29.   Severability.  In case any provision contained in this
                        ------------
Warrant Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. The Company and the Warrant Agent will endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          Section 30.   Counterparts.  This Warrant Agreement may be executed
                        ------------
in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          Section 31.   Determinations of the Company's Board of Directors.
                        --------------------------------------------------
All determinations by the Company's Board of Directors provided for in this Warrant Agreement shall be conclusive, final and binding absent manifest error.

          Section 32.   Glossary of Terms.  The Following Capitalized terms
                         -----------------
are defined in the Sections referenced below:

          Capitalized Term                      Section
          ----------------                      -------

          "Closing Price"                       12(f)

          "Company"                             Recitals

          "Convertible Securities"              12(e)

          "Current Market Price"                12(f)

          "Exercise Price"                      11

          "Exercise Quantity"                   11

          "Expiration Time"                     6(a)

          "NASD"                                2

          "WRT Common Stock"                    Recitals

          "WRT Warrants"                        Recitals

          "Non-Surviving Combination"           12(k)(2)

          "Plan"                                Recitals

          "Subsidiary"                          12(c)

          "Transfer Agent"                      6(d)

          "Warrant Agent"                       Recitals

          "Warrant Agreement"                   Recitals

          "Warrant Amount"                      Recitals

          "Warrant Certificates"                2

          "Warrant Holder"                      4(a)

          "Warrant Register"                    4(a)

          "Warrant Shares"                      Recitals

          IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed, as of the day and year first above written.


                                       WRT ENERGY CORPORATION


                                       By:
                                          -----------------------
                                       Title:
                                             --------------------

{SEAL}

Attest:
       --------------------

                                       AMERICAN STOCK TRANSFER &
                                       TRUST COMPANY


                                       By:
                                          -----------------------
                                       Title:
                                             --------------------

{SEAL}

Attest:

                                                                    EXHIBIT A


                           {Form of Warrant Certificate}

                      WARRANTS TO ACQUIRE NEW WRT COMMON STOCK
                  PAR VALUE $0.01 PER SHARE OF WRT ENERGY CORPORATION


EXERCISABLE ON OR AFTER JULY 11, 1997 THROUGH JULY 10, 2002

NO.
    --------


          This Warrant Certificate certifies that                         , or
                                                  ------------------------
registered assigns, is the registered holder of              WRT Warrants (the
                                                ------------
"WRT Warrants") expiring at 5:00 P.M., New York City time, on July 10, 2002 or, if such date is not a business day, the next succeeding business day (the "Expiration Time") to purchase WRT Common Stock, par value $0.01 per share (the "WRT Common Stock"), of WRT Energy Corporation, a Delaware corporation (the "Company"). The WRT Common Stock issuable upon exercise of WRT Warrants is hereinafter referred to as the "Warrant Shares". Subject to the immediately succeeding paragraph, each WRT Warrant entitles the holder upon exercise to purchase from the Company on or before the Expiration Time one (1) fully paid and nonassessable share of WRT Common Stock per WRT Warrant (the "Exercise Quantity") at an initial exercise price equal to Ten Dollars ($10.00) payable per Warrant Share (the "Exercise Price"). Such purchase shall be payable in lawful money of the United States of America in cash or by certified or official bank check to the order of the Warrant Agent at the office or agency of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse side hereof. The Exercise Quantity and the Exercise Price are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement. Upon determination of the adjusted Exercise Quantity, the Company shall cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant Register, written notice of such determination by first-class mail, postage prepaid. Terms used herein but not otherwise defined shall have the meanings set forth in the Warrant Agreement.

          No WRT Warrant may be exercised before 9:00 A.M., New York City time, on July 11, 1997 or after the Expiration Time and to the extent not exercised by such time such WRT Warrants remaining shall become void.

          Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place. This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

          THIS WARRANT CERTIFICATE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by its two of its officers thereunto authorized and has caused its corporate seal to be affixed hereunto or imprinted hereon.


Dated:                    , 1997       WRT ENERGY CORPORATION
       ------------------


                                       By:
                                          --------------------------
                                          Name:
                                          Title:


Countersigned:


-------------------------------
as Warrant Agent


By:
   ---------------------------------------
            Authorized Signature

                           {Form of Warrant Certificate}
{Reverse}


          The WRT Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of up to [___________] WRT Warrants expiring at 5:00 P.M., New York City time, on July 10, 2002 or, if such date is not a business day, the next succeeding business day (the "Expiration Time"), entitling the holder on exercise to purchase shares of WRT Common Stock, par value $0.01 per share of the Company (the "WRT Common Stock"), and are issued or to be issued pursuant to a Warrant Agreement dated as of July 10, 1997 (the "Warrant Agreement"), duly executed and delivered by the Company to American Stock transfer & Trust Company, a New York corporation, as warrant agent (the "Warrant Agent"), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Warrant Holders (the words "Warrant Holders" or "Warrant Holder" meaning the registered holders or registered holder) of the WRT Warrants. A copy of the Warrant Agreement may be obtained by the Warrant Holder hereof upon written request to the Company.

          WRT Warrants may be exercised at any time on and after 9:00 A.M., New York City time, on July 11, 1997 and on or before the Expiration Time. The Warrant Holder of WRT Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price in cash or by certified or official bank check to the order of the Warrant Agent and the other required documentation. In the event that upon any exercise of WRT Warrants evidenced hereby the number of WRT Warrants exercised shall be less than the total number of WRT Warrants evidenced hereby, there shall be issued to the Warrant Holder hereof or his assignee a new Warrant Certificate evidencing the number of WRT Warrants not exercised. No adjustment shall be made for any dividends on any WRT Common Stock issuable upon exercise of this WRT Warrant.

          The Warrant Agreement provides that upon the occurrence of certain events the Exercise Quantity and the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted. No fractions of a share of WRT Common Stock will be issued upon the exercise of any WRT Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

          Warrant Certificates, when surrendered at the office of the Warrant Agent by the registered Warrant Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of WRT Warrants.

          Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of WRT Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

                          FORM OF ELECTION TO PURCHASE

                (To Be Executed Upon Exercise of WRT Warrants)

          The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive ______ shares of WRT Common Stock and herewith tenders payment for such shares to the order of
__________________________ in the amount of $                   in cash or by
certified or official bank check in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of ___________________________, whose address is ______________________
and that such shares be delivered to ___________________________, whose address is ____________________________.

Please insert social security or other identifying number: ___________________

If said number of shares is less than all of the shares of WRT Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ____________________________, whose address is _________________________, and that such Warrant Certificate be delivered to ______________________________, whose address is _____________________________.

Please insert social security or other identifying number: ___________________

Dated: _________ ___



                                          Signature: ________________________

                                          Note:  The above signature must
                                          correspond with the name as written
                                          upon the face of this Warrant
                                          Certificate in every particular,
                                          without alteration or enlargement
                                          or any change whatever.


                                          Signature Guaranteed By:


                                          ____________________________________

                                          Note:  Signatures must be guaranteed
                                          by an eligible guarantor institution
                                          (a bank, stockbroker, savings and
                                          loan association or credit union
                                          with membership in an approved
                                          signature guarantee medallion
                                          program) pursuant to Rule 17A-d-15
                                          of the Exchange Act

                              FORM OF ASSIGNMENT

               (To Be Executed Upon Assignment of the WRT Warrants)

          For value received _________________________________________________
hereby sells, assigns and transfers unto _____________________________________
the WRT Warrants represented by this Warrant Certificate, together with all right, title and interest therein, and do hereby irrevocably constitute and appoint _____________________________________________________________________,
attorney, to transfer this Warrant Certificate on the books of the Company, with full power of substitution.

Dated:  _____________ ___


                                          Signature: _________________________

                                          Note:  The above signature must
                                          correspond with the name as written
                                          upon the face of this Warrant
                                          Certificate in every particular,
                                          without alteration or enlargement or
                                          any change whatever.


                                          Signature Guaranteed By:



                                         _____________________________________

                                         Note:  Signatures must be guaranteed
                                         by an eligible guarantor institution
                                         (a bank, stockbroker, savings and
                                         loan association or credit union with
                                         membership in an approved signature
                                         guarantee medallion program) pursuant
                                         to Rule 17A-d-15 of the Exchange Act

                                                            Exhibit G
										EXECUTION COPY











                         REGISTRATION RIGHTS AGREEMENT

                                 by and among

                           WRT ENERGY CORPORATION,

                             DLB OIL & GAS, INC.

                                    and
                           WEXFORD MANAGEMENT LLC

                         Dated as of July 10, 1997

                                  TABLE OF CONTENTS

                                                                     Page

1.  DEFINITIONS.....................................................

2.  REGISTRATION UNDER THE SECURITIES ACT...........................

    2.1  DEMAND REGISTRATION........................................
    2.2  INCIDENTAL REGISTRATION....................................
    2.3  SHELF REGISTRATION.........................................
    2.4  EXPENSES...................................................
    2.5  UNDERWRITTEN OFFERINGS.....................................
    2.6  POSTPONEMENTS..............................................

3.  HOLDBACK ARRANGEMENTS...........................................

    3.1  RESTRICTIONS ON SALE BY HOLDERS............................
    3.2  RESTRICTIONS ON SALE BY THE COMPANY AND OTHERS.............

4.  REGISTRATION PROCEDURES.........................................

    4.1  OBLIGATIONS OF THE COMPANY.................................
    4.2  SELLER INFORMATION.........................................
    4.3  NOTICE TO DISCONTINUE......................................

5.  INDEMNIFICATION; CONTRIBUTION...................................

    5.1  INDEMNIFICATION BY THE COMPANY.............................
    5.2  INDEMNIFICATION BY HOLDERS.................................
    5.3  CONDUCT OF INDEMNIFICATION PROCEEDINGS.....................
    5.4  CONTRIBUTION...............................................
    5.5  OTHER INDEMNIFICATION......................................
    5.6  INDEMNIFICATION PAYMENTS...................................

6.  GENERAL.........................................................

    6.1  ADJUSTMENTS AFFECTING REGISTRABLE SECURITIES...............
    6.2  REGISTRATION RIGHTS TO OTHERS..............................
    6.3  AMENDMENTS AND WAIVERS.....................................
    6.4  NOTICES....................................................
    6.5  SUCCESSORS AND ASSIGNS.....................................
    6.6  COUNTERPARTS...............................................
    6.7  DESCRIPTIVE HEADINGS, ETC..................................
    6.8  SEVERABILITY...............................................
    6.9  GOVERNING LAW..............................................
    6.10  REMEDIES; SPECIFIC PERFORMANCE............................
    6.11  ENTIRE AGREEMENT..........................................
    6.12  NOMINEES FOR BENEFICIAL OWNERS............................
    6.13  CONSENT TO JURISDICTION...................................
    6.14  FURTHER ASSURANCES........................................
    6.15  NO INCONSISTENT AGREEMENTS................................
    6.16  CONSTRUCTION..............................................


          REGISTRATION RIGHTS AGREEMENT (this or the "Agreement") dated as of July 10, 1997, by and among WRT Energy Corporation, a Delaware corporation (the "Company"), DLB Oil & Gas, Inc., an Oklahoma corporation ("DLB"), and Wexford Management LLC, a Delaware limited liability company, on behalf of its affiliated investment funds ("Wexford").

                                W I T N E S S E T H :
          WHEREAS, the predecessor to the Company has emerged from bankruptcy pursuant to Chapter 11 of the United States Bankruptcy Code;

          WHEREAS, pursuant to the Debtor's and DLBW's First Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Reorganization Plan"), DLB and Wexford were issued and acquired certain securities of the Company;

          WHEREAS, the Company has entered into (i) a Commitment Agreement, dated as of January 20, 1997, by and among the Company, DLB and Wexford (the "Commitment Agreement") and (ii) a Subscription Rights Agreement, dated as of May 5, 1997, by and between the Company and the Disbursing Agent (as therein defined) (the "Subscription Agreement"), pursuant to which the Company issued and DLB and Wexford acquired those certain securities of the Company; and

          WHEREAS, in order to induce DLB and Wexford to enter into the Commitment Agreement and to participate in the Subscription Agreement, the Company agreed to provide certain registration rights on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

               "Affiliate" shall mean (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person and (ii) with respect to any individual, shall also mean the spouse, sibling, child, step-child, grandchild, niece, nephew or parent of such Person, or the spouse thereof.

               "Agents" shall have the meaning set forth in Section 5.1.

               "Agreement" shall have the meaning set forth in the preamble.

               "Blackout Notice" shall have the meaning set forth in Section
2.6.

               "Blackout Period" shall have the meaning set forth in Section
2.6.

               "Claims" shall have the meaning set forth in Section 5.1.

               "Commitment Agreement" shall have the meaning set forth in the preamble.

               "Common Shares" shall mean shares of common stock, par value $0.01 per share, of the Company.

               "Company" shall have the meaning set forth in the preamble and shall also include the Company's successors.

               "Demand Registration" shall mean a registration required to be effected by the Company, pursuant to Section 2.1.

               "DLB" shall have the meaning set forth in the preamble.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, or any similar or successor statute.

               "Holders" shall mean each of DLB and Wexford for so long as either of them owns any Registrable Securities and such of their respective heirs, successors and permitted assigns who acquire Registrable Securities, directly or indirectly, from either DLB or Wexford (or any subsequent Holder), for so long as such heirs, successors and permitted assigns own any Registrable Securities.

               "Holders' Counsel" shall mean, for purposes of this Agreement, one firm of counsel (per registration) to the Holders participating in such registration, which counsel shall be selected (i) in the case of a Demand Registration, by the Initiating Holder and (ii) in all other cases, by the Holders of a majority of the Registrable Securities requested to be included in an Incidental Registration.

               "Holders of the Registration" shall mean, with respect to a particular registration, one or more Holders who would hold the Registrable Securities to be included in such registration.
"Incidental Registration" shall mean a registration required to be effected by the Company pursuant to Section 2.2.

               "Initiating Holder" shall mean, with respect to a particular registration, the Holder who initiated the Request for such registration.

               "Inspectors" shall have the meaning set forth in Section
4.1(g).

               "NASD" shall mean the National Association of Securities Dealers, Inc.

               "Person" shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

               "Prospectus" shall mean the prospectus included in a Registration Statement (including, without limitation, any preliminary prospectus and any prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), and any such Prospectus as amended or supplemented by any prospectus supplement, and all other amendments and supplements to such Prospectus, including post-effective amendments, and in each case including all material incorporated by reference (or deemed to be incorporated by reference) therein.

               "Records" shall have the meaning set forth in Section 4.1(g).

               "Registrable Securities" shall mean (i) any Common Shares issued and delivered to the Holders pursuant to the Reorganization Plan, the Commitment Agreement and the Subscription Agreement; (ii) any Common Shares otherwise or hereafter purchased or acquired by the Holders or their Affiliates and (iii) any other securities of the Company (or any successor or assign of the Company, whether by merger, consolidation, sale of assets or otherwise) which may be issued or issuable to the Holders with respect to, in exchange for, or in substitution of, Registrable Securities referenced in clauses (i) and (ii) above by reason of any dividend or stock split, combination of shares, merger, consolidation, recapitalization, reclassification, reorganization, sale of assets or similar transaction. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities are sold pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act,
(C) such securities have been otherwise transferred, a new certificate or other evidence of ownership for them not bearing the legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act, or (D) such securities shall have ceased to be outstanding.

               "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with this Agreement by the Company and its subsidiaries, including, without limitation (i) all SEC, stock exchange, NASD and other registration, listing and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of any stock exchange (including fees and disbursements of counsel in connection with such compliance and the preparation of a blue sky memorandum and legal investment survey), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing, distributing, mailing and delivering any Registration Statement, any Prospectus, any underwriting agreements, transmittal letters, securities sales agreements, securities certificates and other documents relating to the performance of or compliance with this Agreement, (iv) the fees and disbursements of counsel for the Company, (v) the fees and disbursements of Holders' Counsel, (vi) the fees and disbursements of all independent public accountants (including the expenses of any audit and/or "cold comfort" letters) and the fees and expenses of other Persons, including experts, retained by the Company, (vii) the expenses incurred in connection with making road show presentations and holding meetings with potential investors to facilitate the distribution and sale of Registrable Securities which are customarily borne by the issuer, (viii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (ix) premiums and other costs of policies of insurance against liabilities arising out of the public offering of the Registrable Securities being registered and
(x) all internal expenses of the Company (including all salaries and expenses of officers and employees performing legal or accounting duties); provided, however, Registration Expenses shall not include discounts and commissions payable to underwriters, selling brokers, dealer managers or other similar Persons engaged in the distribution of any of the Registrable Securities; and provided, further, that in any case where Registration Expenses are not to be borne by the Company, such expenses shall not include salaries of Company personnel or general overhead expenses of the Company, auditing fees, premiums or other expenses relating to liability insurance required by underwriters of the Company or other expenses for the preparation of financial statements or other data normally prepared by the Company in the ordinary course of its business or which the Company would have incurred in any event; and provided, further, that in the event the Company shall, in accordance with Section 2.2 or Section 2.6 hereof, not register any securities with respect to which it had given written notice of its intention to register to Holders, notwithstanding anything to the contrary in the foregoing, all of the costs incurred by the Holders in connection with such registration shall be deemed to be Registration Expenses.

               "Registration Statement" shall mean a registration statement of the Company which covers any Registrable Securities requested to be included therein pursuant to the provisions of this Agreement on an appropriate form and in accordance with the Securities Act and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

               "Reorganization Plan" shall have the meaning set forth in the preamble.

               "Request" shall have the meaning set forth in Section 2.1(a).

               "SEC" shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

               "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, or any similar or successor statute.

               "Shelf Registration" shall have the meaning set forth in
Section 2.1(a).

               "Subscription Agreement" shall have the meaning set forth in the preamble.

               "Underwriters" shall mean the underwriters, if any, of the offering being registered under the Securities Act.

               "Underwritten Offering" shall mean a sale of securities of the Company to an Underwriter or Underwriters for reoffering to the public.

               "Wexford" shall have the meaning set forth in the preamble.

               "Withdrawn Demand Registration" shall have the meaning set forth in Section 2.1(a).

              "Withdrawn Request" shall have the meaning set forth in Section 2.1(a).

2.  REGISTRATION UNDER THE SECURITIES ACT

     2.1  Demand Registration.

          (a) Right to Demand Registration. (i) At any time or from time to time the Holders holding at least 20% of the Registrable Securities shall have the right to request in writing (a "Request") that the Company register all or part of such Holder's Registrable Securities by filing with the SEC a Registration Statement.

          (ii) The Request shall specify the amount of Registrable Securities intended to be disposed of by each such Holder and the intended method of disposition thereof.

          (iii) As promptly as practicable, but no later than ten (10) days after receipt of a Request, the Company shall give written notice of such requested registration to all Holders.

          (iv) Subject to Section 2.1(b), the Company shall include in a Demand Registration (A) the Registrable Securities intended to be disposed of by the Initiating Holder and (B) the Registrable Securities intended to be disposed of by any other Holder, if any, which shall have made a written request (which request shall specify the amount of Registrable Securities to be registered and the intended method of disposition thereof) to the Company for inclusion thereof in such registration within twenty (20) days after the receipt of such written notice from the Company.

          (v) The Company shall, as expeditiously as possible following a Request, use its best efforts to cause to be filed with the SEC a Registration Statement providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register by all such Holders, to the extent necessary to permit the disposition of such Registrable Securities so to be registered in accordance with the intended methods of disposition thereof specified in such Request or further requests (including, without limitation, by means of a shelf registration pursuant to Rule 415 under the Securities Act (a "Shelf Registration") if so requested and if the Company is then eligible to use such a registration). The Company shall use its best efforts to have such Registration Statement declared effective by the SEC as soon as practicable thereafter and to keep such Registration Statement continuously effective for the period specified in
Section 4.1(b).

          (vi) A Request may be withdrawn prior to the filing of the Registration Statement by the Holders of the Registration (a "Withdrawn Request") and a Registration Statement may be withdrawn prior to the effectiveness thereof by the Holders of the Registration (a "Withdrawn Demand Registration"). The registration rights granted pursuant to the provisions of this Section 2.1 shall be in addition to the registration rights granted pursuant to the other provisions of this Section 2.

          (b) Priority in Demand Registrations. If a Demand Registration involves an Underwritten Offering, and the sole or lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date five days prior to the date then scheduled for such offering that, in its opinion, the amount of Registrable Securities requested to be included in such Demand Registration exceeds the number which can be sold in such offering within a price range acceptable to the Holders of the Registration (such writing to state the basis of such opinion and the approximate number of Registrable Securities which may be included in such offering), the Company shall include in such Demand Registration, to the extent of the number which the Company is so advised may be included in such offering, the Registrable Securities requested to be included in the Demand Registration by the Holders allocated pro rata in proportion to the number of Registrable Securities requested to be included in such Demand Registration by each of them. In the event the Company shall not, by virtue of this Section 2.1(b), include in any

Demand Registration all of the Registrable Securities of any Holder requesting to be included in such Demand Registration, such Holder may, upon written notice to the Company given within five days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such Demand Registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and the Holder not so reducing shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such Demand Registration.

          (c) Underwriting; Selection of Underwriters. (i) If the Initiating Holder so elects, the offering of Registrable Securities pursuant to a Demand Registration shall be in the form of a firm commitment Underwritten Offering; and such Initiating Holder may require that the other Holders, if any, participating in such registration sell its Registrable Securities to the Underwriters at the same price and on the same terms of underwriting applicable to the Initiating Holder.

          (ii) If any Demand Registration involves an Underwritten Offering, the sole or managing Underwriters and any additional investment bankers and managers to be used in connection with such registration shall be selected by the Initiating Holder, subject to the approval of the Company (such approval not to be unreasonably withheld).

          (d) Registration of Other Securities. Whenever the Company shall effect a Demand Registration, no securities other than the Registrable Securities shall be covered by the related registration or offering unless the Holders of a majority of the Registrable Securities requested to be included in such Demand Registration shall have consented in writing to the inclusion of such other securities.

          (e) Other Registrations. During the period (i) beginning on the date of a Request and (ii) ending on the date that is 90 days after the date that a Registration Statement filed pursuant to such Request has been declared effective by the SEC or, if the Holders shall withdraw such Request or such Registration Statement, on the date of such Withdrawn Request or such Withdrawn Registration Statement, the Company shall not, without the consent of the Holders of a majority of the Registrable Securities requested to be included in such Demand Registration, file a registration statement pertaining to any other securities of the Company.

          (f)  Registration Statement Form.  Registrations under this Section
2.1 shall be on such appropriate registration form of the SEC (i) as shall be selected by the Initiating Holder, and (ii) which shall be available for the sale of Registrable Securities in accordance with the intended method or methods of disposition specified in the requests for registration.

     2.2  Incidental Registration

          (a) Right to Include Registrable Securities. (i) If the Company at any time or from time to time proposes to register any of its securities under the Securities Act (other than in a registration on Forms S-4 or S-8 or any successor form to such forms) whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account (and other than pursuant to Section 2.1), the Company shall deliver prompt written notice (which notice shall be given at least thirty (30) days prior to such proposed registration) to the Holders of its intention to undertake such registration, describing in reasonable detail the proposed registration and distribution (including the anticipated range of the proposed offering price, the class and number of securities proposed to be registered and the distribution arrangements) and of the Holders' right to participate in such registration under this Section 2.2 as hereinafter provided.

          (ii)  Subject to the other provisions of this Section 2.2(a) and
Section 2.2(b), upon the written request of any Holder (which request shall specify the amount of Registrable Securities to be registered and the intended method of disposition thereof) made within twenty (20) days after the receipt of such written notice, the Company shall include in such registration all Registrable Securities requested by any Holder to be so registered (an "Incidental Registration"), to the extent requisite to permit the disposition (in accordance with the intended distribution arrangements thereof as aforesaid) of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the Registration Statement which covers the securities which the Company proposes to register and shall use its best efforts cause such Registration Statement to become and remain effective with respect to such Registrable Securities in accordance with the registration procedures set forth in Section 4.

          (iii) If an Incidental Registration involves an Underwritten Offering, immediately upon notification to the Company from the Underwriter of the price at which such securities are to be sold, the Company shall so advise each participating Holder.

          (iv) The Holders requesting inclusion in an Incidental Registration may, at any time prior to the effective date of the Registration Statement (and for any reason), revoke such request by delivering written notice to the Company revoking such requested inclusion.

          (v) If at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to the Holders and, thereupon, (A) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith), without prejudice, however, to the rights of Holders to cause such registration to be effected as a registration under Section 2.1 and
(B) in the case of a determination to delay such registration, the Company shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other securities; provided, however, that if such delay shall extend beyond one hundred and twenty (120) days from the date the Company received a request to include Registrable Securities in such Incidental Registration, then the Company shall again give all Holders the opportunity to participate therein and shall follow the notification procedures set forth in the preceding paragraph.

          (vi) There is no limitation on the number of such Incidental Registrations pursuant to this Section 2.2 which the Company is obligated to effect.

          (vii) The registration rights granted pursuant to the provisions of this Section 2.2 shall be in addition to the registration rights granted pursuant to the other provisions of this Section 2.

          (b) Priority in Incidental Registration. If an Incidental Registration involves an Underwritten Offering on a firm commitment basis, and the sole or the lead managing Underwriter, as the case may be, of such Underwritten Offering shall advise the Company in writing (with a copy to each Holder requesting registration) on or before the date five days prior to the date then scheduled for such offering that, in its opinion, the amount of securities (including Registrable Securities) requested to be included in such registration exceeds the amount which can be sold in such offering without materially interfering with the successful marketing of the securities being offered (such writing to state the basis of such opinion and the approximate number of such securities which may be included in such offering without such effect), the Company shall include in such registration, to the extent of the number which the Company is so advised may be included in such offering without such effect, (i) in the case of a registration initiated by the Company, (A) first, the securities that the Company proposes to register for its own account (but solely to the extent that the proceeds thereof shall not be used to purchase Common Shares or other securities of the Company), (B) second, the Registrable Securities requested to be included in such registration by the Holders, allocated pro rata in proportion to the number of Registrable Securities requested to be included in such registration by each of them and (C) third, other securities of the Company to be registered on behalf of any other Person and (ii) in the case of a registration initiated by a Person other than the Company, (A) first, the securities requested to be included in such registration by the Persons initiating such registration, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them and (B) second, the Registrable Securities that the Holders propose to register, allocated pro rata in proportion to the number of securities requested to be included in such registration by each of them, (C) third, the securities that the Company proposes to register for its own account; and (D) fourth, other securities of the Company to be registered on behalf of any other Person; provided, however, that in the event the Company will not, by virtue of this Section 2.2(b), include in any such registration all of the Registrable Securities of any Holder requested to be included in such registration, such Holder may, upon written notice to the Company given within three days of the time such Holder first is notified of such matter, reduce the amount of Registrable Securities it desires to have included in such registration, whereupon only the Registrable Securities, if any, it desires to have included will be so included and any other Holder shall be entitled to a corresponding increase in the amount of Registrable Securities to be included in such registration on the same terms as set forth above.

     2.3 Shelf Registration. If a request made pursuant to Section 2.1 is for a Shelf Registration, the Company shall use its best efforts to keep the Shelf Registration continuously effective through the date on which all of the Registrable Securities covered by such Shelf Registration may be sold pursuant to Rule 144(k) under the Securities Act (or any successor provision having similar effect); provided, however, that prior to the termination of such Shelf Registration, the Company shall first furnish to each Holder participating in such Shelf Registration (i) an opinion, in form and substance satisfactory to the Holders of the Registration, of counsel for the Company satisfactory to the Holders of the Registration stating that such Registrable Securities are freely salable pursuant to Rule 144(k) under the Securities Act (or any successor provision having similar effect) or (ii) a letter from the staff of the SEC stating that the SEC would not recommend enforcement action if the Registrable Securities included in such Shelf Registration were sold in a public sale other than pursuant to an effective registration statement.

     2.4 Expenses. The Company shall pay all Registration Expenses in connection with any Demand Registration, Incidental Registration or Shelf Registration, whether or not such registration shall become effective and whether or not all Registrable Securities originally requested to be included in such registration are withdrawn or otherwise ultimately not included in such registration. Each Holder shall pay all discounts and commissions payable to underwriters, selling brokers, managers or other similar Persons engaged in the distribution of such Holder's Registrable Securities pursuant to any registration pursuant to this Section 2.

     2.5  Underwritten Offerings.

          (a) Demand Underwritten Offerings. If requested by the sole or lead managing Underwriter for any Underwritten Offering effected pursuant to a Demand Registration, the Company shall enter into a customary underwriting agreement with the Underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to each Holder participating in such offering and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 5.

          (b) Holders to be Parties to Underwriting Agreement. The Holders of such Registrable Securities to be distributed by Underwriters in an Underwritten Offering contemplated by Section 2 shall be parties to the underwriting agreement between the Company and such Underwriters and may, at such Holders' option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a selling Holder for inclusion in the Registration Statement.

          (c) Underwritten Registration. Notwithstanding anything herein to the contrary, no Holder may participate in any underwritten registration hereunder unless such Holder (i) agrees to sell its securities on the same terms and conditions provided in any underwritten arrangements approved by the Persons entitled hereunder to approve such arrangement and (ii) accurately completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

          2.6 Postponements. (a) The Company shall be entitled to postpone a Demand Registration and to require the Holders of Registrable Securities to discontinue the disposition of their securities covered by a Shelf Registration during any Blackout Period (as defined below) (i) if the Board of Directors of the Company determines in good faith that effecting such a registration or continuing such disposition at such time would have a material adverse effect upon a proposed sale of all (or substantially all) of the assets of the Company or a merger, reorganization, recapitalization or similar current transaction materially affecting the capital structure or equity ownership of the Company, (ii) if the Company is in possession of material information which the Board of Directors of the Company determines in good faith is not in the best interests of the Company to disclose in a registration statement at such time or (iii) if the Company has delivered a notice pursuant to Section 2.2 that it is undertaking an underwritten offering in which the Holders will be entitled to exercise their incidental registration rights; provided, however, that the Company may only delay a Demand Registration and require the Holders to discontinue the disposition of their securities covered by a Shelf Registration pursuant to this Section 2.6 for a reasonable period of time not to exceed 180 days (or such earlier time as such transaction is consummated or no longer proposed or the material information has been made public) (the "Blackout Period").

          (b) There shall not be more than one Blackout Period in any 12-month period.

          (c) The Company shall promptly notify the Holders in writing (a "Blackout Notice") of any decision to postpone a Demand Registration or to discontinue sales of Registrable Securities covered by a Shelf Registration pursuant to this Section 2.6 and shall include a general statement of the reason for such postponement, an approximation of the anticipated delay and an undertaking by the Company promptly to notify the Holders as soon as a Demand Registration may be effected or sales of Registrable Securities covered by a Shelf Registration may resume.

          (d) In making any determination to initiate or terminate a Blackout Period, the Company shall not be required to consult with or obtain the consent of any Holder, and any such determination shall be the Company's sole responsibility.

          (e) Each Holder shall treat all notices received from the Company pursuant to this Section 2.6 in the strictest confidence and shall not disseminate such information.

          (f) If the Company shall postpone the filing of a Registration Statement, the Holders who were to participate therein shall have the right to withdraw the request for registration. Any such withdrawal shall be made by giving written notice to the Company within thirty (30) days after the Blackout Notice.

          (g) If a Blackout Notice is made, the Blackout Period so initiated shall be in effect, even if the request for registration is subsequently withdrawn by the Holders.

          2.7 Inclusion of Information. The Company agrees to include in any Registration Statement under this Agreement all information which any selling Holder, upon advice of counsel, shall reasonably request.

3.	HOLDBACK ARRANGEMENTS

          3.1 Restrictions on Sale by Holders. Each Holder agrees, by acquisition of such Registrable Securities, if timely requested in writing by the sole or lead managing Underwriter in an Underwritten Offering of any Registrable Securities, not to effect any public sale or distribution, including a sale pursuant to Rule 144 (or any successor provision having similar effect) under the Securities Act of any Registrable Securities or any other equity security of the Company (or any security convertible into or exchangeable or exercisable for any equity security of the Company) (except as part of such underwritten registration), during the nine business days (as such term is used in Rule 10b-6 under the Exchange Act) prior to, and during the time period reasonably requested by the sole or lead managing Underwriter not to exceed 180 days, beginning on the effective date of the applicable Registration Statement.

          3.2 Restrictions on Sale by the Company and Others. The Company agrees (i) if timely requested in writing by the sole or lead managing Underwriter in an Underwritten Offering of any Registrable Securities, not to effect any public sale or distribution of any of the Company's equity securities (or any security convertible into or exchangeable or exercisable for any of the Company's equity securities) during the nine business days (as such term is used in Rule 10b-6 under the Exchange Act) prior to, and during the time period reasonably requested by the sole or lead managing Underwriter not to exceed 180 days, beginning on the effective date of the applicable Registration Statement (except as part of such underwritten registration or pursuant to registrations on Forms S-4 or S-8 or any successor form to such forms) and (ii) it will cause each of its directors, officers and holders of five percent (5%) or more of its Common Shares purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to so agree.

4.	REGISTRATION PROCEDURES

          4.1 Obligations of the Company. Whenever the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to Section 2 of this Agreement, the Company shall, as expeditiously as possible:

               (a) prepare and file with the SEC (promptly, and in any event within ninety (90) days after receipt of a request to register Registrable Securities pursuant to a Registration Statement) the requisite Registration Statement to effect such registration, which Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its best efforts to cause such Registration Statement to become effective (provided, that the Company may discontinue any registration of its securities that are not Registrable Securities, and, under the circumstances specified in Section 2.2, its securities that are Registrable Securities); provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, the Company shall (i) provide Holders' Counsel and any other Inspector with an adequate and appropriate opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto or comparable statement) to be filed with the SEC, which documents shall be subject to the review and comment of Holders' Counsel, (ii) not file any such Registration Statement or Prospectus (or amendment or supplement thereto or comparable statement) with the SEC to which Holder's Counsel, any selling Holder or any other Inspector shall have reasonably objected on the grounds that such filing does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder; and (iii) notify Holders' Counsel and each Holder selling Registrable Securities pursuant to such Registration Statement of any stop order issued or threatened by the SEC and take all reasonable action required to prevent the entry of such stop order or to remove it if entered;

               (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement, in each case until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller(s) thereof set forth in such Registration Statement; provided, that except with respect to any Shelf Registration, such period need not extend beyond nine (9) months after the effective date of the Registration Statement; and provided further, that with respect to any Shelf Registration, such period need not extend beyond the time period provided in
Section 2.3, and which periods, in any event, shall terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the ninety (90) day period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder, if applicable);

               (c) furnish, without charge, to each Holder selling such Registrable Securities and each Underwriter, if any, of the securities covered by such Registration Statement, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, and other documents, as such selling Holder and Underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such selling Holder (the Company hereby consenting to the use in accordance with applicable law of each such Registration Statement (or amendment or post-effective amendment thereto) and each such Prospectus (or preliminary prospectus or supplement thereto) by each such Holder selling Registrable Securities and the Underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or Prospectus);

               (d) prior to any public offering of Registrable Securities, use its best efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as any Holder selling Registrable Securities covered by such Registration Statement or the sole or lead managing Underwriter, if any, may reasonably request (provided such registration or qualification shall be required), and continue such registration or qualification in effect in each such jurisdiction for as long as such Registration Statement remains in effect (including through new filings or amendments or renewals), and do any and all other acts and things which may be necessary or advisable to enable any such selling Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such selling Holder; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.1(d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

               (e) use its best efforts to obtain all other approvals, consents, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable the Holders selling such Registrable Securities to consummate their disposition;

               (f) promptly notify each Holder of Registrable Securities covered by such Registration Statement and the sole or lead managing Underwriter, if any: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any state securities or blue sky authority for amendments or supplements to the Registration Statement or the Prospectus related thereto or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose, (v) of the existence of any fact of which the Company becomes aware or the happening of any event which results in (A) the Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (B) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading,
(vi) if at any time the representations and warranties contemplated by Section 2.5(b) cease to be true and correct in all material respects and (vii) of the Company's reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exists circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment; and, if the notification relates to an event described in any of the clauses (ii) through (vii) of this Section 4.1(f), the Company shall promptly prepare a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that (1) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (2) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading (and shall furnish to each such Holder and each Underwriter, if any, a reasonable number of copies of such Prospectus so supplemented or amended);

               (g) make available for inspection by any Holder selling Registrable Securities, any sole or lead managing Underwriter participating in any disposition pursuant to such Registration Statement, Holders' Counsel and any attorney, accountant or other agent retained by any such seller or any Underwriter (each, an "Inspector" and, collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and any subsidiaries thereof as may be in existence at such time (collectively, the "Records") as shall be necessary, in the opinion of such Holders' and such Underwriters' respective counsel, to enable them to exercise their due diligence responsibility and to conduct a reasonable investigation within the meaning of the Securities Act, and cause the Company's and any subsidiaries' officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspectors in connection with such Registration Statement;

                (h) obtain an opinion from the Company's counsel and a "cold comfort" letter from the Company's independent public accountants who have certified the Company's financial statements included or incorporated by reference in such Registration Statement, in each case dated the effective date of such Registration Statement (and if such registration involves an Underwritten Offering, dated the date of the closing under the underwriting agreement), in customary form and covering such matters as are customarily covered by such opinions and "cold comfort" letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the sole or lead managing Underwriter, if any, and to the Holders of the Registration, and furnish to each Holder participating in the offering and to each Underwriter, if any, a copy of such opinion and letter addressed to such Holder (in the case of the opinion) and Underwriter (in the case of the opinion and the "cold comfort" letter);

               (i) provide a CUSIP number for all Registrable Securities and provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such Registration Statement not later than the effectiveness of such Registration Statement;

               (j) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and any other governmental agency or authority having jurisdiction over the offering, and make available to its security holders, as soon as reasonably practicable but no later than ninety
(90) days after the end of any 12-month period, an earnings statement (i) commencing at the end of any month in which Registrable Securities are sold to Underwriters in an Underwritten Offering and (ii) commencing with the first day of the Company's calendar month next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statement shall cover such 12-month periods, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

               (k) use its best efforts to cause all such Registrable Securities to be listed (i) on the same principal securities exchanges, the NASD Automated Quotation System or other markets within the United States of America, if any, as shares of the Company's securities are then listed or quoted or (ii) if securities of the Company are not at the time listed or quoted on any such exchanges or markets (or if the listing of Registrable Securities is not permitted under the rules of each such exchanges or markets on which the Company's securities are then listed or quoted), then on a national securities exchange designated by the Holders;

               (l) keep each Holder selling Registrable Securities advised in writing as to the initiation and progress of any registration under Section 2 hereunder;

               (m) enter into and perform customary agreements (including, if applicable, an underwriting agreement in customary form) and provide officers' certificates and other customary closing documents;

               (n) cooperate with each Holder selling Registrable Securities and each Underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD and make reasonably available its employees and personnel and otherwise provide reasonable assistance to the Underwriters (taking into account the needs of the Company's businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any Underwritten Offering;

               (o) furnish to each Holder selling Registrable Securities and the sole or lead managing Underwriter, if any, without charge, at least one manually-signed copy of the Registration Statement and any post-effective amendments thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those deemed to be incorporated by reference);

               (p) cooperate with the Holders selling such Registrable Securities and the sole or lead managing Underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the Underwriters or, if not an Underwritten Offering, in accordance with the instructions of the Holders selling the Registrable Securities at least three business days prior to any sale of Registrable Securities;

               (q) if requested by the sole or lead managing Underwriter or any Holder selling Registrable Securities, immediately incorporate in a prospectus supplement or post-effective amendment such information concerning such Holder, the Underwriters or the intended method of distribution as the sole or lead managing Underwriter or the selling Holder reasonably requests to be included therein and as is appropriate in the reasonable judgment of the Company, including, without limitation, information with respect to the number of shares of the Registrable Securities being sold to the Underwriters, the purchase price being paid therefor by such Underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering; make all required filings of such Prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such Prospectus supplement or post-effective amendment; and supplement or make amendments to any Registration Statement if requested by the sole or lead managing Underwriter of such Registrable Securities; and

               (r) use its best efforts to take all other steps necessary to expedite or facilitate the registration and disposition of the Registrable Securities contemplated hereby.

     4.2 Seller Information. The Company may require each Holder selling Registrable Securities as to which any registration is being effected to furnish to the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing; provided, that such information shall be used only in connection with such registration.

               If any Registration Statement or comparable statement under "blue sky" laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require
(i) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company's securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company and (ii) in the event that such reference to such Holder by name or otherwise is not in the judgment of the Company, as advised by counsel, required by the Securities Act or any similar federal statute or any state "blue sky" or securities law then in force, the deletion of the reference to such Holder.

     4.3 Notice to Discontinue. Each Holder agrees by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.1(f)(ii) through
(vii), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(f) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession of the Prospectus covering such Registrable Securities which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 4.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.1(f) to and including the date when the Holder shall have received the copies of the supplemented or amended prospectus contemplated by and meeting the requirements of Section 4.1(f).

5.  INDEMNIFICATION; CONTRIBUTION.

     5.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its officers, directors, partners, members, shareholders, employees, Affiliates and agents (collectively, "Agents") and each Person who controls such Holder (within the meaning of the Securities Act) and its Agents with respect to each registration which has been effected pursuant to this Agreement, against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, and expenses (as incurred or suffered and including, but not limited to, any and all expenses incurred in investigating, preparing or defending any litigation or proceeding, whether commenced or threatened, and the reasonable fees, disbursements and other charges of legal counsel) in respect thereof (collectively, "Claims"), insofar as such Claims arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto), offering circular or other document (including any related registration statement, notification or the like) related to any such registration or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such Claims arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact so made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder specifically stating that it was expressly for use therein. The Company shall also indemnify any Underwriters of the Registrable Securities, their Agents and each Person who controls any such Underwriter (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the Holders. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any Person who may be entitled to indemnification pursuant to this Section 5 and shall survive the transfer of securities by such Holder or Underwriter.

     5.2 Indemnification by Holders. Each Holder selling Registrable Securities agrees to, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, each other Person who participates as an Underwriter in the offering or sale of such Registrable Securities and its Agents and each Person who controls the Company or any such Underwriter (within the meaning of the Securities Act) and its Agents against any and all Claims, insofar as such Claims arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus (including any preliminary, final or summary prospectus and any amendment or supplement thereto), offering circular or other document related to such registration, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder specifically stating that it was expressly for use therein; provided, however, that the aggregate amount which any such Holder shall be required to pay pursuant to this Section
5.2 shall in no event be greater than the amount of the net proceeds received by such Holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims less all amounts previously paid by such Holder with respect to any such Claims. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder or Underwriter.

     5.3 Conduct of Indemnification Proceedings. Promptly after receipt by an indemnified party of notice of any Claim or the commencement of any action or proceeding involving a Claim under this Section 5, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to Section 5, (i) notify the indemnifying party in writing of the Claim or the commencement of such action or proceeding; provided, that the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 5, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 5 and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any indemnified party shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party has agreed in writing to pay such fees and expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party within ten (10) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so, (C) in the reasonable judgment of any such indemnified party, based upon advice of counsel, a conflict of interest may exist between such indemnified party and the indemnifying party with respect to such claims (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such indemnified party) or (D) such indemnified party is a defendant in an action or proceeding which is also brought against the indemnifying party and reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party. No indemnifying party shall be liable for any settlement of any such claim or action effected without its written consent, which consent shall not be unreasonably withheld. In addition, without the consent of the indemnified party (which consent shall not be unreasonably withheld), no indemnifying party shall be permitted to consent to entry of any judgment with respect to, or to effect the settlement or compromise of any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim), unless such settlement, compromise or judgment
(1) includes an unconditional release of the indemnified party from all liability arising out of such action or claim, (2) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party and (3) does not provide for any action on the part of any party other than the payment of money damages which is to be paid in full by the indemnifying party.

     5.4  Contribution.  (a)  If the indemnification provided for in Section
5.1 or 5.2 from the indemnifying party for any reason is unavailable to (other than by reason of exceptions provided therein), or is insufficient to hold harmless, an indemnified party hereunder in respect of any Claim, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the actions which resulted in such Claim, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. If, however, the foregoing allocation is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations.

              (b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by a party as a result of any Claim referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth in Section 5.3, any legal or other fees, costs or expenses reasonably incurred by such party in connection with any investigation or proceeding. Notwithstanding anything in this Section 5.4 to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 5.4 to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such Claims, less all amounts previously paid by such indemnifying party with respect to such Claims. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     5.5 Other Indemnification. Indemnification equivalent to that specified in the preceding Sections 5.1 and 5.2 shall be given by the Company and each Holder selling Registrable Securities with respect to any required registration or other qualification of securities under any Federal or state law or regulation of any governmental authority, other than the Securities Act. The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract.

     5.6 Indemnification Payments. The Company shall make advances to the indemnified parties hereunder of any expenses incurred by such parties in connection with any proceeding or investigation, as and when bills are received or any expense is incurred.

6.  GENERAL

     6.1 Adjustments Affecting Registrable Securities. The Company agrees that it shall not effect or permit to occur any combination or subdivision of shares which would adversely affect the ability of the Holder of any Registrable Securities to include such Registrable Securities in any registration contemplated by this Agreement or the marketability of such Registrable Securities in any such registration.

     6.2 Registration Rights to Others. The Company has not previously entered into an agreement with respect to its securities granting any registration rights to any Person. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, (i) such rights shall not be in conflict with or adversely affect any of the rights provided in this Agreement to the Holders and (ii) if such rights are provided on terms or conditions more favorable to such holder than the terms and conditions provided in this Agreement, the Company shall provide (by way of amendment to this Agreement or otherwise) such more favorable terms or conditions to the Holders.

     6.3 Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and the Holders; provided, however, that nothing herein shall prohibit any amendment, modification, supplement, waiver or consent the effect of which is limited only to such Holder who has agreed to such amendment, modification, supplement, waiver or consent.

     6.4 Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, telecopier, any courier guaranteeing overnight delivery or first class registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties in accordance with the provisions of this Section:

               (i)  If to the Company, to:
                    WRT Energy Corporation
                    3303 FM 1960 West, Suite 460
                    Houston, Texas  77057
                    Attn:  Mr. Gary C. Hanna
                    Telecopy:  (281) 583-0219
                    Telephone: (281) 583-8958

                    With a copy to:

                    Schulte Roth & Zabel LLP
                    900 Third Avenue
                    New York, NY  10022
                    Attn:  Jeffrey S. Sabin, Esq.
                    Telecopy: (212) 593-5955
                    Telephone: (212) 756-2290

               (ii)  If to DLB or Wexford, to:

                     DLB Oil & Gas, Inc.
                     1601 N.W. Expressway
                     Suite 700
                     Oklahoma City, OK  73118-1401
                     Attn:  Mark Liddell
                     Telecopy:  (405) 848-9449
                     Telephone:  (405) 848-8808

                     and

                    Wexford Management LLC
                    411 West Putnam Avenue
                    Greenwich, CT  06830
                    Attn:  Arthur Amron, Esq.
                    Telecopy:  (203) 862-7461
                    Telephone:  (203) 862-7400

                    With a copy to:

                    Schulte Roth & Zabel LLP
                    900 Third Avenue
                    New York, NY  10022
                    Attn:  Jeffrey S. Sabin, Esq.
                    Telecopy: (212) 593-5955
                    Telephone: (212) 756-2290

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; on the next business day, if timely delivered to a courier guaranteeing overnight delivery; and five days after being deposited in the mail, if sent first class or certified mail, return receipt requested, postage prepaid.

     6.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or Holder without the consent of the other parties hereto, except to another Holder; provided, however, that this Agreement and any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable at the discretion of DLB or Wexford in connection with the sale or other transfer of any or all of their Registrable Securities without the consent of any other party hereto. In the event any heir, successor or permitted assign of any Holder shall take and hold any Registrable Securities of such Holder, then such heir, successor or permitted assign (i) shall promptly notify the Company and (ii) upon taking and holding such Registrable Securities, such heir, successor or permitted assign shall automatically be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement (and shall, for all purposes, be deemed a Holder under this Agreement). For purposes of this Agreement, "successor" for any entity other than a natural person shall mean a successor to such entity as a result of such entity's merger, consolidation, liquidation, dissolution, sale of substantially all of its assets, or similar transaction.

     6.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

     6.7 Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (1) words of any gender shall be deemed to include each other gender; (2) words using the singular or plural number shall also include the plural or singular number, respectively; (3) the words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (4) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified; (5) "or" is not exclusive; and (6) provisions apply to successive events and transactions.

     6.8 Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

     6.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

     6.10 Remedies; Specific Performance. The parties hereto acknowledge that money damages may not be an adequate remedy at law if any party fails to perform in any material respect any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek to compel specific performance of the obligations of any other party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction pursuant to Section 6.13 hereof, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by a party hereto in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.

     6.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Company and the other parties to this Agreement with respect to such subject matter.

     6.12 Nominees for Beneficial Owners. In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

     6.13 Consent to Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in any federal court of the Southern District of New York or any state court located in New York County, State of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and irrevocably waives any claim (by way of motion, as a defense or otherwise) of improper venue, that it is not subject personally to the jurisdiction of such court, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such court. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or provided for in Section 6.4 of this Agreement, such service to become effective ten (10) days after such mailing. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section.

     6.14 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     6.15 No Inconsistent Agreements. The Company will not hereafter enter into any agreement which is inconsistent with the rights granted to the Holders in this Agreement.

     6.16 Construction. The Company, DLB and Wexford acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company, DLB and Wexford.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
                                       WRT ENERGY CORPORATION

                                       \-------------------------------\
                                       By:
                                       Title:


                                       DLB OIL & GAS, INC.

                                       \-------------------------------\
                                       By:
                                       Title:


                                       WEXFORD MANAGEMENT LLC

                                       \-------------------------------\
                                       By:
                                       Title:

Exhibit H
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            WRT ENERGY CORPORATION

          WRT Energy Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
          1. The name of the Corporation is WRT Energy Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 20, 1997.

          2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation as follows: Article IX of the Certificate of Incorporation is added to permit the Corporation to expressly opt out of Section 203 of the General Corporation Law of the State of Delaware (the "DGCL").

          3. The Corporation, as of the date hereof, has not received any payment for any of its stock.

          4. This Restated Certificate of Incorporation was duly adopted by a majority of the directors of the Board of Directors of the Corporation in accordance with the provisions of Section 241 of the DGCL.

          5. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby, and is hereby restated, to read in its entirety as herein set forth:


                    RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                           WRT Energy Corporation
                           ----------------------


                                ARTICLE I
                                   NAME

          The name of the corporation is WRT Energy Corporation (the "Corporation").

                                ARTICLE II
                                 PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL"), within or without the State of Delaware.


                                ARTICLE III
                                 DURATION

          The duration of the Corporation shall be in perpetuity, or such maximum period as may be authorized by the laws of Delaware.


                                ARTICLE IV
                             AUTHORIZED CAPITAL

          The Corporation is hereby authorized to issue a total of fifty-one million (51,000,000) shares of capital stock which shall be subdivided into classes as follows:

          (a) Fifty million (50,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $0.01 per share, and have the rights, powers and preferences set forth in this paragraph. The holders of Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board of Directors. No dividends may be paid with respect to the Corporation's Common Stock, however, until dividend distributions to the holders of Preferred Stock, if any, have been paid in accordance with the certificate or certificates of designation relating to such Preferred Stock. The holders of Common Stock shall share ratably, with all other classes of common equity, if any, in any assets of the Corporation that are available for distribution to the holders of common equity securities of the Corporation upon the dissolution or liquidation of the Corporation. The holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the stockholders. There are no redemption or sinking fund provisions that are applicable to the Common Stock of the Corporation. Subject only to the requirements of the DGCL and the foregoing limits, the Board of Directors is expressly authorized to issue shares of Common Stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the Board of Directors shall deem appropriate under the circumstances.

          (b) One million (1,000,000) shares of the Corporation's authorized capital stock shall be denominated as Preferred Stock, par value of $0.01 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such Series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock, including, but without limiting the generality of the foregoing, the following:

          (i) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, each series of Preferred Stock, which number (except as otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors without prior approval of the holders of such series;

          (ii) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

          (iii) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation and the terms and conditions of such conversion or exchange, including, without limitation, whether or not the number of shares of such other class or series into which shares of such series may be converted or exchanged shall be adjusted in the event of any stock split, stock dividend, subdivision, combination, reclassification or other transaction or series of transactions affecting the class or series into which such series of Preferred Stock may be converted or exchanged;

          (iv) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

          (v) The rights, if any, of the holder of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

          (vi) The terms of sinking fund or redemption or repurchase account, if any, to be provided for shares of such series of Preferred Stock;

          (vii) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation (which, without limiting the generality of the foregoing, may include a specified number or portion of the then-existing number of authorized directorships of the Corporation, or a specified number or portion of directorships in addition to the then-existing number of authorized directorships of the Corporation), generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto; and

          (viii) Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

          Upon the creation of any new class or series of Preferred Stock of the Corporation, the Board of Directors shall prepare and file with the records of the Corporation and pursuant to the applicable provisions of the DGCL a certificate setting forth the rights and preferences of such class or series of Preferred Stock, which certificate as so filed shall be deemed an amendment to this Certificate of Incorporation and shall not require the consent of any stockholder.

          (c) In addition to the Common Stock and Preferred Stock described above, the Board of Directors is authorized to cause the issuance of any options, rights, warrants or appreciation rights relating to any equity or debt security of the Corporation and which may have rights or preference junior or senior to any equity or debt security of the Corporation from time to time on terms and conditions established in the sole and complete discretion of the Board of Directors. If and to the extent required by the DGCL, upon the creation of any new class or series of additional securities of the Corporation, the Board of Directors shall prepare and file with the records of Corporation a certificate setting forth the rights and preferences of such class or series of additional securities of the Corporation, which certificate shall be deemed an amendment to this Certificate of Incorporation and shall not require the consent of any stockholder.

          (d) Except to the extent that such rights are specifically enumerated in a certificate setting forth the rights and preferences of a specific class or series of Preferred Stock or other securities of the Corporation, no stockholder shall have any preemptive, preferential or other right, including, without limitation, with respect to (i) the issuance or sale of additional Common Stock of the Corporation, (ii) the issuance or sale of additional Preferred Stock of the Corporation, (iii) the issuance of any obligation and/or evidence of indebtedness of the Corporation which is or may be convertible into or exchangeable for, or accompanied by any rights to receive, purchase or subscribe to, any shares of Common Stock, Preferred Stock or other securities of the Corporation, (iv) the issuance of any right of subscription to, or right to receive, any warrant or option for the purchase of any Common Stock, Preferred Stock or other securities of the Corporation or
(v) the issuance or sale of any other equity or debt securities that may be issued or sold by the Corporation from time to time.

          (e) Notwithstanding anything in this Certificate of Incorporation to the contrary, the Board of Directors shall be prohibited from authorizing or issuing any equity securities that have no voting rights.


                                ARTICLE V
                   RIGHTS AND POWERS OF STOCKHOLDERS

          (a) Meetings of stockholders may be held within or without the State of Delaware, at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

          (b) At any annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Article V. To be properly brought before an annual meeting business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting, provided, however, that in the event that less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (c) the number of shares of the Corporation which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. To be properly brought before a special meeting of stockholders, business must have been specified in the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors. Notwithstanding anything in the By-laws to the contrary, no business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Article V. The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting in accordance with the provisions of this Article V, and if he should so determine, he shall so declare at the meeting and any such business not properly brought before the meeting shall not be transacted.

          (c) Only persons who are nominated in accordance with the procedures set forth in this Article V shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Article V. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the meeting, provided, however, that in the event that less than seventy
(70) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth
(a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares, if any, of the Corporation which are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such persons' written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
(b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder and (ii) the number of shares of the Corporation which are beneficially owned by such stockholder. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed herein, and if he should so determine, he shall so declare at the meeting and the defective nomination shall be disregarded.

                                ARTICLE VI
                                DIRECTORS

          (a) The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board of Directors. The exact number of directors of the Corporation shall be fixed by the Board of Directors as provided in the By-laws.

          (b) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

          (c) The election of directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation otherwise provide.


                               ARTICLE VII
                REGISTERED OFFICE AND AGENT, AND DIRECTORS

          The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware, 19085. Corporation Service Company is the Corporation's registered agent at this address. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

         Name              Address
         ----              -------

1.   Charles E. Davidson   411 West Putnam Avenue, Greenwich, CT  06830

2.   Mark Liddell          1601 N.W. Expressway, Suite 700, Oklahoma City,
                           OK  73118-1401

3.   Mike Liddell          1601 N.W. Expressway, Suite 700, Oklahoma City,
                           OK  73118-1401

4.   Robert E. Brooks      343 Third Street, Suite 205, Baton Rouge, LA  70801

5.   Alan May              10814 Everwood Lane, Houston, TX  70024

                              ARTICLE VIII
                    AMENDMENTS TO THE CERTIFICATE OF
                       INCORPORATION AND BY-LAWS

          (a) The Corporation reserves the right to amend, alter, change or repeal, from time to time, any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation of powers.

          (b) The Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the By-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, amend and repeal by-laws.


                                ARTICLE IX
      SECTION 203 - BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

          The Corporation hereby expressly elects not to be governed by
Section 203 of the DGCL.


                                ARTICLE X
                               INCORPORATOR

          Robert E. Hochstein is the sole incorporator and his mailing address is c/o Schulte Roth & Zabel LLP, 900 Third Avenue, New York, New York, 10022.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to
be signed by Gary C. Hanna, its President, this        day of July, 1997.
                                                -------




                                          By:
                                              /--------------------/
                                              Name:   Gary C. Hanna
                                              Title:  President

                                   Exhibit I
BY-LAWS

                                     OF

                            WRT ENERGY CORPORATION
                     (hereinafter called the "Corporation")


                                   ARTICLE I
                                    Offices
                                    -------

          Section 1.  Registered Office.  The registered office of the
                      -----------------
Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

          Section 2.  Other Offices.  The Corporation may also have offices at
                      -------------
such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                  ARTICLE II
                           Meetings of Stockholders
                           ------------------------

          Section 1.  Place of Meetings.  Except as otherwise provided in
                      -----------------
these By-laws, all meetings of the stockholders shall be held on such dates and at such times and places, within or without the State of Delaware, as shall be determined by the Board of Directors, or the Chairman of the Board of Directors or the President and as shall be stated in the notice of the meeting or in waivers of notice thereof. If the place of any meeting is not so fixed, it shall be held at the registered office of the Corporation in the State of Delaware.

          Section 2.  Annual Meeting.  The annual meeting of stockholders for
                      --------------
the election of directors and the transaction of such other proper business as may be brought before the meeting shall be held on such date after the close of the Corporation's fiscal year, and at such time, as the Board of Directors may from time to time determine.

          Section 3.  Special Meetings.  Special meetings of the stockholders,
                      ----------------
for any purpose or purposes, may be called by the Board of Directors, or the Chairman of the Board of Directors or the President and shall be called by the President or the Secretary upon the written request of a majority of the directors or the holders of not less than sixty-six percent (66%) of the

Corporation's outstanding shares entitled to vote at such meeting. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

          Section 4.  Notice of Meetings.  Except as otherwise required or
                      ------------------
permitted by law, whenever the stockholders are required or permitted to take any action at a meeting, written notice thereof shall be given, stating the place, date and hour of the meeting and, unless it is the annual meeting, by or at whose direction it is being issued. The notice also shall designate the place where the stockholders list is available for examination, unless the list is kept at the place where the meeting is to be held. Notice of a special meeting also shall state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be delivered personally or shall be mailed, not less than ten (10) and not more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at the meeting.

          If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder's address as it appears on the records of the Corporation, unless such stockholder shall have filed with the Secretary of the Corporation a written request that such notices be mailed to some other address, in which case it shall be directed to such other address. Notice of any meeting of stockholders need not be given to any stockholder who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened, or who shall submit, either before or after the time stated therein, a signed waiver of notice.

          Unless the Board of Directors, after an adjournment is taken, shall fix a new record date for an adjourned meeting or unless the adjournment is for more than thirty (30) days, notice of an adjourned meeting need not be given if the place, date and time to which the meeting shall be adjourned are announced at the meeting at which the adjournment is taken. If, however, the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

          Section 5.  Quorum.  Except as otherwise provided by law or by the
                      ------
Certificate of Incorporation of the Corporation, at all meetings of stockholders the holders of a majority of the shares of the Corporation entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate vote by a class, classes or series is required, a majority of the outstanding shares of such class, classes, or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, unless or except to the extent that the presence of a larger number may be required by law or the Certificate of Incorporation. If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, date or time without notice other than announcement at the meeting, until a quorum shall be present or represented.

          Section 6.  Voting.  Except as otherwise provided by law or by the
                      ------
Certificate of Incorporation of the Corporation, at any meeting of the stockholders every stockholder of record having the right to vote thereat shall be entitled to one vote for every share of stock standing in his name as of the record date and entitling him to so vote. A stockholder may vote in person or by proxy. Except as otherwise provided by law or by the Certificate of Incorporation, any corporate action to be taken by a vote of the stockholders, other than the election of directors, shall be authorized by the affirmative vote of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the subject matter. Directors shall be elected as provided in Section 2 of Article III of these By-laws. Written ballots shall not be required for voting on any matter unless ordered by the chairman of the meeting.

          Section 7.  Proxies.  Every proxy shall be executed in writing by
                      -------
the stockholder or by his authorized representative, or otherwise as provided in the General Corporation Law of the State of Delaware ("DGCL").

          Section 8.  List of Stockholders.  For a period of at least ten (10)
                      --------------------
days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing their addresses and the number of shares registered in their names as of the record date shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

          Section 9.  Conduct of Meetings.  At each meeting of the
                      -------------------
stockholders, the Chairman of the Board of Directors or, in his absence, one of the following officers present in the order stated shall act as chairman of the meeting: the President, the Vice Presidents in their order of rank and seniority, or a chairman chosen by a majority of the directors present. The Secretary, or, in his absence, an Assistant Secretary, or in the absence of the Secretary and the Assistant Secretaries, any person appointed by the chairman of the meeting shall act as Secretary of the meeting and shall keep the minutes thereof. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting.

          Section 10.  Consent of Stockholders in Lieu of Meeting.  Unless
                       ------------------------------------------
otherwise provided in the Certificate of Incorporation of the Corporation, any action required to be taken or which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed, in person or by proxy, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in person or by proxy and shall be delivered to the Corporation as required by law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

          Section 11.  Inspectors of Election.  In advance of any meeting of
                       ----------------------
stockholders, the Board of Directors may appoint one or more inspectors of election, who need not be stockholders, to act at such meeting or any adjournment thereof. If inspectors of election are not so appointed, the person presiding at any such meeting may, and on the request of any stockholder entitled to vote at the meeting and before voting begins shall, appoint inspectors of election. If any person who is appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting, or at the meeting by the person presiding at the meeting. Each inspector, before entering upon the discharge of his duties, shall take an oath faithfully to execute the duties of inspector at such meeting.

          If inspectors of election are appointed as aforesaid, they shall determine from the lists referred to in Section 8 of this Article II the number of shares outstanding, the shares represented at the meeting, the existence of a quorum and the voting power of shares represented at the meeting, determine the authenticity, validity and effect of proxies, receive votes or ballots, hear and determine all challenges and questions in any way arising in connection with the right to vote or the number of votes which may be cast, count and tabulate all votes or ballots, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders entitled to vote thereat. Unless waived by vote of the stockholders conducted in the manner which is provided in Section 5 of this Article, the inspectors shall make a report in writing of any challenge or question matter which is determined by them, and execute a sworn certificate of any facts found by them. The decision, act or certificate of a majority of the inspectors of election shall be effective in all respects as the decision, act or certificate of all the inspectors of election.

                                 ARTICLE III
                              Board of Directors
                              ------------------

          Section 1.  Number of Directors.  Except as otherwise provided by
                      -------------------
the Certificate of Incorporation of the Corporation, until such time as the Board of Directors determines otherwise, the Board of Directors shall consist of five (5) members, with the then-authorized number of directors being fixed from time to time solely by or pursuant to a resolution passed by the Board of
Directors, provided, however, that from             , 1997 until             ,
2000 there shall be no more than and no less than five (5) directors.
Effective             , 2000, the number of directors may be reduced or in-
creased from time to time by action of a majority of the whole Board, but no decrease may shorten the term of an incumbent director. When used in these By-laws, the term "whole Board" means the total number of directors which the Corporation would have if there were no vacancies.

          Section 2.  Election and Term.  Except as otherwise provided by law,
                      -----------------
by the Certificate of Incorporation of the Corporation or by these By-laws, the directors shall be elected at the annual meeting of the stockholders and the persons receiving a plurality of the votes cast shall be so elected. Subject to his earlier death, resignation or removal, each director shall hold office until his successor shall have been elected and shall have qualified.

          Section 3.  Removal.  Except for such directors, if any, as are
                      -------
elected by the holders of any series of Preferred Stock separately as a class as provided for or fixed pursuant to the provisions of the Certificate of Incorporation, any director of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six percent (66%) of the votes which could be cast by holders of all outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as one class.

          Section 4.  Resignations.  Any director may resign at any time by
                      ------------
giving written notice of his resignation to the Corporation. A resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

          Section 5.  Vacancies.  Except as otherwise provided by the
                      ---------
Certificate of Incorporation of the Corporation, any vacancy in the Board of Directors and newly created directorships, resulting from any increase in the authorized number of directors or otherwise, may be filled only by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

          Section 6.  Place of Meetings.  Except as otherwise provided in
                      -----------------
these By-laws, all meetings of the Board of Directors, both regular and special, shall be held at such places, within or without the State of Delaware, as the Board determines from time to time.

          Section 7.  Annual Meeting.  The first meeting of each newly-elected
                      --------------
Board of Directors shall be held either (x) immediately following the annual meeting of stockholders and no notice of such meeting shall be necessary to be given the newly-elected directors in order legally to constitute the meeting, provided a quorum shall be present, or (y) as soon as practicable after the annual meeting of the stockholders on such date and at such time and place as the Board of Directors determines from time to time. In the event such annual meeting of stockholders is not so held, the annual meeting of the Board of Directors shall be held on such date and at such time and place as the Board determines from time to time.

          Section 8.  Regular Meetings.  Regular meetings of the Board of
                      ----------------
Directors shall be held on such dates and at such times and places as the Board of Directors determines from time to time. Notice of regular meetings need not be given, except as otherwise required by law.

          Section 9.  Special Meetings.  Special meetings of the Board of
                      ----------------
Directors, for any purpose or purposes, may be called by the Chairman of the Board of Directors or the President and shall be called by the President or the Secretary upon the written request of a majority of the directors. The request shall state the date, time, place and purpose or purposes of the proposed meeting.

          Section 10.  Notice of Meetings.  Notice of each special meeting of
                       ------------------
the Board (and of each annual meeting which is not held immediately after, and in the same place as, the annual meeting of stockholders) shall be given, not less than twenty-four (24) hours before the meeting is scheduled to commence, by the Chairman of the Board of Directors, the President or the Secretary and shall state the place, date and time of the meeting. Notice of each meeting may be delivered to a director by hand or given to a director orally (either by telephone or in person) or mailed, telegraphed or sent by facsimile transmission to a director at his residence or usual place of business, provided, however, that if notice of less than seventy-two (72) hours is given it may not be mailed. If mailed, the notice shall be deemed given when deposited in the United States mail, postage prepaid; if telegraphed, the notice shall be deemed given when the contents of the telegram are transmitted to the telegraph service with instructions that the telegram immediately be dispatched; and if sent by facsimile transmission, the notice shall be deemed given when transmitted with transmission confirmed. Notice of any meeting need not be given to any director who shall submit, either before or after the time stated therein, a signed waiver of notice or who shall attend the meeting, other than for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not lawfully called or convened. Notice of an adjourned meeting, including the place, date and time of the new meeting, shall be given to all directors not present at the time of the adjournment, and also to the other directors unless the place, date and time of the new meeting are announced at the meeting at the time at which the adjournment is taken.

          Section 11.  Quorum.  Except as otherwise provided by law or in
                       ------
these By-laws, at all meetings of the Board of Directors a majority of the whole Board shall constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another place, date and time.

          Section 12.  Conduct of Meetings.  At each meeting of the Board of
                       -------------------
Directors, the Chairman of the Board of Directors or, in his absence, the President or, in his absence, a director chosen by a majority of the directors present shall act as chairman of the meeting. The Secretary or, in his absence, any person appointed by the chairman of the meeting shall act as Secretary of the meeting and keep the minutes thereof. The order of business at all meetings of the Board of Directors shall be as determined by the chairman of the meeting.

          Section 13.  Committees of the Board.  The Board of Directors, by
                       -----------------------
resolution adopted by a majority of the whole Board of Directors, may designate an executive committee and other committees, each consisting of one or more directors. Each committee (including the members thereof) shall serve at the pleasure of the Board of Directors and shall keep minutes of its meetings and report the same to the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member or members at any meeting of the committee. In addition, in the absence or disqualification of a member of a committee, if no alternate member has been designated by the Board of Directors, the member or members present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. Except as limited by law, each committee, to the extent provided in the resolution of the Board of Directors establishing it, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

          Section 14.  Operation of Committees.  A majority of all the members
                       -----------------------
of a committee shall constitute a quorum for the transaction of business, and the vote of a majority of all the members of a committee present at a meeting at which a quorum is present shall be the act of the committee. Each committee shall adopt whatever other rules of procedure it determines to be necessary for the conduct of its activities.

          Section 15.  Consent to Action.  Any action required or permitted to
                       -----------------
be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

          Section 16.  Attendance Other Than in Person.  Members of the Board
                       -------------------------------
of Directors or any committee thereof may participate in a meeting of the Board of Directors or committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

          Section 17.  Compensation.  Unless otherwise restricted by the
                       ------------
Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                  ARTICLE IV
                                   Officers
                                   --------

          Section 1.  General.  The officers of the Corporation shall be
                      -------
appointed by the Board of Directors and shall consist of a Chairman of the Board or a President, or both, one or more Vice Presidents, a Treasurer and a Secretary. The Board of Directors may also choose one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents as the Board of Directors, in its sole and absolute discretion, shall deem necessary or appropriate as designated by the Board of Directors from time to time. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-laws provide otherwise.

          Section 2.  Election; Term of Office.  The Board of Directors at its
                      ------------------------
first meeting held after each annual meeting of stockholders shall elect a Chairman of the Board or a President, or both, one or more Vice Presidents, a Secretary and a Treasurer, and may also elect at that meeting or any other meeting, such other officers and agents as it shall deem necessary or appropriate. Each officer of the Corporation shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors together with the powers and duties which are customarily exercised by such officer; and each officer of the Corporation shall hold office until such officer's successor is elected and qualified or until such officer's earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may at any time, with or without cause, by the affirmative vote of a majority of directors then in office, remove an officer.

          Section 3.  Chairman of the Board.  The Chairman of the Board shall
                      ---------------------
preside at all meetings of the stockholders and the Board of Directors and shall have such other duties and powers as may be prescribed by the Board of Directors from time to time.

          Section 4.  President.  The President shall be the chief executive
                      ---------
officer of the Corporation, shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have and exercise such further powers and duties as may be specifically delegated to or vested in the President from time to time by these By-laws or the Board of Directors. In the absence of the Chairman of the Board or in the event of his inability or refusal to act, or if the Board has not designated a Chairman, the President shall perform the duties of the Chairman of the Board, and when so acting, shall have the powers and be subject to all of the restrictions upon the Chairman of the Board.

          Section 5.  Vice President.  In the absence of the President or in
                      --------------
the event of his inability or refusal to act, the Vice President (or in the event that there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presents shall perform such other duties and have such other powers as the Board of Directors or the President may from time to time prescribe.

          Section 6.  Secretary.  The Secretary shall attend all meetings of
                      ---------
the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix same to any instrument requiring it and when so affixed, it may be attested to by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

          Section 7.  Treasurer.  The Treasurer shall have the custody of the
                      ---------
corporate funds and securities and shall keep complete and accurate accounts of all receipts and disbursements of the Corporation, and shall deposit all monies and other valuable effects of the Corporation in its name and to its credit in such banks and other depositories as may be designated from time to time by the Board of Directors. The Treasurer shall disburse the funds of the Corporation, taking proper vouchers and receipts for such disbursements, and shall render to the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall, when and if required by the Board of Directors, give and file with the Corporation a bond, in such form and amount and with such surety or sureties as shall be satisfactory to the Board of Directors, for the faithful performance of his or her duties as Treasurer. The Treasurer shall have such other powers and perform such other duties as the Board of Directors or the President shall from time to time prescribe.

          Section 8.  Other Officers.  Such other officers as the Board of
                      --------------
Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

          Section 9.  Resignations.  Any officer may resign at any time by
                      ------------
giving written notice of his resignation to the Corporation. For purposes of this Section, notice to the Board of Directors, the Chairman of the Board, the President or the Secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective.

          Section 10.  Removal.  Any officer or agent may be removed, either
                       -------
with or without cause, at any time, by the Board of Directors at any meeting called for that purpose; provided, however, that the President may remove any agent appointed by him.

          Section 11.  Vacancies.  Any vacancy among the officers, whether
                       ---------
caused by death, resignation, removal or any other cause, shall be filled in the manner which is prescribed for election or appointment to such office.

                                  ARTICLE V
            Provisions Relating to Stock Certificates and Stockholders
            ----------------------------------------------------------

          Section 1.  Certificates.  Certificates for the Corporation's
                      ------------
capital stock shall be in such form as required by law and as approved by the Board of Directors. Each certificate shall be signed in the name of the Corporation by the Chairman of the Board of Directors, the President or any Vice President and by the Secretary, the Treasurer, any Assistant Secretary or any Assistant Treasurer and may bear the seal of the Corporation or a facsimile thereof. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature shall have been placed on any certificate shall have ceased to be such officer, transfer agent or registrar before the certificate shall be issued, the certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

          Section 2.  Replacement Certificates.  The Corporation may issue a
                      ------------------------
new certificate of stock in place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to make an affidavit of that fact and to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of the certificate or the issuance of such new certificate.

          Section 3.  Transfers of Shares.  Transfers of shares shall be
                      -------------------
registered on the books of the Corporation maintained for that purpose after due presentation of the stock certificates therefor, appropriately endorsed or accompanied by proper evidence of succession, assignment or authority to transfer.

          Section 4.  Record Date.  For the purpose of determining the
                      -----------
stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or for the purpose of any other action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) or less than ten (10) days before the date of any such meeting, shall not be more than ten (10) days after the date on which the Board fixes a record date for any such consent in writing, and shall not be more than sixty (60) days prior to any other action.

          Section 5.  Dividends.  To the extent permitted by law, the Board of
                      ---------
Directors shall have full power and discretion, subject to the provisions of the Certificate of Incorporation of the Corporation and the terms of any other corporate document or instrument binding upon the Corporation, to determine what, if any, dividends or distributions, which may be paid in cash, property, shares of the capital stock of the Corporation or any combination thereof, shall be declared and paid or made.

                                 ARTICLE VI
                              Indemnification
                              ---------------

          Section 1.  Indemnification.  Unless otherwise determined by the
                      ---------------
Board of Directors, the Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof) or other provisions of the laws of Delaware relating to indemnification of directors, officers, employees and agents, as the same may be amended and supplemented from time to time, indemnify any and all such persons whom it shall have power to indemnify under the DGCL or such other provisions of law.

          Section 2.  Statutory Indemnification.  Without limiting the
                      -------------------------
generality of Section 1 of this Article VI, to the fullest extent permitted, and subject to the conditions imposed, by law, and pursuant to Section 145 of the DGCL, unless otherwise determined by the Board of Directors:

               (i) the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

               (ii) the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except as otherwise provided by law.

          Section 3.  Indemnification by Resolution of Stockholders or
                      ------------------------------------------------
Directors or Agreement.  To the fullest extent permitted by law,
----------------------
indemnification may be granted, and expenses may be advanced, to the persons described in Section 145 of the DGCL or other provisions of the laws of Delaware relating to indemnification and advancement of expenses, as from time to time may be in effect, by (i) a resolution of stockholders, (ii) a resolution of the Board of Directors, or (iii) an agreement providing for such indemnification and advancement of expenses, provided that no indemnification may be made to or on behalf of any person if a judgment or other final adjudication adverse to the person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. If it is subsequently determined that any person who was indemnified or to whom expenses were advanced in accordance with the provisions of this Article VI was not entitled to such indemnification or advancement of expenses or both, by reason of the person having acted in bad faith or with active and deliberate dishonesty, or having personally gained a financial profit or other advantage to which such person was not legally entitled or otherwise, then such person shall promptly reimburse the Corporation for all such fees and expenses previously paid by the Corporation.

          Section 4.  General.  It is the intent of this Article VI to require
                      -------
the Corporation, unless otherwise determined by the Board of Directors, to indemnify the persons referred to herein for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys' fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of by-laws, and the indemnification and expense advancement provided by this Article VI shall not be limited by the absence of an express recital of such circumstances. The indemnification and advancement of expenses provided by, or granted pursuant to, these By-laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled, whether as a matter of law, under any provision of the Certification of Incorporation of the Corporation or these By-laws, by agreement, by vote of stockholders or disinterested directors of the Corporation or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

          Section 5.  Indemnification Benefits.  Indemnification pursuant to
                      ------------------------
these By-laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of those entitled to indemnification.

          Section 6.  Insurance and Trust Fund.  In furtherance and not in
                      ------------------------
limitation of the powers conferred by statute:

               (1) the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of another corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his power to indemnify him against such liability under the provisions of law; and

               (2) the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds, and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

                                 ARTICLE VII
                    Approval of Certain Corporate Action
                    ------------------------------------

          Section 1.  Mergers, Consolidations, Etc.  The affirmative vote of
                      -----------------------------
at least a majority of the directors shall be required for the approval of any
(i) merger, (ii) consolidation, (iii) restructuring, (iv) recapitalization,
(v) issuance of Common Stock, (vi) sale of all or substantially all of the assets of, or a majority of the capital stock of, any "significant subsidiary" of the Corporation (as defined in Regulation S-X promulgated by the Securities and Exchange Commission), if any, (vii) repurchase by the Corporation of shares of capital stock or other securities of the Corporation, or (viii) sale, transfer or other conveyance of assets outside the ordinary course of business of the Corporation or any subsidiary which assets have a book value, or sale price, whichever is greater, in excess of [$600,000].
                                                  ----------

          Section 2.  Agreements for the Payment of Fees.  All agreements for
                      ----------------------------------
consulting services, employment agreements, or other agreements for the payment of fees, in any case providing for payments by the Corporation in excess of [$125,000], shall be subject to the express approval of the Board of
          ----------
Directors of the Corporation.

                                 ARTICLE VIII
                              General Provisions
                              ------------------

          Section 1.  Seal.  The Corporation's seal shall be in such form as
                      ----
is required by law and as shall be approved by the Board of Directors.

          Section 2.  Fiscal Year.  The fiscal year of the Corporation shall
                      -----------
be determined by the Board of Directors.

          Section 3.  Voting Upon Shares Held by the Corporation.  Unless
                      ------------------------------------------
otherwise provided by law or by the Board of Directors, the Chairman of the Board of Directors, if one shall be elected, or the President, if a Chairman of the Board of Directors shall not be elected, acting on behalf of the Corporation, shall have full power and authority to attend and to act and to vote at any meeting of stockholders of any corporation in which the Corporation may hold stock and, at any such meeting, shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock which, as the owner thereof, the Corporation might have possessed and exercised, if present. The Board of Directors by resolution from time to time may confer like powers upon any other person or persons.

          Section 4.  Checks, Drafts, Notes.  All checks, drafts or other
                      ---------------------
orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner as shall from time to time be determined by resolution (whether general or special) of the Board of Directors or may be prescribed by any officer or officers, or any officer and agent jointly, thereunto duly authorized by the Board of Directors.

                                  ARTICLE IX
                                  Amendments
                                  ----------

          Section 1.  By-laws.  These By-laws may be adopted, amended or
                      -------
repealed by the Board of Directors, provided the conferral of such power on the Board shall not divest the stockholders of the power, or limit their power, to adopt, amend or repeal these By-laws.

                    Exhibit J
SUBSCRIPTION RIGHTS AGREEMENT

          SUBSCRIPTION RIGHTS AGREEMENT (the "Agreement"), dated as of
, 1997, by and between WRT Energy Corporation, a Texas corporation (the
"Company"), and              (the "Disbursing Agent") acting on behalf of the
Holders (defined below).

                              W I T N E S S E T H:

          WHEREAS, on February 14, 1996, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court commencing the Chapter 11 Case (Case No. 96BK-50212);

          WHEREAS, since the commencement of the Chapter 11 Case, the Company has operated its business and held its assets and properties as a debtor-in-possession under Section 1107 of the Bankruptcy Code;

          WHEREAS, in order to emerge from bankruptcy, Debtor's and DLBW's [First] Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code (the "Plan") has been filed with the Bankruptcy Court;

          WHEREAS, certain creditors of the Company will posses claims on the Subscription Rights Record Date that are not secured by assets of the Company, such claims having been classified in the Plan as Allowed Claims in Class D-3 (the "Claims Holders") or as Disputed Claims within or potentially within Class D-3 (the "Disputed Claims Holders"; and together with the Claims Holders, the "Holders");

          WHEREAS, in connection with the execution and delivery of the Plan, the Company will issue up to [4,000,000] common stock purchase rights as hereinafter described (the "Subscription Rights") to purchase up to an aggregate of [4,000,000] shares of New WRT Subscription Common Stock to the
Claims Holders and up to [          ] common stock purchase rights as
hereinafter described (the "Disputed Subscription Rights") to purchase up to
an aggregate of [        ] shares of Disputed New WRT Subscription Common
Stock to the Disputed Claims Holders, as is fully set forth in Articles 18.2 and 29 of the Plan;

          WHEREAS, the Disbursing Agent has been approved by the Bankruptcy Court to receive on behalf of the Claims Holders the shares of New WRT Subscription Common Stock and on behalf of the Disputed Claims Holders the Disputed New WRT Subscription Common Stock and to disburse such shares to the Holders as provided for in the Plan;

          NOW, THEREFORE, in consideration of the foregoing and for the purpose of defining the terms and provisions of the Subscription Rights, the Disputed Subscription Rights and the respective rights and obligations thereunder of the Company and the Holders, the parties hereto hereby agrees as follows:

                                 SECTION 1

                                 DEFINITIONS

          All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

                                 SECTION 2

               INITIAL ISSUANCE OF RIGHTS; TRANSFER OF RIGHTS

          2.1 Initial Issuance of Rights. On and after the Subscription Rights Record Date, the Subscription Rights and the Disputed Subscription Rights shall be issued or deemed issued to the Holders in accordance with
Article 29 of the Plan. On the Subscription Rights Record Date, the Company shall distribute to each Holder an election form (the "Subscription Rights Election Form") which form shall state, among other things, the number of Subscription Rights and/or Disputed Subscription Rights that such Holder is entitled to. The Subscription Rights and the Disputed Subscription Rights shall be evidenced, subject to the provisions of Section 3 hereof, by the registration of the Holders in the Subscription Rights Register (as defined in Section 3 hereof) and not by separate certificates.

          2.2 Transfer of Rights. The Subscription Rights and Disputed Subscription Rights registered in the names of the Holders shall not be transferable.

                                   SECTION 3

                            REGISTRATION OF RIGHTS

          The Subscription Rights and Disputed Subscription Rights issued to Holders shall be registered in a register (the "Subscription Rights Register") on the Subscription Rights Record Date. The Company and New WRT shall keep the Subscription Rights Register at its principal office in Houston, Texas. The Subscription Rights Register shall show the names and addresses of the Holders and the number of Subscription Rights and/or Disputed Subscription Rights held by each Holder. The Company and New WRT shall be entitled to treat the Holder of any Subscription Rights or Disputed Subscription Rights as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Subscription Rights or Disputed Subscription Rights on the part of any other person, notwithstanding any notice to the Company or New WRT to the contrary.

                                  SECTION 4

          TERM OF RIGHTS; EXERCISE OF SUBSCRIPTION RIGHTS; EXERCISE OF
           DISPUTED SUBSCRIPTION RIGHTS; FAILURE TO PROPERLY EXERCISE;
                    DIVIDENDS; DE MINIMUS DISTRIBUTIONS

          4.1 Term of Subscription Rights. (a) Subject to the terms of this Agreement, each Holder shall have the right until the Subscription Rights Election Deadline to subscribe to purchase from the Company the number of fully paid and nonassessable shares of New WRT Subscription Common Stock and Disputed New WRT Subscription Common Stock representing such Holder's Interim Pro Rata Share (with any fractions being rounded down to the nearest whole number) upon surrender to the Disbursing Agent of (a) a duly completed and executed Subscription Rights Election Form which shall include (i) the name of the Holder, (ii) an election to exercise the right of purchase represented by the Subscription Rights and/or Disputed Subscription Rights, (iii) the number of shares of New WRT Subscription Common Stock and/or Disputed New WRT Subscription Common Stock to be purchased, (iv) the names, addresses and social security numbers of the individuals to receive the certificates of such shares and (v) the signature of the Holder (which signature shall be guaranteed by a bank or trust company located in the United States or a broker or dealer that is a member of a national securities exchange); and (b) payment of the Subscription Purchase Price and/or the Disputed Subscription Purchase Price to the Disbursing Agent in immediately available funds either by wire transfer to the Subscription Rights Reserve Account in accordance with the wire instructions set forth on the Subscription Rights Election Form or by certified or bank check made payable in accordance with the instructions set forth on the Subscription Rights Election Form.

          (b) In order for any exercise of rights to be considered, the Subscription Rights Election Form and the Subscription Purchase Price and/or the Disputed Subscription Purchase Price must be received by the Disbursing Agent on or before the Subscription Rights Election Deadline. To the extent that the Subscription Rights Election Form or the Subscription Purchase Price and/or the Disputed Subscription Purchase Price for any Holder is received after the Subscription Rights Election Deadline, such Holder shall be deemed to have not exercised its Subscription Rights and/or Disputed Subscription Rights and the Disbursing Agent shall promptly return to the applicable Holders any Subscription Purchase Price and/or any Disputed Subscription Purchase Price received on behalf of such Holders.

          4.2 Exercise of Subscription Rights. Subject to Section 5 hereof, after such delivery of the Subscription Rights Election Form exercising the Subscription Rights and payment of the Subscription Purchase Price to the Disbursing Agent as aforesaid, New WRT shall issue and the Disbursing Agent shall cause to be delivered as soon as practicable on or after the Effective Date, but in no event more than ten (10) Business Days after the Effective Date, to the address(es) and in such name(s) as the Claims Holder shall have designated in the applicable Subscription Rights Election Form, a certificate or certificates for the number of full shares of New WRT Subscription Common Stock so purchased upon the exercise of such Subscription Rights. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares of New WRT Subscription Common Stock as of the Effective Date. [The rights of purchase represented by the Subscription Rights shall be exercisable, at the election of the Claims Holders thereof, either is full or from time to time in part, but in no event after the Subscription Rights Election Deadline].

          4.3   Exercise of Disputed Subscription Rights.  (a)  Subject to
Section 5 hereof, after such delivery of the Subscription Rights Election Form exercising the Disputed Subscription Rights and payment of the Disputed Subscription Purchase Price to the Disbursing Agent as aforesaid, New WRT shall issue and the Disbursing Agent shall cause to be delivered as soon as practicable on or after such time (a "Determination Date") as all or any portion of an Exercised Disputed Claim becomes an Allowed Claim (an "Allowed Disputed Claim"), but in no event more than ten (10) Business Days after such Determination Date, (i) to the address(es) and in such name(s) as the Disputed Claims Holder shall have designated in the Subscription Rights Election Form, a certificate or certificates for the number of full shares (with any fractions being rounded down to the nearest whole number) of Disputed New WRT Subscription Common Stock that equals the number of shares so purchased upon the exercise of the Disputed Subscription Rights that have become an Allowed Disputed Claim, and (ii) to DLBW, the Disputed Subscription Purchase Price for the Disputed New WRT Subscription Common Stock so delivered to the Holder. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares of Disputed New WRT Subscription Common Stock as of the Determination Date. [The rights of purchase represented by the Disputed Subscription Rights shall be exercisable, at the election of the Disputed Claims Holders thereof, either is full or from time to time in part, but in no event after the Subscription Rights Election Deadline].

          (b) Subject to Section 5 hereof, after such delivery of the Subscription Rights Election Form exercising the Disputed Subscription Rights and payment of the Disputed Subscription Purchase Price to the Disbursing Agent as aforesaid, New WRT shall issue and the Disbursing Agent shall cause to be delivered as soon as practicable on or after any time (a "Denial Date") as all or any portion of an Exercised Disputed Claim is determined not to be an Allowed Claim (a "Denied Disputed Claim"), but in no event more than ten
(10) Business Days after such Denial Date, (i) to the address(es) and in such name(s) as DLBW shall have designated, a certificate or certificates for the number of full shares (with any fractions being rounded down to the nearest whole number) of Disputed New WRT Subscription Common Stock that equals the number of shares that the Disputed Claims Holder elected to purchase upon the exercise of the Disputed Subscription Rights that have become a Denied Disputed Claim and (ii) to the applicable Disputed Claims Holder, the Disputed Subscription Purchase Price for the Disputed New WRT Subscription Common Stock so delivered to DLBW. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such shares of Disputed New WRT Subscription Common Stock as of the Denial Date.

          4.4 Failure to Properly Exercise. (a) If any Holder exercising Subscription Rights or Disputed Subscription Rights does not indicate on the Subscription Rights Election Form the number of Subscription Rights and/or

Disputed Subscription Rights being exercised, or does not forward full payment of the aggregate Subscription Purchase Price and/or Disputed Subscription Purchase Price for the number of Subscription Rights and/or Disputed Subscription Rights that the Holder indicates are being exercised, then the Holder shall be deemed to have exercised the Subscription Rights and/or Disputed Subscription Rights with respect to the maximum number of Subscription Rights and/or Disputed Subscription Rights that may be exercised for the aggregate Subscription Purchase Price and/or Disputed Subscription Purchase Price delivered by the Holder.

          (b) To the extent that the aggregate payment delivered by the Holder exceeds the appropriate Subscription Purchase Price and Disputed Subscription Purchase Price, such excess payment shall be returned promptly to the Holder.

          (c) If any Holder is exercising both Subscription Rights and Disputed Subscription Rights, then the payment received shall first be applied to the exercise of Subscription Rights and to the extent that the payment exceeds the Subscription Purchase Price, the excess shall then be applied to the exercise of Disputed Subscription Rights.

          4.5 Dividends. All dividends or distributions on account of shares of Disputed New WRT Subscription Common Stock shall be held in trust by the Disbursing Agent and shall be distributed along with the applicable shares of Disputed New WRT Subscription Common Stock.

          4.6 De Minimus Distributions. No Holder whose Interim Pro Rata Share of the Subscription Rights and/or Disputed Subscription Rights would entitle such Holder to purchase fewer than five (5) shares of New WRT Subscription Common Stock and Disputed New WRT Subscription Common Stock shall be entitled to receive any Subscription Rights and/or Disputed Subscription Rights pursuant to this Agreement or the Plan.

                                  SECTION 5

                              PAYMENT OF TAXES

          The Company and New WRT shall pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of New WRT Subscription Common Stock issuable upon the exercise of Subscription Rights and the initial issuance of shares of Disputed New WRT Subscription Common Stock issuable upon the exercise of Disputed Subscription Rights to the Holders; provided, however, that the Company and New WRT shall not be required to pay, and the Holders shall pay, any tax or taxes that may be payable in respect of any transfer involved in the issue or delivery of any certificates for shares of New WRT Subscription Common Stock and/or Disputed New WRT Subscription Common Stock in a name other than that of the registered Holder of the Subscription Rights and/or Disputed Subscription Rights that were exercised.

                                   SECTION 6

                   ISSUANCE OF NEW WRT SUBSCRIPTION COMMON STOCK AND
                      DISPUTED NEW WRT SUBSCRIPTION COMMON STOCK

          6.1 Issuance of New WRT Subscription Common Stock. On the Effective Date, New WRT shall issue out of its authorized common stock [4,000,000] shares of New WRT Subscription Common Stock. Such shares shall be delivered to the Disbursing Agent for distribution as provided in Section 4.2 hereof and in Article 29 of the Plan.

          6.2 Issuance of Disputed New WRT Subscription Common Stock. On any applicable Determination Date or Denial Date, New WRT shall issue out of its authorized common stock shares of Disputed New WRT Subscription Common Stock equal to the number of shares represented by an Allowed Disputed Claim or a Denied Disputed Claim on such date. Such shares shall be delivered to the Disbursing Agent for distribution as provided in Section 4.3 hereof and in
Article 29 of the Plan.

          6.3 Issuance of New WRT Common Stock By Transfer Agent. The Disbursing Agent is hereby irrevocably authorized to requisition from time to time from New WRT and the transfer agent for the New WRT Subscription Common Stock and the Disputed New WRT Subscription Common Stock (the "Transfer Agent") stock certificates in the name of the Holders receiving such shares upon the exercise of the Subscription Rights and/or the Disputed Subscription Rights in accordance with the terms of this Agreement.

                                   SECTION 7

     RESERVATION OF SHARES OF DISPUTED NEW WRT SUBSCRIPTION COMMON STOCK

          On the Effective Date and at all times until all outstanding Disputed Subscription Rights shall either have become an Allowed Disputed Claim or a Denied Disputed Claim (the "Final Determination Date"), New WRT shall reserve out of its authorized New WRT Common Stock a number of shares sufficient to provide for the exercise of the right of purchase represented by the outstanding Disputed Subscription Rights. The Transfer Agent and every subsequent transfer agent for any shares of New WRT's capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be requisite for such purpose. New WRT will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of New WRT's capital stock issuable upon the exercise of the rights of purchase represented by the Disputed Subscription Rights. Promptly after the Final Determination Date, New WRT shall certify to the Transfer Agent that all Disputed New WRT Subscription Common Stock has been distributed by the Disbursing Agent and thereafter no shares shall be subject to reservation in respect of such Disputed Subscription Rights.

                                   SECTION 8

                          NO RIGHTS AS STOCKHOLDERS

          Nothing contained in this Agreement or in any of the Subscription Rights or Disputed Subscription Rights shall be construed as conferring upon the Holders the right to vote or to receive dividends or to consent to or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or New WRT or any other matter, or any rights whatsoever as stockholders of the Company or New WRT.

                                   SECTION 9

                          INSPECTION OF RIGHTS AGREEMENT

          The Company shall keep copies of this Agreement, any notices given or received hereunder and any other documents related hereto and required to be held by the Company available for inspection by the Holders during normal business hours at its principal office in Houston, Texas.

                                  SECTION 10

                              METHOD OF DELIVERY

          The method of delivery of the Subscription Rights Election Form and the payment of the Subscription Purchase Price and/or the Disputed Subscription Price to the Disbursing Agent are at the election and risk of the Holders. Holders are urged to allow a sufficient amount of time to ensure delivery of the Subscription Rights Election Form and the Subscription Purchase Price and/or the Disputed Subscription Price to the Disbursing Agent.

                                 SECTION 11

                    FAILURE OF EFFECTIVE DATE TO OCCUR

          On and after the Subscription Rights Election Deadline, if the Company or New WRT determines in its sole discretion that it is unlikely that there will be an Effective Date under the Plan, then the Company or New WRT shall instruct the Disbursing Agent to return the Subscription Purchase Price and/or the Disputed Subscription Purchase Price to the Holders.

                                 SECTION 12

                                  INTEREST

          No interest shall accrue and be payable hereunder at any time with respect to funds delivered in payment of the Subscription Purchase Price and the Disputed Subscription Purchase Price.

                                SECTION 13

                           VALIDITY OF EXERCISES

          All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights and Disputed Subscription Rights will be determined by the Company or New WRT, in its sole discretion, whose determination shall be final and binding. The Company and New WRT reserve the absolute right to reject any subscription if such subscription is not in proper form or if the acceptance thereof or the issuance of New WRT Subscription Common Stock or Disputed New WRT Subscription Common Stock pursuant thereto could, in the opinion of the Company's or New WRT's counsel, be deemed unlawful. The Company also reserves the right to waive any defect with regard to any particular subscription or to reject any purported subscription by reason of any defect or irregularity in such exercise. Neither the Company, New WRT nor the Disbursing Agent shall be under any duty to give notification of any defects or irregularities in subscriptions, nor shall any of them incur any liability for failure to give such notification.

                                 SECTION 14

                               NO REVOCATION

          After any Holder has exercised any Subscription Right and/or any Disputed Subscription Right, such exercise may not be revoked by such Holder.

                                SECTION 15

                                 NOTICES

          Any notice, demand, claim or other communications under this Agreement shall be in writing and shall be deemed to have been given upon personal delivery thereof, or upon receipt thereof if sent by registered mail, return receipt requested, postage prepaid, or upon confirmation of delivery thereof by courier service, if sent by recognized overnight courier service, to the respective address of the parties set forth below (or such other address as a party may specify by notice given as herein provided):

          (a)  If to the Company or New WRT,
          to:

          WRT Energy Corporation
          5718 Westheimer, Suite 1201
          Houston, Texas  77057
          Attention:  Mr. Raymond P. Landry

          Copies to:

          Sheinfeld, Maley, & Kay, P.C.
          1001 Fannin Street, Suite 3700
          Houston, Texas  77002-6797
          Attention:  Joel P. Kay, Esq.

          and

          Schulte Roth & Zabel LLP
          900 Third Avenue
          New York, New York  10022
          Attention:  Jeffrey S. Sabin, Esq.

          (b)  If to the Disbursing Agent, to:

          ______________________
          ______________________
          ______________________
          Attention: ______________

         (c)  If to any Holder, to:

          The address of such Holder as
          reflected in the Rights Register.

                                 SECTION 16

                        SUPPLEMENTS AND AMENDMENTS

          The Company may from time to time supplement or amend this Agreement without the approval of any Holder in order to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein or to make any other provisions with regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect the interests of the Holders.

                                SECTION 17

                                SUCCESSORS

          This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, without limitation, any trustee of the Company and New WRT) and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.

                               SECTION 18

                             APPLICABLE LAW

          Except to the extent inconsistent with the Bankruptcy Code, this Agreement and the legal relations between the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, principles or policies thereof respecting conflict or choice of laws.

                              SECTION 19

                     BENEFITS OF THIS AGREEMENT

          Nothing in this Agreement shall be construed to give any person or corporation other than the Company, New WRT and the Holders any legal or equitable right, remedy or claim under the Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company, New WRT, the Holders and their respective successors and assigns hereunder.

                                   SECTION 20

                                  COUNTERPARTS

          This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                                   SECTION 21

                                    CAPTIONS

          The captions of the Sections and Subsections of this Agreement have been inserted for convenience only and shall not affect the interpretation hereof.

                                   SECTION 22

                                  SEVERABILITY

          In the event any term, provision, covenant or restriction of this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Company and the Holders that they would have executed the remaining terms, provisions, covenants and restrictions of this Agreement without including any of such provisions that may be hereafter declared invalid, illegal, void or unenforceable.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                     WRT ENERGY CORPORATION



                                     By:  ____________________________________
                                          Name:
                                          Title:



                                      __________________, as Disbursing
                                      Agent



                                     By:  ____________________________________
                                          Name:
                                          Title:

Exhibit K

                         LIQUIDATING TRUST AGREEMENT

          This LIQUIDATING TRUST AGREEMENT, dated as of July 10, 1997 (the "Agreement"), is by and among WRT Energy Corporation ("the Debtor") and Goldin Associates L.L.C., as Trustee (the "Trustee").

                                   RECITALS

          WHEREAS, on or about May 2, 1997, the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division (the "Bankruptcy Court") entered an order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the United States Bankruptcy Code, dated March 11, 1997 and as amended on April 28, 1997 (as may thereafter be amended, restated or otherwise modified, the "Plan"), filed by the Debtor, DLB Oil & Gas, Inc. and Wexford Management LLC; and

          WHEREAS, pursuant to the Plan, (i) the Debtor's Causes of Action (other than the Marine Equipment Causes of Action and the Tri-Deck Causes of Action) (collectively, the "Trust Actions"), (ii) the distribution of the net proceeds realized from the prosecution of the Trust Actions (the "Proceeds") and (iii) the net proceeds, if any, realized from the sale of any equipment, title to which is obtained by New WRT as a result of the Marine Equipment Causes of Action, sold within six months following such acquisition of title (the "MEC Proceeds"), has been, on the date hereof, assigned to the WRT Creditors Liquidation Trust created by this Agreement (the "Trust"), on behalf of and for the benefit of the holders of Allowed Claims in Class D-3 under the Plan and each of their respective successors, heirs and assigns (collectively, the "Beneficiaries"), by the Debtor in accordance with sections 1123(b)(3)(B) and 1145(a)(1) of the Bankruptcy Code; and

          WHEREAS, the Trust is being created pursuant to this Agreement for the sole purpose of coordinating the prosecution, direction, settlement or expeditious compromise of the Trust Actions on behalf of and for the benefit of the Beneficiaries and to distribute the Proceeds to the Beneficiaries in accordance herewith; and

          WHEREAS, pursuant to Article 33.15 of the Plan, the Debtor is deemed to have granted, assigned, transferred, conveyed and delivered to the Trustee, on behalf of and for the benefit of the Beneficiaries, control of, and all of the Debtor's right, title and interest in, the Trust Actions and to the Proceeds and, the MEC Proceeds; and

          WHEREAS, pursuant to Article 33.16 of the Plan, the costs of the Trust shall be funded by a one time capital contribution (the "Initial Contribution") of $3 million to be made by New WRT; and

          WHEREAS, Bankruptcy Court shall have jurisdiction over the Trust, the Trustee, the Trust Actions and the remaining Trust Assets, as provided herein.

                           DECLARATION OF TRUST

          NOW THEREFORE, in order to declare the terms and conditions hereof, and in consideration of the Recitals, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of the Plan and this Agreement, New WRT has executed this Agreement and absolutely and irrevocably assigns to the Trustee, and to its successors and assigns, on behalf of and for the benefit of the Beneficiaries, the Initial Contribution and all right, title and interest of New WRT in the Trust Actions, the Proceeds and the MEC Proceeds;

          TO HAVE AND TO HOLD unto the Trustee and its successors in trust;

          PROVIDED, HOWEVER, that upon termination of the Trust in accordance with Section 4.01 hereof, this Agreement shall cease, terminate and be of no further force and effect.

          IT IS HEREBY FURTHER COVENANTED AND DECLARED, that the Trust Actions, the Proceeds, the Initial Contribution, the MEC Proceeds and all other property held from time to time by the Trustee under this Agreement and any earnings thereon (collectively, the "Trust Assets") are to be held and applied by the Trustee solely for the benefit of the Beneficiaries and for no other party, subject to the further covenants, conditions and terms hereinafter set forth.

                                 ARTICLE I

                                DEFINITIONS

          1.01 Certain Terms Defined. Terms defined in the Plan, and not otherwise defined herein, shall, when used herein (including in the Recitals hereto), have the meanings ascribed to such terms in the Plan.

          1.02 Meanings of Other Terms. Except where the context otherwise requires, words importing the masculine gender include the feminine and the neuter, if appropriate, words importing the singular number shall include the plural number and vice versa and words importing persons shall include firms, associations, corporations and other entities. All references herein to Articles, Sections and other subdivisions, unless referring specifically to the Plan or provisions of the Bankruptcy Code, Bankruptcy Rules or other law, statute or regulation, refer to the corresponding Articles, Sections and other subdivisions of this Agreement, and the words herein and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or subdivisions of this Agreement.

                                ARTICLE II

                           TRUSTEE'S ACCEPTANCE

          2.01 Acceptance. The Trustee accepts the Trust created by this Agreement and the transfer and assignment to the Trust, on behalf of and for the benefit of the holders of Allowed Class D-3 Claims and New WRT, of the Initial Contribution, the Trust Actions, the Proceeds, and the MEC Proceeds as set forth in the Plan, and agrees to observe and perform the Trust, upon and subject to the terms and conditions set forth herein and in the Plan.

          2.02 Purpose of Trust. The sole purpose of this Agreement is to implement Articles 33.15 and 33.16 of the Plan by providing for the vesting in the Trustee of the ownership of and the responsibility for the protection and conservation of the Trust Assets on behalf of and for the benefit of the Beneficiaries. Such responsibility shall be limited to the retention and enforcement of the Trust Actions by the Trustee on behalf of and for the benefit of the Beneficiaries, including the powers with respect thereto set forth in Article VII hereof, the collection of the Proceeds, the temporary investment thereof and other Trust moneys, including, but not limited to, the Initial Contribution, as provided in Section 7.03 hereof, the payment of the costs and expenses of Trust Actions, the making of any other payments provided to be made from the Trust as set forth in the Plan and this Agreement and the distribution of the Proceeds, any income earned thereon and other Trust moneys to the Beneficiaries in accordance with the provisions of the Plan and this Agreement.

          2.03 Incidents of Ownership. The Beneficiaries shall be the sole beneficiaries of the Trust and the Trustee shall retain only such incidents of ownership as are necessary to undertake the actions and transactions authorized herein on their behalf.

                                ARTICLE III

                               BENEFICIARIES

          3.01 Beneficial Interests. The interest of each Beneficiary in the Trust Assets (the "Beneficial Interest") shall be determined in the following manner: (i) New WRT shall have a Beneficial Interest equal to 12% of the Trust Assets; and (ii) each holder of an Allowed Claim in Class D-3 under the Plan shall hold a share, as calculated pursuant to the provisions set forth herein, of an aggregate Beneficial Interest equal to 88% of the Trust Assets.

          3.02 Certificates. (a) Beneficial Interests shall be evidenced by Certificates of Beneficial Interest, in form and substance as set forth in Exhibit A annexed hereto (the "Certificate"). Certificates shall be issued by the Trustee in units of Beneficial Interest totaling 15,681,818 in number (the "Units"). The Trustee shall issue one Certificate to each Beneficiary in a denomination equal to the aggregate number of Units held by such Beneficiary or, alternatively, at the request of the Beneficiary or at the option of the Trustee, the Trustee may issue multiple Certificates to any Beneficiary which Certificates shall, in the aggregate, equal the total number of Units held by such Beneficiary. Notwithstanding the foregoing, the Trustee shall also issue Certificates in a like manner to the Disbursing Agent to be held by it in trust on behalf of and for the benefit of holders of (i) Disputed Claims which would be classified as Class D-3 Claims under the Plan if Allowed (collectively, the "Disputed Claims"), and (ii) to the extent such Disputed Claims are disallowed, Allowed Claims, as provided herein.

               (b) As of the date hereof, New WRT has delivered to the Trustee (i) a list of the names and addresses of each Person entitled to receive Certificates as of the Effective Date in accordance with the Plan and this Agreement and (ii) a list of the names and addresses of each Person holding a Disputed Claim. The Trustee shall, as soon as practicable hereafter, (x) issue and deliver Certificates to New WRT for 1,881,818 Units which is the full Beneficial Interest held by New WRT, (y) issue and deliver Certificates to each holder of Allowed Claims in Class D-3 of the Plan for a number of Units evidencing each such holder's Beneficial Interest equal to the aggregate number of shares of New WRT Common Stock received by such holder pursuant to Article 18.1 of the Plan and the number of shares of New WRT Subscription Common Stock received by such holder as of the Effective Date pursuant to the exercise by such holder of New WRT Subscription Rights (including Oversubscription Rights) pursuant to the Rights Offering, and (z) issue and deliver Certificates to the Disbursing Agent for a number of Units equal to the difference between 15,681,818 Units and the aggregate number of Units issued pursuant to clauses (x) and (y) of this Section 3.02(b), to be held by the Disbursing Agent in trust on behalf of and for the benefit of the holders of Disputed Claims which become Allowed Claims and, to the extent that Disputed Claims are disallowed, the holders of Allowed Claims, all as provided for in the Disbursing Agent Agreement and the Plan (the Beneficiaries, their successors and assigns and the Disbursing Agent, in its capacity as a holder of Units pursuant to clause (z) of this sentence, are hereinafter collectively referred to as the "Unit Holders").

               (c) Certificates of each Unit Holder shall be recorded and set forth in a register (the "Register") maintained by the Trustee or a duly authorized agent of the Trustee expressly for such purpose.

               (d) Beneficiaries may assign all or a portion of their Units of Beneficial Interest as represented by their Certificates. The transfer of a Certificate or any portion thereof shall be recorded in the Register using the following procedure: (i) the holder of the Certificate shall present it to the Trustee together with a written request to transfer all or a portion thereof to the assignee; (ii) the Trustee shall issue a new Certificate to the assignee for a number of Units equal to the number of Units being assigned; and (iii) the Trustee shall, if necessary, issue a new Certificate to the original holder for a number of Units equal to the number of Units being retained by such holder. Notwithstanding any provision herein to the contrary, the Trustee may refuse to record a transfer made pursuant to this Section 3.02(d) if it reasonably believes that such a transfer may constitute a violation of applicable laws or may subject the Beneficiaries or the Trust to adverse tax consequences.

               (e) If a Unit Holder claims that a Certificate has been lost, destroyed or wrongfully taken, the Trustee shall issue and deliver to such Unit Holder a replacement Certificate. The Trustee may require such Unit Holder to provide an indemnity bond or other form of indemnity sufficient in the Trustee's reasonable judgment to protect the Trustee from any loss which it may suffer if the Certificate is replaced. The Trustee shall charge such Unit Holder for its expenses in replacing a Certificate which has been mutilated, lost, destroyed or wrongfully taken.

               (f) Fractional Units shall not be issued or disbursed. Whenever the issuance or distribution of a fractional Unit would otherwise be called for, the actual distribution of Units shall reflect a rounding down to the nearest whole Unit.

          3.03 Conflicting Claims. If any conflicting claims or demands are made or asserted with respect to the Beneficial Interest represented by a Certificate, or if there is any disagreement between the assignees, transferees, heirs, representatives or legatees succeeding to all or a part of a Beneficial Interest resulting in adverse claims or demands being made in connection with such Interest, then, in any of such events, the Trustee shall be entitled, at its sole election, to refuse to comply with any such conflicting claims or demands. In so refusing, the Trustee may elect to make no payment or distribution with respect to the Beneficial Interest represented by the claims or demands involved, or any part thereof and to refer such conflicting claims or demands to the Bankruptcy Court, which shall have exclusive jurisdiction over resolution of such conflicting claims or demands. In so doing, the Trustee shall not be or become liable to any of such parties for its refusal to comply with any of such conflicting claims or demands, nor shall the Trustee be liable for interest on any funds which it may so withhold. The Trustee shall be entitled to refuse to act until either (i) the rights of the adverse claimants have been adjudicated by a Final Order of the Bankruptcy Court or (ii) all differences have been resolved by a valid written agreement among all of such parties and the Trustee, which agreement shall include a complete release of the Trustee.

          3.04 Rights of Beneficiaries. Each Beneficiary shall be entitled to participation in the rights and benefits due to a Beneficiary hereunder according to its Beneficial Interest. Each Beneficiary shall take and hold the same subject to all the terms and provisions of this Agreement. The interest of a Beneficiary is hereby declared and shall be in all respects personal property. Upon the death of an individual who is a Beneficiary, his interest shall pass as personal property to his legal representative and such death shall in no way terminate or affect the validity of this Agreement. Upon the merger, consolidation or other similar transaction involving a Beneficiary that is not an individual, such Beneficiary's interest shall be transferred by operation of law and such transaction shall in no way terminate or affect the validity of this Agreement. Except as expressly provided hereunder, a Beneficiary shall have no title to, right to, possession of, management of or control of the Trust. No widower, widow, heir or devisee of any individual who may be a Beneficiary and no bankruptcy trustee, receiver or similar person of any Beneficiary shall have any right, statutory or otherwise (including any right of dower, homestead or inheritance, or of partition, as applicable), in any property whatever forming a part of the Trust, but the whole title to all the Trust's assets shall be vested in the Trustee and the sole interest of the Beneficiaries shall be the rights and benefits given to such persons under this Agreement and the Plan.

                                ARTICLE IV

                      DURATION AND TERMINATION OF TRUST

          4.01 Duration. The existence of the Trust shall terminate on the earlier of: (a) the date on which all of the Trust Assets have been liquidated and the proceeds thereof distributed to the Beneficiaries, or (b) three years after the Effective Date; provided, however, that the Trustee may extend the term of the Trust, provided that he receives Bankruptcy Court approval for cause within six months from the beginning of the extended term. Notwithstanding anything to the contrary in this Agreement, in no event shall the Trustee unduly prolong the duration of the Trust, and the Trustee shall at all times endeavor to prosecute, direct, settle or compromise expeditiously the Trust Actions, so as to distribute the Proceeds to the Beneficiaries and terminate the Trust as soon as practicable in accordance with this Agreement.

          4.02 Termination by Beneficiaries. The Trust may not be terminated at any time by the Beneficiaries.

          4.03 Continuance of Trust for Winding Up. After the termination of the Trust and solely for the purpose of liquidating and winding up the affairs of the Trust, the Trustee shall continue to act as such until its duties have been fully performed. Upon distribution of all Proceeds, the MEC Proceeds and any investment income earned on Trust Assets not used to pay expenses associated with prosecution of the Trust Actions (collectively, the "Distributable Proceeds") and any remaining moneys or other assets, the Trustee shall retain the books, records and files which shall have been delivered to or created by the Trustee. At the Trustee's discretion, all of such records and documents may be destroyed at any time after six years from the distribution of all Distributable Proceeds (unless such records and documents are necessary to fulfill the Trustee's obligations pursuant to
Section 5.06 hereunder). Except as otherwise specifically provided herein, upon the distribution of all Distributable Proceeds, the Trustee shall be deemed discharged and have no further duties or obligations hereunder except to account to the Beneficiaries as provided in Section 5.03 hereof and as may be imposed on the Trustee by virtue of Section 5.06 and Article VI hereof.

                                 ARTICLE V

                      ADMINISTRATION OF TRUST ESTATE

          5.01 Payment of Claims, Expenses and Liabilities. The Trustee shall pay from the Trust Assets all claims, expenses, charges, liabilities and obligations of the Trust as contemplated by this Agreement and as required by law.

          5.02 Distributions. (a) The Trustee shall make distributions to the Unit Holders of the Distributable Proceeds in accordance with the provisions of this Agreement at each such time as the Trustee has available at least $500,000 in Distributable Proceeds for distribution to the Unit Holders; provided, however, that, notwithstanding the foregoing, the Trustee must make a distribution of all Distributable Proceeds to the Unit Holders at least once per year after taking into account any payments that must be made in accordance with Section 5.01 hereof and after retaining such moneys as it determines is necessary to pay the on-going costs and expenses of prosecuting the Trust Actions, provided, further, that, notwithstanding the preceding clause, the Trustee must distribute at least 50% of the Distributable Proceeds on an annual basis. The Trustee shall distribute or cause to be distributed to the Unit Holders the Distributable Proceeds in an amount equal to each Unit Holder's pro rata share of such Distributable Proceeds as based on the number of Units held by each Unit Holder. Notwithstanding any provision herein to the contrary, the Trustee shall make a final distribution of the Distributable Proceeds and any remaining trust moneys and other Trust Assets in accordance with the terms of this Agreement prior to the termination of the Trust in accordance with Section 4.01 hereof.

               (b) No distribution shall be required to be made hereunder to any Unit Holder unless such Unit Holder is to receive at least $50 or unless such distribution is the final distribution to such holder pursuant to the Plan and this Agreement. Any such distribution not made in accordance with the provisions of this Section 5.02(b) shall be retained by the Trustee in an interest bearing account and shall be held in trust for the relevant Unit Holder until the earlier of (i) the date the next distribution is scheduled to be made to such Unit Holder, provided, however, that such subsequent distribution, taken together with amounts retained hereby, equals at least $50, or (ii) the final distribution to such Unit Holder.

          5.03 Reports. The Trustee shall file with the Court: (a) unaudited quarterly financial reports and an audited annual financial report regarding the financial condition and results of operation of the Trust, and
(b) a quarterly report concerning the status of all Trust Actions which have been filed with a court of competent jurisdiction. The Trustee shall provide a copy of such reports to any Unit Holder at such Unit Holder's request and cost. If the Trust becomes subject to the registration requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Trustee shall cause the Trust to register pursuant to, and comply with the applicable reporting requirements of, the Exchange Act and will issue reports to Unit Holders in accordance therewith.

          5.04 Notice of Change of Address. Each Unit Holder shall be responsible for providing the Trustee with written notice of any change in address. The Trustee is not obligated to make any effort to determine the correct address of a Unit Holder.

          5.05 Fiscal Year. The fiscal year of the Trust shall be the calendar year.

          5.06 Books and Records. The Trustee shall maintain, in respect of the Trust and the Unit Holders, books and records relating to the assets and the income of the Trust and the payment of expenses of the Trust, in such detail and for such period of time as may be necessary to enable it to make full and proper reports in respect thereof in accordance with the provisions of Section 5.03 and Article VI hereof and to comply with applicable provisions of law.

          5.07 Undeliverable Property. (a) If any distribution to a Beneficiary of Certificates or Distributable Proceeds is returned to the Trust as undeliverable, no further distribution thereof shall be made unless and until the Trust is notified in writing of such Beneficiary's then current address within the time period specified in Section 5.07(b). For purposes of this Agreement, undeliverable distributions shall include checks (as of the date of their issuance) sent to a Beneficiary, respecting distributions to such Beneficiary, which checks have not been cashed within six months following the date of issuance of such checks. Undeliverable distributions shall remain in the possession of the Trust until the earlier of (i) such time as the relevant distribution becomes deliverable and (ii) the time period specified in Section 5.07(b).

               (b) Any Beneficiary that does not assert a claim for an undeliverable distribution of Certificates or Distributable Proceeds held by the Trust within the later of (i) two years after the date hereof or (ii) one year after the date such distribution was originally made (but in no event longer than six months after all of the Distributable Proceeds have been distributed except for undeliverable distributions), shall no longer have any claim to or interest in such undeliverable distribution and shall forever be barred from receiving any further distributions under this Agreement. In such cases, title to and all Beneficial Interests in any such undeliverable distributions shall revert to or remain in the trust and shall be redistributed in accordance with Section 5.01(a) of this Agreement.

          5.08 Cash Payments. All payments required to be made by the Trustee to the Unit Holders shall be made in Cash denominated in U.S. dollars and, if in check form, drawn on a domestic bank selected by the Trustee.

                                ARTICLE VI

                                TAX MATTERS

          6.01 The Debtor, New WRT, the Beneficiaries and the Disbursing Agent shall treat the transfer to the Trust the Initial Contribution, the Trust Actions, and the right to receive any MEC Proceeds for the benefit of the holders of Allowed Class D-3 Claims and New WRT, for all purposes of the Internal Revenue Code of 1986, as amended (the "Code"), as a transfer of a pro rata portion of the Initial Contribution, the Trust Actions and the right to receive the MEC Proceeds to holders of Allowed Class D-3 Claims to the extent that such creditors are Beneficiaries followed by a deemed transfer of such pro rata portion by holders of Allowed Class D-3 Claims to the Trust and a transfer of the remainder of the Initial Contribution, the Trust Actions and the right to receive the MEC Proceeds by New WRT to the Trust.

          6.02 For all federal income tax purposes, the Beneficiaries will be treated as the grantors and deemed owners of the Trust. The Trustee will file returns for the Trust as a grantor trust pursuant to Section 1.671-4(a) of the Income Tax Regulations and will issue to the Unit Holders appropriate tax forms and statements required under the Code and Treasury Regulations to permit each Unit Holder to report and pay tax on its share of the Trust's taxable income.

          6.03 For all federal income tax purposes, the Trust Actions and the right to receive MEC Proceeds will be treated by the Debtor, New WRT, the Beneficiaries, the Disbursing Agent and the Trustee as having had no value at the time of their transfer to the Trusts on behalf and for the benefit of the Beneficiaries.

          6.04 The Trustee will take such actions as are necessary to make certain that all of the Trust's taxable income (including, but not limited to, all Proceeds, MEC Proceeds and earnings, if any, on Trust Assets) will be subject to federal income tax on a current basis. In accordance therewith, the Trustee will provide the Disbursing Agent with the appropriate tax information so that the Disbursing Agent can pay federal, state and local income tax in accordance with the Disbursing Agent Agreement. A Beneficiary which receives distributions with respect to which the Disbursing Agent has paid federal income tax pursuant to this Section 6.04 shall be treated for all other purposes of this Agreement and the Plan as having received a distribution equal to the amount of tax paid on its behalf by the Disbursing Agent.

                                ARTICLE VII

                   POWERS OF AND LIMITATIONS ON THE TRUSTEE

          7.01 Powers of the Trustee. Without limiting, but subject to the remaining provisions herein, the Trustee shall be expressly authorized to:

               (a) execute any documents and take any other actions related to, or in connection with, the liquidation of the Trust Assets and the exercise of the Trustee's powers granted herein;

               (b) hold legal title to any and all rights of the Beneficiaries in or arising from the Trust Assets;

               (c) protect and enforce the rights to the Trust Assets vested in the Trustee by this Agreement by any method deemed appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

               (d) deliver the Certificates and distributions on account of the Certificates to the Unit Holders in accordance with this Agreement;

               (e)     have exclusive power to prosecute the Trust Actions;

               (f) have exclusive power to settle or otherwise compromise the Trust Actions, subject, however, to Bankruptcy Court approval;

               (g) file, if necessary, any and all tax information returns with respect to the Trust and pay taxes properly payable by the Trust, if any, and make distributions to the Beneficiaries net of such taxes;

               (h) make all necessary filings in accordance with any applicable law, statute or regulation, including, but not limited to, the Exchange Act;

               (i) determine and satisfy any and all ordinary course liabilities created, incurred or assumed by the Trust;

               (j) pay all ordinary course expenses and make all other payment relating to the Trust;

               (k) retain and pay professionals, including but not limited to attorneys, necessary to carry out its obligations hereunder;

               (l) invest moneys received by the Trust or otherwise held by the Trust in accordance with Section 7.03 hereof; and

               (m) in the event that the Trustee determines that the Beneficiaries or the Trust may, will or have become subject to adverse tax consequences, in its sole discretion, take such actions that will, or are intended to, alleviate such adverse tax consequences.

          7.02     Limitations on Trustee.  (a)     The Trustee shall not at
any time, on behalf of the Trust or the Beneficiaries, (i) enter into or engage in any trade or business, (ii) take any steps to facilitate the development of an active trading market for the Certificates, (iii) make a market for the Certificates or encourage others to do so, (iv) list the Certificates on a national securities exchange or the Nasdaq Stock Market or
(v) collect or publish information about prices at which the Certificates are transferred.

               (b) No part of the Trust Assets shall be used or disposed of by the Trustee in furtherance of any trade or business. The Trustee shall, on behalf of the Trust, hold the Trust out as a trust in the process of liquidation and not as an investment company. The Trustee shall be restricted to the enforcement on behalf of and for the benefit of the Beneficiaries of the Trust Actions, the payments and distribution of the Proceeds for the purpose set forth in this Agreement and the conservation and protection of the Trust Assets and the administration thereof in accordance with the provisions of this Agreement.

          7.03 Investment of Trust Moneys. The Trustee shall invest the moneys received by the Trust or otherwise held in the Trust Estate in (i) short-term certificates of deposit or money market accounts maintained by or issued by domestic banks having in excess of $1 billion in capital and surplus and one of the two highest ratings given by both Moody's and Standard & Poors,
(ii) insured demand deposit accounts or certificates of deposit maintained by or issued by any savings institution or commercial bank insured by the United States government or any agency thereof and (iii) short-term marketable direct obligations of, or guaranteed as to principal and interest by, the United States government or any agency thereof; provided, however, that the maturities of any of the foregoing shall not exceed 30 days.

                              ARTICLE VIII

                         CONCERNING THE TRUSTEE

          8.01 Generally. The Trustee accepts and undertakes to discharge the Trust created by this Agreement upon the terms and conditions hereof. The Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of its own affairs. No provisions of this Agreement shall be construed to relieve the Trustee from liability for its own recklessness or its own intentional or willful and wanton misconduct resulting in personal gain, except that:

               (a) the Trustee shall not be liable for any action taken in good faith in reliance upon the advice of professionals;

               (b) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Trustee; and

               (c) the Trustee shall not be liable for any error of judgment made in good faith.

          8.02     Reliance by Trustee.  Except as otherwise provided in this
Agreement:

               (a) the Trustee may rely and shall be protected in acting upon any resolution, statement, instrument, opinion, report, notice, request, consent, order or other paper or document reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties;

               (b) the Trustee may consult with independent legal counsel to be selected by it and the advice or opinion of such counsel shall be full and complete personal protection to the Trustee and agents of the Trust in respect of any action taken or suffered by it in good faith and in reliance on, or in accordance with, such advice or opinion; and

               (c) persons dealing with the Trustee shall look only to the Trust Assets to satisfy any liability incurred by the Trustee to such person in carrying out the terms of this Agreement, and the Trustee shall have no personal or individual obligation to satisfy any such liability.

          8.03 Liability to Third Persons. No Beneficiary shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Assets or the affairs of the Trust, and no Trustee or agent of the Trust shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the Trust Assets or the affairs of this Trust, except for its own recklessness or its own intentional or willful and wanton misconduct resulting in personal gain; and all such persons shall look solely to the Trust Assets for satisfaction of claims of any nature arising in connection with affairs of the Trust. Nothing in this Section 8.03 shall be deemed to release any Beneficiary from any actions or omissions occurring prior to the Confirmation Date.

          8.04 Nonliability of Trustee for Acts of Others. Nothing contained in this Trust Agreement shall be deemed to be an assumption by the Trustee of any of the liabilities, obligations or duties of any of the other parties hereto or of the Debtor or New WRT; and shall not be deemed to be or contain a covenant or agreement by the Trustee to assume or accept any such liability, obligation or duty. Any successor Trustee may accept and rely upon any accounting made by or on behalf of any predecessor Trustee hereunder, and any statement or representation made as to the assets comprising the Trust Assets or as to any other fact bearing upon the prior administration of the Trust. A Trustee shall not be liable for having accepted and relied upon such accounting, statement or representation if it is later proved to be incomplete, inaccurate or untrue. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee, nor have a duty to enforce any claims against any predecessor Trustee on account of any such act or omission.

          8.05 Indemnity. The Trustee, its employees, officers, directors and principals (collectively, the "Indemnified Parties") shall be indemnified by the Trust from any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees, disbursements and related expenses) which the Indemnified Parties may incur or to which the Indemnified Parties may become subject in connection with any action, suit, proceeding or investigation brought by or threatened against the Indemnified Parties on account of the acts or omissions of the Trustee in its capacity as such, including, without limitation, the Trust Actions, provided, however, that the Trust shall not be liable to indemnify the Indemnified Parties for any of its acts or omissions constituting fraud, gross negligence or willful misconduct, and, provided further, that nothing in this Section 8.05 shall be deemed to restrict the Trustee's right to receive an indemnity based on acts or omissions taken in accordance with the provisions of Sections 8.01 and 8.02 hereof. Notwithstanding any provision herein to the contrary, the Indemnified Parties shall be entitled to obtain advances from the Trust to cover their expenses of defending themselves in any action brought against them as a result of the acts or omissions of the Trustee in its capacity as such, provided, however, that the Indemnified Parties receiving such advances shall repay the amounts so advanced to the Trust upon the entry of a Final Order finding that such Indemnified Parties were not entitled to any indemnity under the provisions of this Section 8.05.

          8.06     Bond.     The Trustee shall serve without bond.

                                  ARTICLE IX

                            COMPENSATION OF TRUSTEE

          9.01 Amount of Compensation. The Trustee shall receive compensation for its services in accordance with the terms set forth in that certain letter agreement dated as of July 10, 1997 between the Debtor and the Trustee.

          9.02 Expenses. The Trustee shall be entitled to reimburse itself from the Trust for all reasonable out-of-pocket expenses actually incurred by it in the performance of its duties in accordance with this Agreement.

                                   ARTICLE X

                         TRUSTEE AND SUCCESSOR TRUSTEES

          10.01 Generally. The Trustee shall initially be Goldin Associates, L.L.C. The Trustee represents that it is a limited liability corporation organized under the laws of the State of New York. If the Trustee shall ever change its name or reorganize, reincorporate or merge with or into or consolidate with any other entity, such Trustee shall be deemed to be a continuing entity and shall continue to act as a Trustee hereunder with the same liabilities, duties, powers, rights, titles, discretions and privileges as are herein specified for a Trustee.

          10.02 Resignation or Removal. The Trustee may resign and be discharged from the trusts hereby created by giving at least 30 days prior written notice thereof to each of the Beneficiaries. Such resignation shall become effective on the later to occur of (a) the date specified in such written notice, or (b) the effective date of the appointment of a successor Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment.

          10.03 Removal. The Trustee may be removed, with or without cause, by vote of Beneficiaries holding a majority of the total outstanding Units held by Beneficiaries. Such resignation shall become effective on the later to occur of (a) the date such action is taken by the Beneficiaries, or
(b) the effective date of the appointment of a successor Trustee in accordance with Section 10.04 hereof and such successor's acceptance of such appointment, but in no event more than thirty days after action is taken by the Beneficiaries.

          10.04 Appointment of Successor. In the event of the death, resignation, removal, incompetency, bankruptcy or insolvency of the Trustee, a vacancy shall be deemed to exist and a successor shall be appointed by a vote of the Beneficiaries who hold in the aggregate in excess of 50% of the total outstanding number of Units held by Beneficiaries present at a meeting of all Beneficiaries held after at least thirty days' written notice to each Beneficiary.

          10.05 Meeting. A meeting to be held pursuant to Sections 10.03 or 10.04 may be called by Beneficiaries holding at least 10% of the Units or, alternatively, by the Bankruptcy Court.

          10.06 Acceptance of Appointment by Successor Trustee. The death, resignation, removal, incompetency, bankruptcy or insolvency of the Trustee shall not operate to terminate the Trust created by this Agreement or to revoke any existing agency created pursuant to the terms of this Agreement or invalidate any action theretofore taken by the Trustee. Any successor Trustee appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the Bankruptcy Court for filing, and, in case of the Trustees resignation, to the retiring Trustee. Thereupon, such successor shall, without any further act, become vested with all the liabilities, duties, powers, rights, title, discretion and privileges of its predecessor in the Trust with like effect as if originally named Trustee and shall be deemed appointed pursuant to Section 1123(b) (3) (B) of the Bankruptcy Code to retain and enforce the Trust Actions for the benefit of the Beneficiaries. The retiring Trustee shall duly assign, transfer and deliver to such successor all property and money held by such retiring Trustee hereunder and shall, as directed by the Bankruptcy Court or reasonably requested by such successor, execute and deliver an instrument or instruments conveying and transferring to such successor upon the trust herein expressed, all the liabilities, duties, powers, rights, title, discretion and privileges of such retiring Trustee.

                                   ARTICLE XI

                         CONCERNING THE BENEFICIARIES

          11.01 No Suits by Beneficiaries. No Beneficiary shall have any right by virtue of any provision of this Agreement to institute any action or proceeding at law or in equity against any party other than the Trustee upon or under or with respect to the Trust Assets.

          11.02 Requirement of Undertaking. The Trustee may request the Bankruptcy Court to require, in any suit for the enforcement of any right or remedy under this Agreement, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, including reasonable attorneys' fees, against any party litigant in such suit; provided. however, that the provisions of this Section 11.02 shall not apply to any suit by the Trustee.

                                 ARTICLE XII

                                JURISDICTION

          The parties agree that the Bankruptcy Court shall have jurisdiction over the Trust, the Trustee, the Trust Actions and the remaining Trust Assets, including, without limitation, jurisdiction to determine all controversies and disputes arising under or in connection with this Agreement. Nevertheless, the Trustee shall have power and authority to bring any action in any court of competent jurisdiction to prosecute the Trust Actions.

                                ARTICLE XIII

                         MISCELLANEOUS PROVISIONS

          13.01 Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the United States of America; provided that the Trust and any interpretation or enforcement of the provisions of this Agreement shall be subject to the jurisdiction of the Bankruptcy Court as contemplated by Article XII hereof. The Trustee's interpretation of the provisions of this Agreement and the provisions of the Plan as they relate to the prosecution of the Trust Actions shall be deemed conclusive in the absence of a contrary interpretation of the Bankruptcy Court.

          13.02 Severability. In the event any provision of this Agreement or the application thereof to any person or circumstances shall be determined by Final Order of a court of proper jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to persons or circumstances or in jurisdictions other than those as to or in which it is held invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

          13.03 Cooperation. New WRT shall provide the Trustee, at no cost to the Trustee, the Trust or the Beneficiaries, with such access to its books, records and employees as the Trustee may reasonably request for the purpose of performing its duties and exercising its duties hereunder, including, without limitation, to assist the Trustee in prosecuting the Trust Actions.

          13.04 Notices. Any notice or other communication required or permitted to be made in accordance with this Agreement shall be in writing and shall be deemed to have been sufficiently given, for all purposes, if delivered personally or by telex or other telegraphic means or mailed by first class mail:

               (i) if to the Trustee, at 767 Fifth Avenue, 28th floor, New York, New York 10153, attention: Mr. Harrison J. Goldin.

               (ii) if to any Beneficiary, to the last known business or residential address of such Beneficiary, as the case may be, reflected in the Trustee's records.

               (iii) if to New WRT, at: 3303 FM 1960 West, Houston, Texas 77068, Attn: Mr. Gary C. Hanna.

          13.05 Headings. The headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          13.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers and the Trustee herein has executed this Agreement, as Trustee, effective as of the date first above written.

                                    WRT Energy Corporation


                                    By:
                                        ----------------------------
                                         Name:
                                         Title:


                                    Goldin Associates, L.L.C.


                                    By:
                                        ----------------------------
                                         Name:
                                         Title:

                                        			Exhibit L
           EXECUTION COPY


                  DISBURSING SERVICES AGREEMENT


          DISBURSING SERVICES AGREEMENT, dated as of May 2, 1997 (the "Agreement"), by and among WRT Energy Corporation, a Delaware corporation ("New WRT"), and IBJ Schroder Bank & Trust Company (the "Disbursing Agent").

          WHEREAS, on February 14, 1996, WRT Energy Corporation, a Texas corporation, and predecessor-in-interest to New WRT (the "Debtor"), filed a voluntary petition under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss 101 et seq. (as amended, the "Bankruptcy Code"), with the United States Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division (the "Bankruptcy Court"), and thereafter continued in the management and control of its business and property as debtor in possession pursuant to Bankruptcy Code ss 1107 and 1108;

          WHEREAS, the Debtor's and DLBW's Second Amended Plan of
Reorganization dated March 11, 1997 (the "Plan"), was confirmed by order of the Bankruptcy Court, dated May 2, 1997; and

          WHEREAS, pursuant to the Plan and the order of the Bankruptcy Court confirming the Plan, the Disbursing Agent was appointed Disbursing Agent (as defined under the Plan) and has assumed the duties and obligations of such position;

          NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

          1. Defined Terms. Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Plan or in the Liquidating Trust Agreement (the "Litigation Entity Agreement"), dated as of July 10, 1997, between New WRT and the Litigation Agent (as defined below).

          2. Retention and Acceptance. The Disbursing Agent hereby agrees to furnish, and New WRT agrees to accept, on an exclusive basis during the term of this Agreement, the services specifically described herein.

          3. Term and Termination. The term of this Agreement (the "Term") shall be from the date first above written until the date on which the Disbursing Agent is relieved of any further responsibilities as Disbursing Agent under the Plan and/or any applicable order of the Bankruptcy Court; provided, however, that this Agreement may be terminated prior to such date by New WRT or the Disbursing Agent upon thirty (30) days written notice to the other party.

          4. Maintain Database. The Disbursing Agent shall create a database of all Allowed Claims, Disputed Claims and Equity Interests as of the Distribution Record Date. The Debtor shall provide to the Disbursing Agent all information reasonably requested by the Disbursing Agent, in the format reasonably requested by the Disbursing Agent. The database shall include (i) for each Claim, the Claimant's name and address, the amount, classification and status of the Claim, whether the Claimant has, in a timely and proper manner in accordance with the terms and conditions of the Plan and the New WRT Subscription Rights Agreement, exercised the New WRT Subscription Rights, if any, received with respect to such Claim (and, if the Claim is an Allowed Claim, and the Claimant is an Oversubscribing Creditor, the Oversubscription Amount paid by such Claimant), (ii) for each Equity Interest, the holder's name and address and the number of shares of Common Stock and Preferred Stock held by the holder, (iii) for each holder of a Claim in Classes B-4, B-6, C-1 through C-10 and C-12 through C-16, information regarding all liens, security interests, notices of lis pendens and lawsuits filed by such holder, sufficient to permit the Disbursing Agent to verify such holder's compliance with the requirements of Section 11(g) of this Agreement and (iv) other appropriate information. The Disbursing Agent shall maintain the database throughout the Term and will update it continuously to reflect any Distributions made or any court order, stipulation or other determination affecting the status of a Disputed Claim. The database and all information contained therein (other than proprietary computer software) shall be the property of New WRT.

          5.   Disbursements in Respect of Allowed Claims.

               (a) Calculations; Initial Disbursement Report. As soon as practicable, but in no event later than five (5) Business Days prior to the Effective Date, the Disbursing Agent shall (i) calculate, in accordance with the Plan, as applicable, the amount of Cash, the number of shares of New WRT Common Stock (including New WRT Subscription Common Stock), including the number of such shares to be deposited in the Disputed Claims Reserve Account on account of Disputed Claims, and the number of New WRT Warrants to be distributed to each holder of an Allowed Claim or Equity Interest, (ii) calculate the amount of additional Cash required to be contributed by DLBW in accordance with the Commitment Agreement and Articles 29.4 and 29.6(b) of the Plan and provide DLBW with written notice thereof together with appropriate back-up for such calculation, (iii) calculate, in accordance with the Plan, the Litigation Entity Interests to be distributed to each holder of an Allowed Claim, including the Litigation Entity Interests to be issued to the Disbursing Agent to be deposited in the Disputed Claims Reserve Account on account of Disputed Claims, and (iv) prepare a detailed report, in a form acceptable to New WRT, of all disbursements of Cash, New WRT Common Stock (including New WRT Subscription Common Stock), Litigation Entity Interests and New WRT Warrants to be made on the Effective Date and of all Cash received pursuant to the Rights Offering (the "Initial Disbursement Report") and submit such report to New WRT for approval in advance of the making of any disbursements. Such calculation and the Initial Disbursement Report shall be subject to adjustment on the Effective Date. As set forth in the Litigation Entity Agreement, the Litigation Entity Interests will be evidenced by certificates for Units of Beneficial Interest in the trust established by the Litigation Entity Agreement which trust constitutes the Litigation Entity.

               (b) Disbursement Account; Transfer of Excess Cash. The Disbursing Agent shall establish one or more bank accounts, including the Disputed Claims Reserve Account (the "Disbursement Accounts"). On the Effective Date, (i) if (A) the total amount of Cash to be paid by the Disbursing Agent to the holders of Allowed Claims on the Effective Date, to be deposited in the Disputed Claims Reserve Account on account of Disputed Claims and to be transferred to the Litigation Entity pursuant to

Article 33.16 of the Plan (such amount being the "Aggregate Cash Uses") exceeds (B) the aggregate amount of Cash received by the Disbursing Agent pursuant to the Rights Offering, paid to the Disbursing Agent by DLBW pursuant to the Commitment Agreement and received from INCC pursuant to Article 33.11 of the Plan (such amount being the "Aggregate Cash Sources"), New WRT shall transfer into the appropriate Disbursement Accounts an amount of Cash equal to the amount by which the Aggregate Cash Uses exceeds the Aggregate Cash Sources, and (ii) if the Aggregate Cash Sources exceeds the Aggregate Cash Uses, the Disbursing Agent shall transfer to New WRT (into an account designated in writing by New WRT), an amount of Cash equal to the amount by which the Aggregate Cash Sources Exceeds the Aggregate Cash Uses. The Disbursing Agent shall keep New WRT informed of the amount of all checks written or wire transfers made by the Disbursing Agent pursuant to this Agreement against the Disbursement Account.

               (c) Cash Disbursements. As soon as practicable after the Effective Date, but in no event more than ten (10) Business Days after the Effective Date, the Disbursing Agent shall (i) write a check against or make a wire transfer from the appropriate Disbursement Account payable to the order of each holder of an Allowed Claim entitled to receive a Distribution of Cash in an amount equal to the Cash Distribution to be made on account of such Claim under the Plan and shall mail any such check to such holder and (ii) transfer $3,000,000 to the Litigation Entity, in accordance with such written transfer instructions as the litigation agent (the "Litigation Agent") appointed to manage the Litigation Entity may provide.

               (d) Distributions of New WRT Common Stock. As soon as practicable, but in no event later than three (3) Business Days prior to the Effective Date, the Disbursing Agent shall provide all necessary information to American Stock Transfer & Trust Company (the "Transfer Agent") and instruct the Transfer Agent to prepare and register certificates representing appropriate numbers of shares of New WRT Common Stock (including New WRT Subscription Common Stock) to be issued in respect of each Allowed Claim entitled to receive a Distribution of New WRT Common Stock. Such information shall be subject to adjustment on the Effective Date. The Disbursing Agent shall direct that all certificates be delivered to the Disbursing Agent. As soon practicable after the Effective Date, but in no event more than ten (10) Business Days after the Effective Date, the Disbursing Agent shall mail such certificates to the holders of such Allowed Claims.

               (e) Distributions of Litigation Entity Interests. As soon as practicable, but in no event later than three (3) Business Days prior to the Effective Date, the Disbursing Agent shall provide all necessary information to the Litigation Agent and instruct the Litigation Agent to prepare and register, in accordance with the terms of the Litigation Agreement, certificates representing the Litigation Entity Interests to be issued in respect of each Allowed Claim in Class D-3 and a certificate registered in the name of the Disbursing Agent representing the aggregate Litigation Entity Interests to be held by the Disbursing Agent on behalf of and for the benefit of holders of (i) Disputed Claims and (ii) to the extent that any Disputed Claim is disallowed in whole or in part, Allowed Claims as provided in the Plan and Section 6(f) hereof (such Litigation Entity Interests being the "Disputed Interests"). Such information shall be subject to adjustment on the Effective Date. The Disbursing Agent shall direct that all certificates be delivered to the Disbursing Agent. As soon practicable after the Effective Date, but in no event more than ten (10) Business Days after the Effective Date, the Disbursing Agent shall mail such certificates to the holders of such Allowed Claims and shall deposit with the Disbursing Agent in the Disputed Claims Reserve Account a certificate representing the Disputed Interests.

               (f) Distributions of New WRT Warrants. If New WRT Warrants are to be distributed pursuant to the Plan, as soon as practicable, but in no event later than three (3) Business Days prior to the Effective Date, the Disbursing Agent shall provide all necessary information to the Transfer Agent and instruct the Transfer Agent to prepare and register certificates representing appropriate numbers of New WRT Warrants to be issued in respect of each Allowed Claim and Equity Interest entitled to receive a Distribution of New WRT Warrants. Such information shall be subject to adjustment on the Effective Date. The Disbursing Agent shall direct that all certificates be delivered to the Disbursing Agent. As soon practicable after the Effective Date, but in no event more than ten (10) Business Days after the Effective Date, the Disbursing Agent shall mail such certificates to the holders of such Allowed Claims and Equity Interests, provided that the Transfer Agent has delivered such certificates to the Disbursing Agent no more than five (5) Business Days after the Effective Date; if the Disbursing Agent does not receive such certificates by such date, the Disbursing Agent shall mail such certificates to such holders as soon as practicable, but in no event more than five (5) Business Days after, its receipt of such certificates.

               (g) Excess Oversubscription. If the Disbursing Agent determines that the Total Oversubscription Amount exceeds the Disputed Exercise Price, the Disbursing Agent shall, as soon as practicable but in any event within three (3) Business Days after the Subscription Rights Election Deadline, write a check against or make a wire transfer from the appropriate Disbursement Account payable to the order of each Oversubscribing Creditor in an amount equal to such Oversubscribing Creditor's Excess Oversubscription Amount and shall mail any such check to such Oversubscribing Creditor.

               (h) Notice to the Disbursing Agent. New WRT shall notify the Disbursing Agent by telecopy of (i) the date on which the Effective Date is expected to occur, as soon as practicable after such date is determined and
(ii) the occurrence of the Effective Date, as soon as practicable after such occurrence.

          6.   Disputed Claims.

               (a) Calculate Amount of Reserves. As soon as practicable, but in no event later than three (3) Business Days prior to the Effective Date, the Disbursing Agent shall calculate, in accordance with the Plan, the amount of Cash (including the Disputed Subscription Purchase Price), the number of shares of New WRT Common Stock (including Disputed New WRT Subscription Common Stock) and the Disputed Interests to be held in reserve in respect of each Disputed Claim. Such calculation shall be subject to adjustment on the Effective Date based upon information provided by the Debtor with respect to the allowance or disallowance of Disputed Claims. The Disbursing Agent shall notify WRT of the aggregate amount of Cash and the aggregate number of shares of New WRT Common Stock to be deposited in

Disputed Claims Reserve Account and shall notify the Litigation Agent and New WRT of the Disputed Interests to be issued to the Disbursing Agent and deposited in the Disputed Claims Reserve Account.

               (b) Allocate Interest and Dividends. The Disbursing Agent shall monitor the accrual of interest or other earnings on Cash balances in the Disputed Claim Reserve Account, and the declaration and payment of any dividends or other distributions in respect of New WRT Common Stock and Litigation Entity Interests held in the Disputed Claims Reserve Account, and shall allocate the appropriate portion of such interest and distributions to each Disputed Claim.

               (c) Disbursement Upon Allowance of Disputed Claim. At such time as all or any portion of a Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall:

                    (i) write a check against or make a wire transfer from the appropriate Disbursement Account payable to the order of the holder of such Allowed Claim for the amount of the Distribution of Cash payable with respect to such Allowed Claim (including the interest, other earnings thereon and any dividends or other distributions received by the Disbursing Agent in respect of any New WRT Common Stock and Litigation Entity Interests issuable in respect of such Claim), net of any taxes or the pro rata share of other applicable charges identified by New WRT, if any;

                    (ii) instruct the Transfer Agent to register and issue a certificate for the number of shares of New WRT Common Stock (including, if such Disputed Claim is an Exercised Disputed Claim, New WRT Subscription Common Stock) issuable in respect of such Allowed Claim, if any;

                    (iii) authorize the wire transfer or deliver the check and any such certificates of New WRT Common Stock and Litigation Entity Interests to the holder of the Allowed Claim; and

                    (iv) if such Disputed Claim is an Exercised Disputed Claim, write a check against or make a wire transfer from the Disputed Claims Reserve Account payable to the order of each Oversubscribing Creditor in an amount equal to such Oversubscribing Creditor's Pro Rata Disputed Percentage of the Subscription Purchase Price for the New WRT Subscription Common Stock, if any, issued and distributed under this Section 6(c) on account of such Allowed Claim, and mail any such check to such Oversubscribing Creditor.

               (d) Disbursement Upon Disallowance of Disputed Claim. At such time as all or any portion of a Disputed Claim is determined by Final Order (a copy of which shall be provided to the Disbursing Agent) not to be an Allowed Claim (such Disputed Claim or portion thereof being the "Disallowed Claim"), the Disbursing Agent shall instruct the Transfer Agent to register and issue any New WRT Common Stock reserved on account of such Disallowed Claim in the name of, and shall distribute certificates representing any such New WRT Common Stock to, the holders of Claims in Class D-3 (or, in the case of holders of Disputed Claims, such shares of New WRT Common Stock shall not be registered and issued, but instead shall be deposited in the Disputed Claims Reserve Account), in accordance with Article 27 of the Plan. The Disbursing Agent shall transfer to New WRT, from the Disputed Claims Reserve Account, any Cash reserved on account of such Disallowed Claim.

               (e) Disbursement Upon Disallowance of Exercised Disputed Claim. At such time as all or any portion of an Exercised Disputed Claim is determined by Final Order not to be an Allowed Claim (such Exercised Disputed Claim or portion thereof being the "Disallowed Exercised Claim"), the Disbursing Agent shall, in addition to the disbursements set forth in Section 6(d) of this Agreement:

                    (i) write a check against or make a wire transfer from the appropriate Disbursement Account payable to the order of the holder of such Disallowed Exercised Claim in an amount equal to the Subscription Purchase Price for the Repurchased New WRT Subscription Common Stock purchased by the holder of such Disallowed Exercised Claim on account of such Disallowed Exercised Claim, and mail any such check to such holder;

                    (ii) instruct the Transfer Agent to register and issue New WRT Common Stock certificates in the name of each Oversubscribing Creditor for the number of shares equal to such Oversubscribing Creditor's Pro Rata Disputed Percentage of such Repurchased New Subscription WRT Common Stock;

                    (iii) write a check against or make a wire transfer from the Disputed Claims Reserve Account payable to the order of each Oversubscribing Creditor in an amount equal to any dividends or other distributions received by the Disbursing Agent in respect of the Repurchased New WRT Subscription Common Stock issuable to such Oversubscribing Creditor pursuant to this Section 6(e), net of any taxes or the pro rata share of other applicable charges identified by New WRT, if any; and

                    (iv) authorize the wire transfers or deliver the checks and such certificates of New WRT Common Stock to the Oversubscribing Creditors.

               (f) Disbursement of the Disputed Interests. No less frequently than (A) annually after the Effective Date and (B) as soon as practicable, but in any event within five (5) Business Days after the first date on which all Disputed Claims within or potentially within Class D-3 have been allowed or disallowed by Final Order, the Disbursing Agent shall provide all necessary information to the Litigation Agent and instruct the Litigation Agent to prepare and register, in accordance with the terms of the Litigation Agreement, certificates representing the Litigation Entity Interests to be issued in respect of each Allowed Claim in Class D-3 pursuant to Article 27.3 of the Plan. The Disbursing Agent shall direct that all certificates be delivered to the Disbursing Agent. As soon practicable, but in no event more than three (3) Business Days after receipt of such certificates, the Disbursing Agent shall issue to each holder in Class D-3 a certificate representing such holder's Interim Pro Rata Percentage or Pro Rata Percentage, as the case may be, of the Litigation Entity Interests less all Litigation Entity Interests previously distributed to such holder, if any. The

Disbursing Agent shall deliver or cause to be delivered such certificates to each such holder together with a check against the Disputed Claims Reserve Account payable to the order of such holder in an amount equal to the distributions theretofore received by the Disbursing Agent from the Litigation Entity with respect to such Litigation Entity Interests. The Litigation Agent shall also, if applicable, deliver to the Disbursing Agent a new certificate representing the Disputed Interests, in exchange for which the Disbursing Agent shall cancel and return to the Litigation Agent any certificate then held by the Disbursing Agent representing Disputed Interests.

          7. Distributions to DLBW. As soon as practicable, but in no event later than five (5) Business Days prior to the Effective Date, the Disbursing Agent shall calculate, in accordance with the Plan and the Commitment Agreement, the number of shares of New WRT Common Stock (including New WRT Subscription Common Stock) and Litigation Entity Interests to be issued to DLBW on the Effective Date, and shall submit to DLBW, New WRT and the Litigation Agent a report setting forth such calculation and appropriate back-up therefor. At least two (2) Business Days prior to the Effective Date, DLBW shall designate in writing the name(s) in which such shares of New WRT Common Stock and Litigation Entity Interests should be registered. The Disbursing Agent shall provide such information to the Transfer Agent and the Litigation Agent and instruct the Transfer Agent and Litigation Agent to prepare and register certificates representing appropriate numbers of shares of New WRT Common Stock and appropriate number of Litigation Entity Interests, respectively, to be issued to DLBW in accordance with such designation. The Disbursing Agent shall direct that all certificates be delivered to the Disbursing Agent. On the Effective Date the Disbursing Agent shall deliver such certificates to DLBW, provided that the Transfer Agent has delivered such certificates to the Disbursing Agent at least one (1) Business Day prior to the Effective Date; if the Disbursing Agent does not receive such certificates by such date, the Disbursing Agent shall deliver such certificates to DLBW as soon as practicable, but in no event more than one (1) Business Day after, its receipt of such certificates.

          8. Unclaimed Distributions. Any Cash, New WRT Common Stock, Litigation Entity Interests or New WRT Warrants disbursed in respect of an Allowed Claim or Equity Interest by the Disbursing Agent and returned as not claimed by the addressee or which is otherwise undeliverable shall, in accordance with Article 27.6 of the Plan, be held in the Disputed Claim Reserve Account for the benefit of the holder of such Allowed Claim for a period of six months following the Effective Date. During such six-month period, the Disbursing Agent shall require the presentation of proper proof of any person alleging to be the holder of such Allowed Claim and, if proper proof is proffered, the Disbursing Agent shall cause the Cash, New WRT Common Stock, Litigation Entity Interests or New WRT Warrants relating to such Allowed Claim or Equity Interest to be disbursed in the manner provided for in
Section 5 hereof. After such six-month period, the Disbursing Agent shall (i) transfer any such Cash to New WRT, (ii) return any such New WRT Warrants to the Transfer Agent and instruct the Transfer Agent to cancel such New WRT Warrants and (iii) instruct the Transfer Agent and the Litigation Agent to register and issue any such New WRT Common Stock and Litigation Entity Interests, respectively, in the name of, and shall distribute certificates representing any such New WRT Common Stock and Litigation Entity Interests, respectively, to, the holders of Claims in Class D-3 (or, in the case of holders of Disputed Claims, such shares of New WRT Common Stock shall not be registered and issued, but instead shall be deposited in the Disputed Claims Reserve Account and such Litigation Entity Interests shall be reissued in the name of the Disbursing Agent and deposited in the Disputed Claims Reserve Account) in accordance with Article 27 of the Plan.

          9. Consultation with Committee. While the Committee shall exist, New WRT shall promptly notify the Committee of any calculation made or report presented by the Disbursing Agent pursuant to this Agreement, consult with the Committee and use best efforts to resolve any issues with the Committee. The Disbursing Agent shall provide copies of each report and any other information prepared pursuant to this Agreement to the Committee.

          10. Compliance with Tax Requirements. In connection with any disbursement made by the Disbursing Agent hereunder, the Disbursing Agent shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all distributions hereunder shall be subject to such withholding and reporting requirements. Without limiting the generality of the foregoing, the Disbursing Agent shall issue a Form 1099 (or a Form 1042S, if applicable) to each person receiving a distribution under the Plan.

          11.   Additional Provisions Relating to Disbursements.

               (a) Form of Distributions. Any Cash payment made pursuant to the Plan greater than $100,000 to the holder of a Claim shall be made by wire transfer, provided that the Disbursing Agent has received wire transfer instructions for such holder; otherwise, Cash payments may be made by a check or wire transfer or as otherwise required.

               (b) Rounding. Whenever a payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction down to the nearest whole cent.

               (c) Distributions of Fractional Shares. Fractional shares of New WRT Common Stock and fractional Litigation Entity Interests shall not be issued or distributed. Whenever the applicable provisions of the Plan would otherwise result in a fractional share or interest, the actual Distribution of shares of New WRT Common Stock or Litigation Entity Interests shall reflect a rounding down to the nearest whole share or interest. The Disbursing Agent shall direct New WRT and the Litigation Agent to cancel any fractional shares of New WRT Common Stock or fractional Litigation Entity Interests not otherwise provided for in the Plan.

               (d) Disputed Payments. In the event that any dispute arises as to the right of any holder of an Allowed Claim to receive any payment or distribution to be made under the Plan, New WRT may instruct the Disbursing Agent either to make such payment or distribution or, in lieu thereof, to make such payment or distribution into an escrow account or to hold such payment or distribution until the disposition of such dispute shall be determined by order of the Bankruptcy Court or by written agreement among the interested parties to such dispute. In addition, in the event of any dispute or uncertainty regarding any payment or distribution, the Disbursing Agent may request instructions from New WRT and may make such payment or distribution into an escrow account or hold such payment or distribution until such instructions are received.

               (e) Set-offs. The Disbursing Agent shall record a reduction in the amount of any Disputed Claim by any amount which New WRT informs the Disbursing Agent in writing is to be set off against payment of such Disputed Claim.

               (f) Surrender and Cancellation of Instruments. As a condition to making any disbursement to a holder of a Senior Note, such holder shall have surrendered the certificates evidencing such holder's ownership of such Senior Note or delivered to the Disbursing Agent or the Debtor a completed Affidavit for Lost Security and Form of Indemnity on Paying Lost Bond substantially in the form annexed hereto as Exhibits A and B, which completed forms are hereby deemed satisfactory proof of the destruction, loss or theft of such certificate. On the Effective Date, the Disbursing Agent shall obtain from the Debtor a list of all holders of Senior Notes that have surrendered their respective certificates or delivered the above-described forms and reconcile the information provided with that in its database and make disbursements in respect of such claims as soon as practicable after the Effective Date, but in no event later than ten (10) Business Days following the Effective Date. With respect to any certificates or lost security forms received after the Effective Date, the Disbursing Agent shall reconcile the information therein with that in its database and make disbursements in respect of such Senior Notes as soon as practicable but only after appropriate reconciliation. As soon as practicable after the Effective Date, the Disbursing Agent shall forward to New WRT all outstanding certificates, notes, debentures and other instruments to be canceled on the books of the Debtor.

               (g)  Releases of Liens.

                    (i) Statutory Liens. As a condition to making any Distribution to a holder of an Allowed Claim in any of Classes C-1 through C-10 or C-12 through C-16, such holder shall have delivered to the Disbursing Agent a duly executed Release of Lien(s) in the form attached hereto as Exhibit C, a certified copy of an order of the appropriate court dismissing with prejudice all lawsuits filed by such holder against the Debtor with respect to such Claim and a duly executed and recordable release or withdrawal of any notice of lis pendens filed by such holder with respect to such Claim (all such documents being referred to herein collectively as the "Termination Documents"), in each case in form and substance satisfactory to New WRT. Promptly upon receiving such Termination Documents and making such Distribution to such holder, the Disbursing Agent shall deliver such Termination Documents to New WRT.

                    (ii) Contractual Liens. As a condition to making any Distribution to a holder of an Allowed Secured Claim in either Class B-4 or B-6, such holder shall have delivered to the Disbursing Agent a duly executed and recordable financing statement on Form UCC-3 and any other documents necessary to release or withdraw all liens, notices of lis pendens or other security interests filed with respect to such Claims, in each case in form and substance satisfactory to New WRT. Promptly upon receiving such documents and making such Distribution to such holder, the Disbursing Agent shall deliver such documents to New WRT.

          12. Reports to New WRT. In addition to the Initial Disbursement Report, the Disbursing Agent shall prepare and deliver to New WRT and the Committee, if applicable, all such reports relating to the subject matter of this Agreement as New WRT or the Committee shall reasonably request.

          13. Respond to Claimant's Inquiries. The Disbursing Agent shall make its personnel available to respond to the inquiries of holders of Claims or their representatives concerning distributions made or to be made under the Plan.

          14. Compensation of the Disbursing Agent. New WRT agrees to pay the Disbursing Agent, at the rates indicated on the Schedule of Fees and Expenses attached hereto, for all services furnished by the Disbursing Agent pursuant to this Agreement. The Disbursing Agent will bill New WRT monthly for all fees and expenses hereunder. All invoices shall be due and payable in full upon receipt. In addition to all charges, New WRT shall pay to the Disbursing Agent all sales taxes, if subject thereto, applicable to the services performed by the Disbursing Agent for New WRT under this Agreement.

          15.   Liability and Indemnification.

               (a) Liability. No officer, director, stockholder or representative of the Disbursing Agent shall be personally liable for any obligation of the Disbursing Agent hereunder. The Disbursing Agent and New WRT acknowledge that there are no third-party beneficiaries to this Agreement.

               (b) Indemnification. New WRT shall indemnify and hold harmless the Disbursing Agent and its directors, officers and employees from and against any liability, loss, expenses or damages arising out of any claim asserted or threatened to be asserted in connection with the Disbursing Agent's serving or having served as the agent of New WRT pursuant to this Agreement, other than any liability, loss, expenses or damages arising from the gross negligence, willful misconduct by the Disbursing Agent, its directors, officers or employees.

          16.   Miscellaneous

               (a) Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally or otherwise transmitted (with proper answer back received) or, if mailed, two days after the date of mailing, as follows:

          (i)  if to New WRT, to:

               WRT Energy Corporation
               5718 Westheimer, Suite 1201
               Houston, Texas  77057
               Attention:  Ray Landry
               (fax no. (713) 706-4083)

          (ii)  if to DLBW, to:

                DLB Oil & Gas, Inc.
                1601 N.W. Expressway, Suite 700
                Oklahoma City, Oklahoma  73118-1401
                Attention:  Mark Liddell
                (fax no. (405) 848-9449)

                       -and-

                Wexford Management LLC
                411 West Putnam Avenue
                Greenwich, Connecticut  06830
                Attention:  Arthur Amron, Esq.
                (fax no. (203) 862-7132)

                with a copy to:

                Schulte Roth & Zabel LLP
                900 Third Avenue
                New York, New York  10022
                Attention:  Jeffrey S. Sabin, Esq.
                (fax no. (212) 593-5955)

          (iii)  if to the Disbursing Agent, to:

               IBJ Schroder Bank & Trust Company
               1 State Street
               New York, New York  10004
               Attention:  Corporate Finance Trust Services
               (fax no. (212) 858-2952)

          (iv)  if to the Committee, to:

                The Official Committee of Unsecured Creditors
                c/o Stroock & Stroock & Lavan LLP
                180 Maiden Lane
                New York, New York  10038-4982
                Attention:  Robert Raskin, Esq.
                (fax no. (212) 806-6006)

               (b) Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof.

               (c) Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived only by a written instrument signed by all of the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, or any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

               (d) No Association. This Agreement is not intended to create and shall not be interpreted as creating an association, partnership, trust or joint venture of any kind.

               (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

               (f) Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the Disbursing Agent and its successors and assigns and New WRT and its successors and assigns.

               (g) Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

               (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              WRT ENERGY CORPORATION



                              By: _______________________________
                              Name: _____________________________
                              Title: ____________________________


                              IBJ SCHRODER BANK & TRUST COMPANY


                              By: _______________________________
                              Name: _____________________________
                              Title: ____________________________

                  SCHEDULE OF FEES AND EXPENSES


                           [TO BE ADDED]

                                                       EXHIBIT A

                   FORM OF AFFIDAVIT FOR LOST SECURITY

State of           )
                   ) : ss
County of          )

          The undersigned, being first duly sworn, deposes and says:

          1.   My name is ___________________, I am _____________ years of age, and I reside at _________________________________.

          2. I am [TITLE] of [HOLDER] and I am familiar with [HOLDER]'s books and records.

          3. [I am] [Holder is] the lawful owner of a 13 7/8% Senior Note of New WRT Energy Corporation, a Texas corporation, numbered ________, for $________ ([dollar amount in words]) face value, which bond has been lost or stolen.

          4. The bond was wholly owned by [me] [Holder] on the date of the loss or theft, and has not been sold, assigned or otherwise transferred by [me] [Holder] or with [my] [Holder's] consent.

          5. After a diligent search, I have determined that the bond was lost or stolen on or about _____________, 19__. To the best of my knowledge, the circumstances surrounding such loss or theft are as follows:
______________________________________.

          6. I have made the following attempts to find and recover the bond, namely: _____________________________________________________________.

                              _________________________________
                                     [Name of Holder]

Subscribed and sworn to this ____ day of ___________, 1997.

_____________________________
Name:
Title:

                                                        EXHIBIT B

              FORM OF INDEMNITY ON PAYING LOST NOTE

          WHEREAS, New WRT Energy Corporation, a Texas corporation, did, by its note or obligation dated _____________, 19__ (the "Original Note") became bound to pay [name of holder (the "Holder") the sum of $_________ ([dollar amount in words]), on or before ____________, 2002; and

          WHEREAS, the Original Note is alleged to be lost, or so mislaid that it cannot be found; and

          WHEREAS, ____________________ (the "Disbursing Agent"), on the date hereof, at the request of the Holder, and on the Holder's promise of indemnity has made to the Holder full satisfaction for the Original Note.

          NOW THEREFORE, the Holder hereby agrees that:

          1. It shall at all times indemnify and save the Disbursing Agent, its successors or assigns, harmless from and against all suits, actions, damages, costs, charges, and expenses by reason of the Original Note, or any of the money paid on account of such Original Note.

          2. It shall retain a net worth equal to the face value of the Original Note for a period of time not less than one year from the date hereof and shall in the event the Holder's net worth falls below such amount, immediately post a bond to secure the indemnity provided herein.

          3. If the Holder, [its heirs, executors, or administrators, or any or either of them], finds the Original Note, or the Original Note comes into its [, their or any of their] hands, custody or power, or the hands, custody or power of any other person for them, then it shall deliver, or cause to be delivered, the Original Note to the Disbursing Agent, its successors or assigns, in order to be canceled. Upon delivery to the Disbursing Agent of the Original Note, the obligation under this indemnity shall be void.

          IN WITNESS WHEREOF, I have hereunto signed my name this _____ of ___________, 1997.



_____________________________________
Name:
Title:

                                                        EXHIBIT C


                        RELEASE OF LIEN AND PRIVILEGE


STATE OF LOUISIANA

PARISH OF __________


          KNOW ALL MEN BY THESE PRESENTS, THAT:

          WHEREAS, by instrument dated __________, a Lien and Privilege was executed on behalf of _________________________________, against WRT Energy Corporation for services rendered and materials, supplies and equipment furnished in connection with the drilling and completion of the ____________________ well located in the ________________ of ______________
Parish, Louisiana, which Lien and Privilege was recorded on ________________, in Book __________________ under entry Number _________________ of the
Mortgage Records of __________________ Parish, Louisiana; and

          WHEREAS, the account on which said Lien and Privilege was filed has now been satisfied and paid in full.

          NOW, THEREFORE, for and in consideration of the premises, ______________________, herein represented by its duly authorized agent and attorney-in-fact does hereby release and relinquish the above described Lien and Privilege dated ____________, and does further authorize, direct and empower the Clerk of the Court for _______________ Parish, Louisiana, to cancel and erase the inscription of said Lien and Privilege from the records of his office.

          IN WITNESS WHEREOF this instrument has been executed in multiple originals in the presence of the undersigned competent witnesses on this the ____ day of _______,1997.

WITNESSES:

_____________________
_____________________



     _______________________________


     By:____________________________
        Title:

STATE OF LOUISIANA

PARISH OF _________


          BEFORE ME, the undersigned authority, a Notary Public in and for the aforesaid Parish and State, on this day personally came and appeared ________________________, who, after being duly sworn, deposed and said that he is the Agent and Attorney-in-Fact for ____________________ and that he executed the above and foregoing instrument for and on behalf of said corporation as the free act and deed of said corporation.

          SWORN TO AND SUBSCRIBED before me on this ____ day of ____________, 1997.



                            _____________________________________
                              NOTARY PUBLIC
                              STATE OF ____________________




* Pursuant to Item 102(a) of Regulation S-T, such exhibits are not required to be refiled with this filing.










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